UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

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BENEFITFOCUS, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of May 31, 2019

Annual Meeting and

2019 Proxy Statement

100 Benefitfocus Way

Charleston, South Carolina 29492

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 31, 2019

To the Stockholders of Benefitfocus, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of Benefitfocus, Inc. will be held on May 31, 2019, at our principal executive offices located at 100 Benefitfocus Way, Charleston, South Carolina 29492 at 9:00 AM EDT. The meeting is called for the following purposes:

1.	To elect the three Class III directors named in the Proxy Statement for a three-year term expiring in 2022 or until their successors have been elected and qualified;

2.	To approve the Benefitfocus, Inc. Second Amended and Restated 2012 Stock Plan;

3.	To hold an advisory (nonbinding) vote on named executive officer compensation;

4.	To hold an advisory (nonbinding) vote on the frequency of future stockholder advisory votes on named executive officer compensation;

5.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019; and

6.	To consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

These matters are more fully described in the Proxy Statement accompanying this Notice.

If you were a stockholder of record of Benefitfocus common stock as of the close of business on April 8, 2019, you are entitled to receive this Notice and vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof, provided that the board of directors may fix a new record date for an adjourned meeting. Our stock transfer books will not be closed. A list of the stockholders entitled to vote at the meeting may be examined at our principal executive offices in Charleston, South Carolina during ordinary business hours for the 10-day period preceding the meeting for any purposes related to the meeting.

We are furnishing these proxy materials (including an electronic Proxy Card for the meeting) and our 2018 Annual Report to Stockholders (including our 2018 Annual Report on Form 10-K) to stockholders via the Internet. On or about April 19, 2019, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2018 Annual Report to Stockholders and how to vote.

You are cordially invited to attend the meeting. Whether or not you expect to attend, the board of directors respectfully requests that you vote your stock in the manner described in the Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting.

By Order of the Board of Directors of Benefitfocus, Inc.,

/s/ Mason R. Holland, Jr.
Mason R. Holland, Jr.
Executive Chairman of the Board

Charleston, South Carolina
Dated: April 19, 2019

BENEFITFOCUS, INC.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held May 31, 2019

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BENEFITFOCUS, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 31, 2019

Information Concerning Solicitation and Voting

This Proxy Statement is furnished to the holders of our common stock in connection with the solicitation of proxies on behalf of the board of directors for use at the Annual Meeting of Stockholders to be held on May 31, 2019 at 9:00 AM EDT at our principal executive offices located at 100 Benefitfocus Way, Charleston, South Carolina 29492, or for use at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 8, 2019 are entitled to notice of and to vote at the meeting.

In accordance with the rules of the Securities and Exchange Commission, or SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including the Notice, this Proxy Statement, our 2018 Annual Report to Stockholders, including financial statements, and a Proxy Card for the meeting, by providing access to them on the Internet to save printing costs and benefit the environment. These materials were first available on the Internet on April 19, 2019. We mailed a Notice of Internet Availability of Proxy Materials on or about April 19, 2019 to our stockholders of record and beneficial owners as of April 8, 2019, the record date for the meeting. This Proxy Statement and the Notice of Internet Availability contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the Proxy Card or Voter Instruction Card that you will receive in response to your request.

Each holder of our common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholder votes will be tabulated by persons appointed by the board of directors to act as inspectors of election for the meeting.

We bear the expense of soliciting proxies. Our directors, officers, or employees may also solicit proxies personally or by telephone, telegram, facsimile, or other means of communication. We do not intend to pay additional compensation for doing so. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners.

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QUESTIONS AND ANSWERS ABOUT THE 2019 ANNUAL MEETING

Q:	Who may vote at the meeting?

A:

The board of directors set April 8, 2019 as the record date for the meeting. If you owned shares of our common stock at the close of business on April 8, 2019, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 8, 2019, there were 32,529,985 shares of our common stock outstanding and entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares, a stockholder of record. As a stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the Annual Meeting of Stockholders.

If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. In that case, the Notice of Internet Availability of Proxy Materials or proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability or proxy materials.

Q:	What is the quorum requirement for the meeting?

A:

A majority of our outstanding shares of capital stock entitled to vote, represented in person or by proxy, as of the record date must be present at the meeting in order for us to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	Are present and entitled to vote in person at the meeting;

•	Properly submitted a Proxy Card or Voter Instruction Card; or

•	Do not provide your broker with instructions on how to vote, but the broker submits the proxy nonetheless (a broker non-vote).

Broker non-votes are counted for purposes of determining whether a quorum exists. Broker non-votes occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares, but the broker submits that person’s proxy nonetheless. If you are present in person or by proxy at the meeting but withhold your vote or abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote.

The proposals listed in this Proxy Statement identify the votes needed to approve the proposed actions.

Q:	What proposals will be voted on at the meeting?

A:	The meeting is called to vote on the following proposals:

1.	To elect the three Class III directors named in the Proxy Statement for a three-year term expiring in 2022 or until their successors have been elected and qualified;

2.	To approve the Benefitfocus, Inc. Second Amended and Restated 2012 Stock Plan;

3.	To hold an advisory (nonbinding) vote on named executive officer compensation;

4.	To hold an advisory (nonbinding) vote on the frequency of future stockholder advisory votes on named executive officer compensation; and

5.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the proxy named in the Proxy Card or Voter Instruction Card will vote the shares it represents using its best judgment.

Q:	Can I access these proxy materials on the Internet?

A:

Yes. The Notice of Annual Meeting, Proxy Statement, and 2018 Annual Report to Stockholders (including the 2018 Annual Report on Form 10-K), are available for viewing, printing, and downloading at www.proxyvote.com. Our Annual Report on Form 10-K for the year ended December 31, 2018 is also available under the Company—Investors—Finances—Annual Meeting Materials section of our website at www.benefitfocus.com and through the SEC’s EDGAR system at http://www.sec.gov. All materials will remain posted on www.proxyvote.com at least until the conclusion of the meeting.

Q:	How may I vote my shares in person at the meeting?

A:

If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	How can I vote my shares without attending the meeting?

A:

If your common stock is held by a broker, bank, or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•	Via the Internet by accessing the proxy materials on the secured website www.proxyvote.com and following the voting instructions on that website;

•	Via telephone by calling toll free 1-800-690-6903 and following the recorded instructions; or

•

By requesting that printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability of Proxy Materials and completing, dating, signing and returning the Proxy Card that you receive in response to your request.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 PM EDT on May 30, 2019. Of course, you can always come to the meeting and vote your shares in person. If you submit or return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by the board of directors, as permitted by law.

Q:	How can I change my vote after submitting it?

A:	If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•

Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 100 Benefitfocus Way, Charleston, South Carolina 29492 at or before the taking of the vote at the meeting;

•

Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 100 Benefitfocus Way, Charleston, South Carolina 29492 at or before the taking of the vote at the meeting;

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy); or

•

If you voted by telephone or via the Internet, voting again by the same means prior to 11:59 PM EDT on May 30, 2019 (your latest telephone or Internet vote, as applicable, will be counted and all earlier votes will be disregarded).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker, or other holder of record. You may also vote in person at the meeting if you obtain a legal proxy from them as described in the answer to a previous question.

Q:	Where can I find the voting results of the meeting?

A:	We plan to announce the preliminary voting results at the meeting. We will publish the results in a Form 8-K filed with the SEC within four business days of the meeting.

Q:	For how long can I access the proxy materials on the Internet?

A:

The Notice of Annual Meeting, Proxy Statement, 2018 Annual Report to Stockholders, and Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are also available, free of charge, in PDF and HTML format under the Company—Investors—Finances—Annual Meeting Materials section of our website at www.benefitfocus.com and will remain posted on this website at least until the conclusion of the meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

The board of directors currently consists of seven members and is divided into three classes, the members of which each serve for a staggered three-year term or until a successor has been elected and qualified. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Our Class III directors, Douglas A. Dennerline, Francis J. Pelzer V and Ana M. White, have been nominated to fill a three-year term expiring in 2022. The two other classes of directors, who were elected or appointed for terms expiring at the annual meetings in 2020 and 2021, respectively, will remain in office.

If you are a stockholder of record, unless you mark your proxy card to withhold authority to vote, the proxy holder will vote the proxies received by it for the three Class III nominees named below, each of whom is currently a director and each of whom has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, your proxy will be voted for any nominee designated by the board of directors to fill the vacancy. We do not expect that any of the three nominees will be unable or will decline to serve as a director. If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.

The name of and certain information regarding each Class III nominee as of April 8, 2019 is set forth below, together with information regarding our directors remaining in office. This information is based on data furnished to us by the nominees and directors. There is no family relationship between any director, executive officer or person nominated to become a director or executive officer. The business address for each nominee for matters regarding our Company is 100 Benefitfocus Way, Charleston, South Carolina 29492.

Class III Directors with Terms Expiring in 2022

Name	Age	Position(s) with Benefitfocus	Director Since
Douglas A. Dennerline	60	Director	August 2014
Francis J. Pelzer V	48	Director	May 2013
Ana M. White	46	Director	January 2019

Class I Directors with Terms Expiring in 2020

Name	Age	Position(s) with Benefitfocus	Director Since
Raymond A. August	57	President, Chief Executive Officer, Director	April 2018
A. Lanham Napier	48	Director	September 2014

Class II Director Nominees for Terms Expiring in 2021

Name	Age	Position(s) with Benefitfocus	Director Since
Mason R. Holland, Jr.	54	Executive Chairman, Director	June 2000
Stephen M. Swad	57	Director	December 2013

Class III Director Nominees

Douglas A. Dennerline—Director

Doug Dennerline has served as a member of the board of directors since August 2014. He serves on the compensation and nominating and governance committees. He is currently Chief Executive Officer and Executive Chairman of BetterWorks Systems, Inc. From January 2013 to March 2018, he was Chief Executive Officer and on the board of directors of Alfresco Software, Inc. and was previously President and a director of SuccessFactors, Inc. Prior to joining SuccessFactors, Mr. Dennerline was Executive Vice President of Sales, Americas and EMEA for Salesforce.com, Inc. (NYSE: CRM). He is currently serving on the board of VBrick Systems, Inc. and previously served on the board of SugarCRM Inc. Mr. Dennerline holds a B.S. in Business Administration from Arizona State University.

We believe Mr. Dennerline’s experience as chief executive officer of a software company and familiarity with the software industry brings to the board of directors important skills. In addition, his experience as a director of a software and technology company brings to the board critical skills related to financial oversight of complex organizations, strategic planning and corporate governance. All of this qualifies him to serve as one of our directors.

Francis J. Pelzer V—Director

Frank Pelzer has served as a member of the board of directors since May 2013. He serves on the audit and compensation committees and is the chair of the audit committee. He is currently the Chief Financial Officer of F5 Networks (NASDAQ: FFIV). Until May 2018, Mr. Pelzer served as President and Chief Operating Officer of the SAP SE’s Cloud Business Group, and he was the Chief Financial Officer prior to that, starting in January 2015. From May 2010 to January 2015, Mr. Pelzer served as the Chief Financial Officer of Concur Technologies, Inc. (acquired by SAP SE), a provider of web-based and mobile, integrated travel and expense management solutions. From 2004 to May 2010, Mr. Pelzer served as a Director and Vice President in the Software Investment Banking group at Deutsche Bank AG (NYSE: DB). Prior to that, Mr. Pelzer was a Vice President with Credit Suisse First Boston and a management consultant with Kurt Salmon Associates, now a part of Accenture plc (NYSE: ACN). Mr. Pelzer serves on the board of directors of Modumetal, Inc. and Duck Creek Software. Mr. Pelzer graduated with an M.B.A. as an Edward Tuck Scholar with Distinction from the Tuck School of Business at Dartmouth and holds a B.A. from Dartmouth College.

We believe Mr. Pelzer’s experience as a chief financial officer of a public company, familiarity with the software industry, accounting standards and public company disclosure requirements, and his ability to serve as our audit committee financial expert, bring to the board of directors important skills and qualify him to serve on the board.

Ana M. White—Director

Ana White has served on our board of directors since January 2019. She serves on the compensation and nominating and governance committees. Since January 2018, Ms. White has served as Executive Vice President and Chief Human Resources Officer at global technology firm, F5 Networks (NASDAQ: FFIV). F5 delivers multi-cloud application services and enterprise-grade application security solutions for the world’s largest organizations. Prior to that, Ms. White had a nearly 20-year career at Microsoft Corporation (NASDAQ: MSFT), where she most recently acted as General Manager, Human Resources for Microsoft’s business development, finance, human resources and legal organizations with responsibility for their teams’ HR strategy, talent management, diversity and inclusion, and organizational capabilities. Prior to Microsoft, Ms. White was a Compensation & Benefits Consultant at Willis Towers Watson. Ms. White serves on the taskforce for the Seattle University Center for Science and Innovation and the board of Childhaven. She holds a B.S. in mathematics from Seattle University.

We believe Ms. White’s experience in the benefits and compensation management arena, with expertise spanning corporate and consulting environments, brings to the board of directors critical skills related to human resources and strategic business transformation and qualifies her to serve on the board.

Other Directors Not Up for Re-election at this Meeting

Raymond A. August—President, Chief Executive Officer, Director

Ray August has been our President and Chief Executive Officer since January 2018 and a director since April 2018. Prior to that, Mr. August served as our Chief Operating Officer since August 2014 and was promoted to the title of President and Chief Operating Officer in March 2015. Prior to joining Benefitfocus, Mr. August served as the General Manager of the Financial Services Group of Computer Sciences Corp. (now DXC Technology Co. (NYSE: DXC)), or CSC, since October 2012. From March 2008 to September 2012, he served as President of CSC Financial Services Group. Since July 2013, he has served as a member of the Executive Advisory council for Arthur Ventures Private Equity Fund. Mr. August earned a B.S. in Accounting and Management Science from the University of South Carolina and is a Certified Public Accountant.

We believe Mr. August’s extensive experience in prior leadership positions with our Company and other technology companies, and as our Chief Executive Officer, bring to the board of directors critical skills that qualify him to serve as one of our directors.

A. Lanham Napier—Director

Lanham Napier has served as a member of the board of directors since September 2014. He serves on the audit and nominating and governance committees and is the chair of the nominating and governance committee. Mr. Napier is a Co-Founder and Chief Executive Officer of BuildGroup Management LLC. BuildGroup Management LLC is a privately-held company based in Austin, Texas, that operates and invests in emerging software companies in select technology categories. Mr. Napier was formerly the Chief Executive Officer of Rackspace Hosting, Inc. (NYSE: RAX), which was acquired by Apollo Global Management LLC. At various times during his 14 years at Rackspace, he also served in other capacities at the company, including as its President, Chief Financial Officer, and member of its board of directors. Prior to that, Mr. Napier was an analyst of Merrill Lynch & Co., Inc. Mr. Napier serves on the board of directors of Transtelco Inc. and CSDC Systems Inc. Mr. Napier holds an M.B.A. from Harvard University and a B.A. in Economics from Rice University.

We believe Mr. Napier’s experience as chief executive officer of a public company, familiarity with the software industry and his experience as a director of a software company brings to the board of directors critical skills related to strategic planning and corporate governance and qualifies him to serve on the board.

Mason R. Holland, Jr.—Executive Chairman, Director

Mason Holland, one of our founders, has been our Executive Chairman and a member of the board of directors since our founding in June 2000. Mr. Holland is responsible for the coordination of strategic partnerships with industry leaders and client relations. Mr. Holland founded American Pensions, Inc. in 1988, serving as its Chairman and President from 1988 to 2003. Mr. Holland also has established and operated a number of other business entities throughout his 30 plus year career, including a real estate development firm established in 1989 and still operational and a jet aircraft manufacturer for which he served as lead investor, chief executive officer and board chairman from 2009 to 2014. Mr. Holland serves as a director of AmplifiedAG, Inc., Lowcountry South Carolina Chapter of the American Red Cross, South Carolina Aquarium and the Charleston Galliard Center. Mr. Holland attended Old Dominion University in Norfolk, Virginia.

We believe Mr. Holland brings to the board of directors valuable perspective and experience as our Executive Chairman, one of our founders and as a large stockholder, as well as knowledge of the benefits industry and experience managing and directing companies through various stages of development, all of which qualify him to serve as one of our directors.

Stephen M. Swad—Director

Steve Swad has served on the board of directors since December 2013. He serves on the audit and compensation committees and is the chair of the compensation committee. Since January 2016, Mr. Swad has served as Chief Financial Officer of Vox Media, Inc. From February 2012 until April 2015, Mr. Swad served as the President, Chief Executive Officer, and a director of Rosetta Stone Inc. (NYSE: RST), a publicly held language-learning software company. He was previously its Chief Financial Officer beginning in November 2010. Prior to joining Rosetta Stone, Mr. Swad served as the Executive Vice President and Chief Financial Officer of Comverse Technology, Inc., beginning in May 2009. Prior to that, he served as Executive Vice President and Chief Financial Officer of Federal National Mortgage Association (Fannie Mae) (NASDAQ: FNMA) from May 2007 until August 2008. He has also held various senior financial management positions with public companies, including AOL Inc. (now a part of Oath Inc.) and Time Warner Inc. (NYSE: TWX) and its subsidiaries. Mr. Swad, a former partner of KPMG LLP, has also served as a Deputy Chief Accountant at the SEC. He served on the board of Eloqua, Inc. from August of 2011 until February 2013, including between August 2012 and February 2013, during which time it was a publicly held company. Mr. Swad holds a B.A. in business administration from the University of Michigan and is a Certified Public Accountant.

Among other experience, qualifications, attributes and skills, we believe Mr. Swad’s financial and accounting experience, ability to lead public companies, and familiarity with technology companies bring to the board of directors important skills related to corporate finance and governance, and qualify him to serve on the board.

Required Vote

Provided there is a quorum for the meeting, the director nominees receiving the highest number of affirmative votes of our common stock present or represented and entitled to be voted for them will be elected as directors. Votes withheld will have no legal effect on the election of directors. Under applicable NASDAQ Stock Market listing rules, brokers are not permitted to vote shares held for a customer on “non-routine” matters without specific instructions from the customer. As such, broker non-votes will have no effect on the outcome of this Proposal One.

The board of directors unanimously recommends that stockholders vote FOR the three Class III director nominees listed above.

CORPORATE GOVERNANCE MATTERS

Information about the Board

The board of directors currently comprises seven members, divided into three classes as follows: Class I, consisting of Messrs. August and Napier; Class II, consisting of Messrs. Holland and Swad; and Class III, consisting of Messrs. Dennerline and Pelzer and Ms. White. Upon the expiration of the term of office for each class of directors, each director in such class will be elected for a term of three years and will serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office or the stockholders (as provided in our bylaws). Because only one-third of our directors will be elected at each annual meeting, two consecutive annual meetings of stockholders could be required for the stockholders to change a majority of the board.

As Executive Chairman, Mr. Holland has authority to, among other things, call and preside over meetings of the board of directors, set meeting agendas, and determine materials to be distributed to the board. Accordingly, Mr. Holland has substantial ability to shape the work of the board. Mr. Holland, as a co-founder of our Company, possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing our Company and our business, and is well positioned to develop agendas that ensure the board’s time and attention are focused on critical matters.

We have historically separated the position of Executive Chairman and that of Chief Executive Officer, currently Mr. August. While the board of directors believes the separation of these positions has served our Company well, and intends to maintain this separation where appropriate and practicable, the board does not believe that it is appropriate to prohibit one person from serving as both Chairman and Chief Executive Officer. We believe our leadership structure is appropriate given the size of our Company in terms of the number of employees and the historical experience and understanding of our Company and industry of each of Messrs. Holland and August.

Director Independence

The board of directors has established an audit committee, compensation committee, and nominating and governance committee. Our audit committee consists of independent directors Messrs. Pelzer (Chair), Napier and Swad. Our compensation committee consists of independent directors Messrs. Swad (Chair), Dennerline, and Pelzer and Ms. White. Our nominating and governance committee consists of independent directors Messrs. Napier (Chair) and Dennerline and Ms. White. The audit committee, compensation committee, and nominating and governance committee were established in May 2013 in anticipation of our IPO.

The board of directors has undertaken a review of the independence of our directors and has determined that Messrs. Dennerline, Napier, Pelzer and Swad and Ms. White are independent within the meaning of the NASDAQ Stock Market listing rules. In addition, the board has determined that Messrs. Napier, Pelzer and Swad meet the additional test for independence for audit committee members and Messrs. Dennerline, Pelzer and Swad and Ms. White meet the additional test for independence for compensation committee members imposed by SEC regulation and the NASDAQ Stock Market listing rules.

Family Relationships

There is no family relationship between any director, executive officer or person nominated to become a director or executive officer of our Company.

Executive Sessions of Non-Employee Directors

In order to promote open discussion among non-employee directors, the board of directors has a policy of regularly conducting executive sessions of non-employee directors at scheduled meetings and at such other times requested by a non-employee director.

Selection of Nominees for the Board of Directors

The nominating and governance committee of the board of directors is responsible for establishing the criteria for recommending which directors should stand for re-election to the board and the selection of new directors to serve on the board. In addition, the committee is responsible for establishing the procedures for our stockholders to nominate candidates to the board. The committee has not formulated any specific minimum qualifications for director candidates, but has determined certain desirable characteristics, including strength of character, mature judgment, career specialization, relevant technical skills and independence. The Nominating and Governance Committee Charter calls for the committee to consider diversity to be an additional desirable characteristic in potential nominees.

Our bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination either by personal delivery or by U.S. certified mail, postage prepaid, to the Corporate Secretary (i) with respect to an election to be held at an annual meeting of stockholders, not more than 90 and not less than 60 days before the meeting at which directors are to be elected, and (ii) with respect to an election to be held at a special meeting of stockholders called for the purpose of the election of directors, not later than the close of business on the tenth business day following the date on which notice of such meeting is first given to stockholders.

Any such notice must set forth the following: (A) the name and address, as they appear on our Company’s books, of (i) the stockholder who intends to make the nomination and the name and residence address of the person or persons to be nominated, and (ii) any Stockholder Associated Person (as defined below); (B) (i) any material interest in the director nomination of such stockholder or any Stockholder Associated Person, individually or in the aggregate, (ii) as to the stockholder or any Stockholder Associated Person, their holdings of our stock and whether the stockholder has entered into transactions to manage risk with respect to such stock, (iii) as to the stockholder and any Stockholder Associated Person, the name and address of such stockholder and Stockholder Associated Person, as they appear on our Company’s stock ledger, and current name and address, if different, and (iv) to the extent known by the stockholder, the name and address of any other stockholder supporting the nominee for election as a director; (C) a representation that the stockholder is a holder of record of stock of our Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (D) a description of all arrangements or understandings between the stockholder and any Stockholder Associated Person and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (E) such other information regarding each nominee proposed by such stockholder as would be required to be disclosed in solicitations of proxies for election of directors, or as would otherwise be required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the board of directors; and (F) the written consent of each nominee to be named in a proxy statement and to serve as director of our Company if so elected. Our bylaws define “Stockholder Associated Person” as (A) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (B) any beneficial owner of our shares of stock owned of record or beneficially by such stockholder and (C) any person controlling, controlled by or under common control with such Stockholder Associated Person.

Our nominating and governance committee will evaluate a nominee recommended by a stockholder in the same manner in which the committee evaluates nominees recommended by other persons as well as its own nominee recommendations.

Information Regarding Meetings of the Board and Committees

During 2018, the board of directors held 13 meetings. During 2018, the board’s three permanent committees, the audit committee, compensation committee and nominating and governance committee, collectively held 15 meetings. In 2018, our board of directors also formed a pricing committee in connection with our private offering of convertible senior notes. The pricing committee held four meetings in 2018.

All of our current directors attended at least 75% of the aggregate of all meetings of the board of directors and the committees on which he served during 2018. We do not have a formal written policy with respect to directors’ attendance at our annual meetings of stockholders. Directors Messrs. Holland and August attended the 2018 Annual Meeting of Stockholders.

Board Committees

Committees of the Board of Directors

In May 2013, our board of directors adopted written charters for each of its permanent committees, all of which are available under Overview in the Company—Investors—Corporate Governance section of our website at www.benefitfocus.com. The following table provides membership information of our directors on each committee of our board as of April 8, 2019. Our pricing committee, which comprised Messrs. Holland, Pelzer and Swad, was formed on December 8, 2018 for the purpose of setting the terms of our private offering of convertible senior notes, and concluded its mandate on December 28, 2018.

	Audit Committee	Compensation Committee	Nominating & Governance Committee

Douglas A. Dennerline(1)

A. Lanham Napier(2)

Francis J. Pelzer V

Stephen M. Swad(3)

Ana M. White(4)

= Committee Chair

= Member

(1)	Mr. Dennerline stepped down from our audit committee in March 2019.

(2)	Mr. Napier stepped down from our compensation committee in January 2019 when Ms. White joined. Mr. Napier joined our audit committee in March 2019.

(3)	Mr. Swad stepped down from our nominating and governance committee in January 2019 when Ms. White joined.

(4)	Ms. White joined our compensation and nominating and governance committees in January 2019.

Audit Committee

Our audit committee consists of Messrs. Pelzer (Chair), Napier, and Swad. Mr. Dennerline served on our audit committee until Mr. Napier joined the audit committee in March 2019. Each of Messrs. Pelzer, Napier and Swad, as well as Mr. Dennerline during his service on the audit committee, satisfy the independence requirements of Rules 5605(a)(2) and 5605(c)(2) of the NASDAQ Stock Market listing rules and Section 10A(m)(13) of the Exchange Act. Our audit committee met nine times during our 2018 fiscal year. Our audit committee is responsible for, among other things:

•	appointing, terminating, compensating, and overseeing the work of any accounting firm engaged to prepare or issue an audit report or other audit, review or attest services;

•

reviewing and approving, in advance, all audit and non-audit services to be performed by the independent auditor, taking into consideration whether the independent auditor’s provision of non-audit services to us is compatible with maintaining the independent auditor’s independence;

•	reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and controls and the audits of our financial statements;

•

establishing and overseeing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees regarding questionable accounting or auditing matters;

•	investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisors as the audit committee deems necessary;

•	determining compensation of the independent auditors and of advisors hired by the audit committee and ordinary administrative expenses;

•	reviewing and discussing with management and the independent auditor the annual and quarterly financial statements prior to their release;

•	monitoring and evaluating the independent auditor’s qualifications, performance, and independence on an ongoing basis;

•	reviewing reports to management prepared by the internal audit function, as well as management’s response;

•	reviewing and assessing the adequacy of the formal written charter on an annual basis;

•	reviewing and approving related-party transactions for potential conflict of interest situations on an ongoing basis; and

•	handling such other matters that are specifically delegated to our audit committee by the board from time to time.

The board of directors has affirmatively determined that Mr. Pelzer is designated as the “audit committee financial expert” and that he meets the definition of an “independent director” for purposes of serving on an audit committee under the NASDAQ Stock Market listing rules. The designation does not impose on Mr. Pelzer any duties, obligations or liabilities that are greater than those generally imposed on members of our audit committee and our board of directors.

Compensation Committee

Our compensation committee consists of Messrs. Swad (Chair), Dennerline and Pelzer and Ms. White. Mr. Napier served on our compensation committee until Ms. White joined the board of directors in January 2019. Each of Messrs. Swad, Dennerline and Pelzer and Ms. White, as well as Mr. Napier during his service on the compensation committee, satisfy the independence requirements of Rules 5605(a)(2) and 5605(d)(2) of the NASDAQ Stock Market listing rules. Our compensation committee met five times during our 2018 fiscal year. Our compensation committee is responsible for, among other things:

•	reviewing and approving the compensation, employment agreements and severance arrangements, and other benefits of all of our executive officers and key employees;

•	reviewing and approving, on an annual basis, the corporate goals and objectives relevant to the compensation of the executive officers, and evaluating their performance in light thereof;

•	reviewing and making recommendations, on an annual basis, to the board with respect to director compensation;

•

reviewing any analysis or report on executive compensation required to be included in the annual proxy statement and periodic reports pursuant to applicable federal securities rules and regulations, and recommending the inclusion of such analysis or report in our proxy statement and period reports;

•	reviewing and assessing, periodically, the adequacy of the formal written charter; and

•	such other matters that are specifically delegated to our compensation committee by the board from time to time.

Pursuant to its written charter, our compensation committee has the authority to engage the services of outside advisors as it deems appropriate to assist it in the evaluation of the compensation of our directors, principal executive officer or other executive and non-executive officers, and in the fulfillment of its other duties. Additionally, our compensation committee has the authority to review and approve the compensation of our other officers and employees and may delegate its authority to review and approve the compensation of other non-executive officer employees to specified executive officers. Our compensation committee engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), as its compensation consultant in 2018, as more fully described in “Executive Compensation—Compensation Discussion and Analysis—Compensation-Setting Process—Role of Compensation Consultant”.

Nominating and Governance Committee

Our nominating and governance committee consists of Messrs. Napier (Chair) and Dennerline and Ms. White. Mr. Swad served on our nominating and governance committee until Ms. White joined the board of directors in January 2019. Each of Messrs. Napier and Dennerline and Ms. White, as well as Mr. Swad during his service on the nominating and governance committee, satisfy the independence requirements of Rule 5605(a)(2) of the NASDAQ Stock Market listing rules. Our nominating and governance committee met once during our 2018 fiscal year. It is responsible for, among other things:

•	identifying and screening candidates for the board, and recommending nominees for election as directors;

•	establishing procedures to exercise oversight of the evaluation of the board and management, including an annual self-assessment by all directors of the board and its standing committees;

•	developing and recommending to the board a set of corporate governance guidelines, as well as reviewing these guidelines and recommending any changes to the board;

•

reviewing the structure of the board’s committees and recommending to the board for its approval directors to serve as members of each committee, and where appropriate, making recommendations regarding the removal of any member of any committee;

•	developing and reviewing our code of conduct, evaluating management’s communication of the importance of our code of conduct, and monitoring compliance with our code of conduct;

•	reviewing and assessing the adequacy of the formal written charter on an annual basis; and

•	generally advising the board on corporate governance and related matters.

Risk Oversight

While our Company’s senior management has responsibility for the management of risk, the board of directors plays an important role in overseeing this function. The board regularly reviews our market and business risks during its meetings and, since its formation, each of its committees began overseeing risks associated with its respective area of responsibility. In particular, our audit committee oversees risk related to our accounting, tax, financial and public disclosure processes. It also assesses risks associated with our financial assets. Our compensation committee oversees risks related to our compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on our Company. Our nominating and governance committee seeks to minimize risks related to our governance structure by implementing sound corporate governance principles and practices. Each of our committees reports to the full board as appropriate on its efforts at risk oversight and on any matter that rises to the level of a material or enterprise level of risk.

Code of Conduct

We have adopted a code of ethics relating to the conduct of our business by all of our employees, officers, and directors, as well as a code of conduct specifically for our principal executive officer and senior financial officers. We have also adopted a corporate communications policy for our employees and directors establishing guidelines for the disclosure of information related to our Company to the investing public, market analysts, brokers, dealers, investment advisors, the media, and any persons who are not our employees or directors. Additionally, we have adopted an insider trading policy to establish guidelines for our employees, officers, directors, and consultants regarding transactions in our securities and the disclosure of material nonpublic information related to our Company. Each of these policies is posted under Overview in the Company—Investors—Corporate Governance section of our website at www.benefitfocus.com.

Communications with the Board of Directors

Stockholders who wish to communicate with members of the board of directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices at 100 Benefitfocus Way, Charleston, South Carolina 29492. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the board due to the nature or volume of the correspondence.

PROPOSAL TWO

APPROVAL OF THE BENEFITFOCUS, INC. SECOND AMENDED AND RESTATED STOCK PLAN

Pursuant to the Benefitfocus, Inc. Amended and Restated 2012 Stock Plan (the “Restated Plan”) we may grant long-term equity incentives in the form of stock options, stock bonuses (including restricted stock, restricted stock units or “RSUs”, and performance restricted stock units or “PRSUs”), stock purchase rights, and stock appreciation rights (“SARs”), or collectively, stock rights, to employees, consultants, and non-employee directors of our Company. We believe that the effective use of long-term equity incentives is essential to attract, motivate, and retain employees of our Company, to further align participants’ interests with those of our stockholders, and to provide participants incentive compensation opportunities that are competitive with those offered by other companies in the same industry and locations as ours.

The following table sets forth certain information as of April 8, 2019 with respect to the Restated Plan:

Number of available shares in Restated Plan	990,315 shares
Number of outstanding options under Restated Plan	214,647 options
Number of outstanding RSUs and PRSUs under Restated Plan	2,422,122 units
Number of outstanding SARs under Restated Plan	None
Weighted average exercise price of only outstanding options in Restated Plan	$10.02
Weighted average exercise price of outstanding options, warrants and rights in Restated Plan	$0.82
Weighted average remaining term of outstanding options in Restated Plan	3.13 years

In this Proposal Two, we are asking our stockholders to approve the Benefitfocus, Inc. Second Amended and Restated Stock Plan (the “Second Restated Plan”). The full text of the Second Restated Plan is attached as Annex A to this Proxy Statement.

The Second Restated Plan increases the total number of shares of common stock reserved for issuance under the Restated Plan by 1,985,000 shares to a total of 11,229,525 shares. As of April 8, 2019, of the 9,244,525 shares of the Company’s common stock reserved for issuance under the Restated Plan, only 990,315 shares remained available for future grant.

The board of directors believes that increasing the share reserve in the Restated Plan is necessary for the Company to continue to attract and retain the highest caliber of employees, link incentive awards to Company performance, encourage employee ownership in the Company, and align the interests of employees and directors with those of the Company’s stockholders. Increasing the share reserve will allow the Company to continue to provide a variety of equity awards as part of the Company’s compensation program, an important tool for motivating, attracting and retaining talented employees and for creating stockholder value. It supports the Company’s balanced approach to employee compensation, wherein the Company uses a mix of components, including equity awards, to facilitate management decisions that favor longer-term stability. If the Second Restated Plan is not approved, the board believes that the remaining shares of common stock reserved for issuance under the Restated Plan will be insufficient to accomplish its purposes.

The Second Restated Plan also adds provisions to the Restated Plan which require that all equity awards granted under the Second Restated Plan will vest at least twelve months from the applicable date of grant such that no portion of any such equity award will vest or become exercisable prior the first anniversary of the date of grant of the equity award, subject to accelerated vesting.

In addition, the Second Restated Plan adds provisions to the Restated Plan which provide that no dividend or dividend equivalent will be paid on any unvested equity award, although dividends with respect to unvested portions of equity awards may accrue and be paid when and if the awards later vest and the shares are actually issued to the grantee.

The Second Restated Plan also eliminates or amends certain provisions of the Restated Plan to reflect changes in Section 162(m) of the Internal Revenue Code, or the Code. Section 162(m) limits the Company’s ability to deduct certain compensation in excess of $1 million paid to certain executive officers, referred to as “covered employees”. Prior to the effectiveness of the Tax Cuts and Jobs Act, the limitation on deductibility pursuant to Section 162(m) did not apply to compensation that qualified under applicable regulations as “performance-based compensation”. Under the Tax Cuts and Jobs Act, the performance-based compensation exception to Section 162(m) was repealed, effective for tax years beginning on or after December 31, 2017. Accordingly, commencing with our fiscal year ending December 31, 2018, compensation to our covered employees in excess of $1 million will generally not be deductible. Compensation in excess of $1 million will remain exempt from this deduction limit if it qualifies as performance-based compensation within the meaning of Section 162(m) as in effect prior to the enactment of the Tax Cuts and Jobs Act and is payable pursuant to a binding written agreement in effect on November 2, 2017 that has not been modified in any material respect on or after that date. The changes proposed in the Second Restated Plan are not intended to modify any existing awards that may qualify as performance based compensation. Also, although the exemption under Section 162(m) for performance based compensation is no longer available for future awards, the Second Restated Plan continues to provide the Company with the ability to award equity compensation to employees that is based, in whole or in part, on the achievement of performance goals.

Finally, the Second Restated Plan makes several administrative changes to the Restated Plan, including changing references to “employment” to “Continuous Service” (as defined in the Second Restated Plan), which more accurately reflects that grantees may include directors and consultants, as well as employees. The Second Restated Plan also clarifies that awards under the Second Restated Plan are intended to be exempt from or comply with Section 409A of the Code, as amended, and the regulations and guidance promulgated thereunder. This clarification does not represent a change from how awards have been designed in the past, but instead is intended only as a clarifying statement consistent with past practice. The Second Restated Plan also extends the expiration date of the plan from March 23, 2027 to April 15, 2029.

As of April 8, 2019, approximately 1,530 employees and five non-employee directors were eligible to participate in the Second Restated Plan. The closing price of the Company’s common stock on the NASDAQ Global Market on April 8, 2019 was $44.25.

Required Vote

Provided there is a quorum for the meeting, approval of the Second Restated Plan requires the affirmative vote of a majority of the shares represented at the meeting which are entitled to vote on the proposal. Abstentions will have the same effect as a vote against this Proposal Two. Under applicable NASDAQ Stock Market listing rules, brokers are not permitted to vote shares held for a customer on “non-routine” matters without specific instructions from the customer. As such, broker non-votes will have no effect on the outcome of this Proposal Two.

The board of directors unanimously recommends that stockholders vote FOR the Second Restated Plan.

Summary of the Second Restated Plan

The following summary of the Second Restated Plan describes some, but not all, of the essential provisions of the Second Restated Plan.

Our board of directors adopted the Benefitfocus, Inc. 2012 Stock Plan on January 31, 2012 (the “2012 Plan”) and our stockholders approved it on November 8, 2012. Our board and stockholders approved an amendment to the 2012 Plan on August 26 and September 13, 2013, respectively, and a second amendment on April 7 and June 7, 2014, respectively. The Restated Plan was approved by our board on March 23, 2017 and our stockholders approved it on June 2, 2017. The Second Restated Plan was approved by our board on April 15,

2019. The Second Restated Plan provides for the grant of various stock rights to employees, consultants, and non-employee directors of our Company. Incentive stock options may be granted only to employees of our Company, or our parent company (if any) and any of our subsidiaries, or related corporations. All other stock rights under the Second Restated Plan may be granted to employees (including officers and employee directors), consultants and non-employee directors.

Share Reserve and Limitations. Provided that this Proposal Two is approved, the aggregate number of shares of our common stock that may be issued pursuant to the Second Restated Plan is 11,229,525, less any shares issued or subject to outstanding options under the Amended and Restated 2000 Stock Option Plan (the “2000 Plan”) subject to adjustment as provided in the Second Restated Plan. The aggregate fair market value of common stock (determined as of the date of the option grant) for which incentive stock options may for the first time become exercisable by any individual in any calendar year may not exceed $100,000. To the extent we are subject to Section 162(m) of the Code, no employee will be eligible to be granted stock rights under the Second Restated Plan covering more than 1,000,000 shares of our common stock during any calendar year.

If any award granted under the Second Restated Plan expires or terminates for any reason prior to its full exercise, or if we reacquire any shares issued pursuant to awards, then the shares subject to such award or any shares so reacquired by us will again be available for grants of awards under the Second Restated Plan. Shares of our common stock which are withheld to pay the exercise price of an award or any related withholding obligations will not be available for issuance under the Second Restated Plan.

Administration. The Second Restated Plan provides for administration by our board of directors or a committee of the board. The board may increase the size of the committee and appoint additional members, remove members of the committee and appoint new members, fill vacancies on the committee, or remove all members of the committee and directly administer the Second Restated Plan. Our compensation committee will administer the Second Restated Plan. Subject to the restrictions of the Second Restated Plan, the compensation committee will determine to whom we grant incentive awards under the Second Restated Plan, the terms of the award, including the exercise or purchase price, the number of shares subject to the award and the exercisability of the award. All questions of interpretation will be determined by the committee, and its decisions will be final and binding upon all participants, unless otherwise determined by the board.

Stock Bonuses and Purchase Rights. The Second Restated Plan provides for shares of common stock to be awarded or sold under terms determined by the compensation committee to participants as an incentive for the performance of past or future services to us. Stock bonuses include PRSUs, which only vest upon attainment of performance goals established by the compensation committee for a specified performance period, restricted stock and RSUs, which generally vest equally over a period determined by the compensation committee, subject to the grantee’s continued employment or service with us. We expect that all our RSUs will be settled in shares of our common stock.

Stock Options. The Second Restated Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Code, solely to employees, and for the grant of non-statutory stock options to employees, consultants and non-employee directors.

The compensation committee determines the exercise price of options granted under the Second Restated Plan on the date of grant, and the exercise price must be at least 100% of the fair market value per share at the time of grant; provided that the exercise price of any incentive stock option granted to an employee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. To the extent that the aggregate fair market value of common stock (determined as of the date of the option grant) for which incentive stock options are for the first time exercisable by any individual in any calendar year exceeds $100,000, such options will be treated as non-statutory options.

Options granted to employees, directors, and consultants under the Second Restated Plan generally become exercisable in increments, based on the optionee’s continued employment or service with us. The term of a stock option granted pursuant to the Second Restated Plan may not exceed 10 years, except that incentive stock options granted to an employee who owns stock possessing more than 10% of the voting power of our outstanding capital stock will not be exercisable for longer than five years after the date of grant.

Stock Appreciation Rights. The Second Restated Plan provides for the grant of SARs pursuant to an SAR agreement adopted by the compensation committee. An SAR may be granted in connection with a stock option or alone, without reference to any related stock option. The committee will determine the exercise price of an SAR on the date of grant, and the exercise price may not be less than 100% of the fair market value of a share of our common stock on the date of grant.

The holder of an SAR will have the right to receive, in cash or common stock, all or a portion of the difference between the fair market value of a share of our common stock at the time of exercise of the SAR and the exercise price of the SAR established by the compensation committee, subject to such terms and conditions set forth in the SAR agreement.

Means of Exercising Stock Options. The exercise price of stock options is payable in cash or by check, or at the discretion of the compensation committee, as follows: (a) by delivery of the grantee’s personal recourse note bearing interest payable not less than annually at a market rate that is no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code, (b) through the surrender of shares of our common stock then issuable upon exercise of the award having a fair market value on the date of exercise equal to the aggregate exercise price of the award and/or any related withholding tax obligations, (c) through the delivery of already-owned shares of our common stock having a fair market value on the date of exercise equal to the aggregate exercise price of the award and/or any related withholding tax obligations, (d) delivery of a notice that the grantee has placed a market sell order with a broker with respect to shares of our common stock then issuable upon exercise of the award and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the award exercise price, provided that payment of such proceeds is then made to us upon settlement of the sale, or (e) by any combination of the foregoing, or such other consideration and method of payment for the issuance of shares to the extent permitted by applicable law or the Second Restated Plan.

Minimum Vesting Period. All equity awards will vest at least twelve months from the applicable date of grant such that no portion of any such equity award will vest or become exercisable prior the first anniversary of the date of grant of the equity award. Notwithstanding this minimum vesting requirement, the board and/or compensation committee retain discretionary authority to accelerate the vesting of equity awards under the Second Restated Plan.

Dividends. No dividend or dividend equivalent will be paid on any unvested equity award, although the board or compensation committee may provide in an award agreement that dividends with respect to unvested portions of equity awards may accrue and be paid when and if the awards vest and shares are actually issued to the grantee.

Termination of Employment or Affiliation. The Second Restated Plan provides that if a grantee’s Continuous Service (as defined in the Second Restated Plan) ends for any other reason than by reason of death or disability, the grantee may (subject to the instrument granting such stock right) exercise any stock right held by him or her to the extent such stock right could have been exercised on the date of termination until the stock right’s specified expiration date. In the event the grantee exercises any incentive stock option after the date that is three months following the date of termination, such incentive stock option will be converted into a non-statutory stock option.

Death or Disability. The Second Restated Plan provides that if a grantee’s Continuous Service ends by reason of death, or if a grantee dies within three months of the date his or her Continuous Service ends, then the grantee’s estate, personal representative or beneficiary who acquired the stock right by will or by the laws of descent and distribution may exercise that stock right for shares of our common stock, to the extent the stock right could have been exercised on the date of the grantee’s death. Unless otherwise specified in the instrument granting the stock right, the acquirer of the stock right may exercise the stock right within one year of the date of the grantee’s termination or before the stock right’s specified expiration date, whichever is earlier. In the event the acquirer of the stock right exercises any incentive stock option after the date that is one year following the date of termination, such incentive stock option will be converted into a non-statutory stock option.

The Second Restated Plan provides that if a grantee’s Continuous Service ends by reason of disability, he or she will have the right to exercise any stock right held by him or her on the date of termination to the extent the stock right could have been exercised on the date of the grantee’s termination. Unless otherwise provided by the instrument granting the stock right, the grantee may exercise such stock right within one year of the date of termination or before the stock right’s specified expiration date, whichever is earlier.

Transferability. Except for transfers made by will or the laws of descent and distribution in the event of the holder’s death, no stock right may be transferred, pledged or assigned by the holder of the stock right. During a grantee’s lifetime, an incentive stock option may be exercised only by such grantee. Non-statutory stock options, SARs, or other awards may be transferred, pledged or assigned by the holder thereof to “family members” (as defined in the Second Restated Plan), or by will or the laws of descent and distribution in the event of the holder’s death. We are not required to recognize any attempted assignment of such rights by any participant that is not in compliance with the Second Restated Plan.

Changes in Capitalization. In the event of a change in the number of shares of our common stock through a combination or subdivision, or if we issue shares of common stock as a stock dividend, then the number of shares of common stock available for issuance under the Second Restated Plan will be appropriately adjusted, the number of shares deliverable upon the exercise of outstanding stock rights will be increased or decreased proportionately, and appropriate adjustments will be made in the purchase price per share to reflect such subdivision, combination, or stock dividend.

Corporate Transactions. The Second Restated Plan provides that in the event of our consolidation or merger with or into another corporation or a sale of all or substantially all of our assets, which we refer to as an “acquisition”, whereby the acquiring entity or our successor does not agree to assume the incentive awards or replace them with substantially equivalent incentive awards, all outstanding options, stock bonuses, SARs, or other stock rights will vest and will become immediately exercisable in full and, if not exercised on the date of the acquisition, will terminate on such date regardless of whether the participant to whom such stock rights have been granted remains in our employ or service or in the employ or service of any acquiring or successor entity. In the event of an acquisition in which the acquiring entity agrees to assume the incentive awards, and, 60 days prior to the acquisition or 180 days after the acquisition, the holder of an award is terminated as an employee or consultant other than for cause or the holder terminates his or her employment for good reason, then upon such termination any incentive award held by the holder will vest and will become immediately exercisable in full.

In the event of the proposed dissolution or liquidation of our Company, each stock right will terminate immediately prior to the consummation of the proposed action, or at such other time and subject to such other conditions as determined by the compensation committee.

Termination or Amendment. Our board of directors may terminate, amend or modify the Second Restated Plan at any time before its expiration, which assuming this Proposal Two is approved, is April 15, 2029. However, stockholder approval is required to increase the total number of shares that may be issued under the Second Restated Plan, change the provisions regarding the persons eligible to receive incentive stock options under the plan, change the provisions regarding the exercise price at which shares may be offered pursuant to incentive stock options under the Second Restated Plan, amend any outstanding award to reduce its exercise price per share or cancel and regrant an award with a lower exercise price per share than the original price per share of the cancelled award, and to extend the expiration date of the Second Restated Plan.

Appendix A. Appendix A of the Second Restated Plan establishes procedures for our Company to grant restricted stock and RSUs. It requires the compensation committee to grant and administer awards of restricted stock and RSUs; except that awards granted pursuant to written binding contracts in effect on November 2, 2017 and intended to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code (as in effect prior to the enactment of the Tax Cuts and Jobs Act) will be administered by the restricted stock interests committee. The restricted stock interests committee is currently the compensation committee, which currently consists entirely of outside directors within the meaning of Section 162(m) of the Code (as in effect prior to the enactment of the Tax Cuts and Jobs Act). In any event, the restricted stock interests committee shall consist of at least two outside directors of the Company who are also members of the compensation committee.

Performance-based restricted stock and RSUs, in addition to meeting the regular requirements of the Second Restated Plan for the grant of stock bonuses, including a maximum grant per employee of 1,000,000 shares of common stock per Performance Period (a period measured by the fiscal year or years), will be structured so that they will vest only upon attainment of performance goals established by the compensation committee for a specified Performance Period. The compensation committee will establish the performance goals within 90 days of the beginning of the applicable Performance Period. The performance goals will be based upon one or more objectively determinable business measures, which may be applied with respect to our Company, any business unit, or, if applicable, any covered employee, and may be measured on absolute terms or relative to a peer-group or other market measure basis.

The business measures that may be used to establish the performance goals are limited to one or more of the following:

•	corporate operating profit;

•	business unit operating profit;

•	revenue;

•	net revenue;

•	new business authorizations;

•	backlog;

•	customer cancellation rate;

•	total shareholder return;

•	stock price increase;

•	return on equity;

•	return on capital;

•	earnings per share;

•	gross profit;

•	adjusted gross profit (profit before depreciation and amortization expense, as well as stock-based compensation expense);

•	EBIT, or earnings before interest and taxes;

•	EBITDA, or earnings before interest, taxes, depreciation and amortization;

•

adjusted EBITDA, or earnings before net interest and other expenses, taxes, and depreciation and amortization expense, adjusted to eliminate stock-based compensation expense and expense related to the impairment of goodwill;

•	ongoing earnings;

•	cash flow (including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of costs of capital);

•	EVA, or economic value added;

•	economic profit, or net operating profit after tax, less a cost of capital charge;

•	SVA, or shareholder value added;

•	net income;

•	net loss (maximum);

•	operating income;

•	pre-tax profit margin;

•	performance against business plan;

•	customer service;

•	corporate governance quotient or rating;

•	market share;

•	employee satisfaction;

•	safety;

•	employee engagement;

•	supplier diversity;

•	workforce diversity;

•	operating margins;

•	credit rating;

•	dividend payments;

•	expenses;

•	retained earnings;

•	completion of acquisitions, divestitures and corporate restructurings;

•	construction projects;

•	new technology, service or product development;

•	environmental efforts; and

•

individual goals based on objective business criteria underlying the goals listed above and which pertain to individual effort as to achievement of those goals or to one or more business criteria in the areas of litigation, human resources, information services, production, support services, facility development, government relations, market share or management.

Following the applicable Performance Period and after receiving the financial and other necessary data for the applicable Performance Period, the compensation committee will determine whether and to what extent the performance goals for the performance-based restricted stock or PRSU award have been met. If the performance goals are entirely or partially met, the compensation committee will determine, based entirely upon the objectively determined achievement of the performance goals, the number of performance-based shares of restricted stock or RSUs of the award that are vested. The compensation committee, in its sole discretion, may decrease, but may not increase, the number of shares of restricted stock and RSUs that are vested. In the case of RSUs, our Company will then issue the participant shares of our common stock equal to the number of vested PRSUs at the determination date. However, a condition for payment is that the participant be in the Continuous Service of our Company at the payment date, although that condition may be waived by the restricted stock interests committee in its discretion.

Summary of Federal Income Tax Consequences Relating to the Second Restated Plan

The following summary is intended only as a general guide to certain U.S. federal income tax consequences under current law of participation in the Second Restated Plan and does not attempt to describe all possible federal, state, local, foreign or other tax consequences of such participation or tax consequences based on a participant’s particular circumstances. Furthermore, the tax consequences are complex and subject to change, and a taxpayer’s particular situation may be such that some variation of the described rules is applicable. Participants should, therefore, consult their own tax advisors with respect to such matters.

Stock Awards. A grantee of restricted stock generally will recognize ordinary income equal to the difference between the fair market value of the shares on the “determination date” and their purchase price, if any. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The determination date is the date on which the participant acquires the shares unless they are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable, or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date will be after the date on which the participant acquires the shares, the grantee may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service, or IRS, no later than 30 days after the date the shares are acquired. Upon the taxable disposition of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will generally be taxed as capital gain or loss; however, for any shares returned to the Company pursuant to a forfeiture provision, a grantee’s loss may be computed based only on the purchase price (if any) of the shares and may not take into account any income recognized by reason of a Code Section 83(b) election. We generally will be entitled (subject to the requirement of reasonableness, other limitations in the Code for deducting compensation, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the year in which the ordinary income from restricted stock is recognized by the grantee.

Restricted Stock Units and Performance Restricted Stock Units. No taxable income is recognized upon receipt of RSUs or PRSUs. In general, the grantee will recognize ordinary income in the year in which the RSUs or PRSUs vest and the RSUs or PRSUs are settled in an amount equal to the fair market value of any shares of our common stock received. If the grantee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally will be entitled (subject to the requirement of reasonableness, other limitations in the Code for deducting compensation, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the year in which the ordinary income from restricted stock is recognized by the grantee.

Incentive Stock Options. A grantee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. If a grantee holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, we will not be entitled to any income tax deduction.

If a grantee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. To the extent the grantee recognizes ordinary income by reason of a disqualifying disposition, generally we will be entitled to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is treated as an adjustment in computing the grantee’s alternative minimum taxable income for the year of exercise and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. A grantee generally recognizes no taxable income as the result of the grant of such an option unless the option (and not the underlying stock) has a readily ascertainable fair market value at such time or is issued with an exercise price less than the fair market value at the time of the grant. Upon exercise of a nonstatutory stock option, the grantee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares purchased. If the grantee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Generally, we will be entitled to an income tax deduction in the tax year in which such ordinary income is recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Code.

Upon the disposition of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.

Stock Appreciation Rights. A grantee recognizes no taxable income upon the receipt of an SAR. Upon the exercise of an SAR, the grantee will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the grantee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally will be entitled to a deduction equal to the amount of ordinary income recognized by the grantee in connection with the exercise of the SAR, except to the extent such deduction is limited by applicable provisions of the Code.

Potential Limitation on Deductions. Section 162(m) of the Code limits our ability to deduct certain compensation in excess of $1 million paid to certain executive officers, referred to as “covered employees”. Prior to the effectiveness of the Tax Cuts and Jobs Act, the limitation on deductibility pursuant to Section 162(m) did not apply to compensation that qualified under applicable regulations as “performance-based compensation”. Under the Tax Cuts and Jobs Act, the performance-based compensation exception to Section 162(m) was repealed, effective for tax years beginning on or after December 31, 2017. Accordingly, commencing with our fiscal year ending December 31, 2018, compensation to our covered employees in excess of $1 million will generally not be deductible.

Notwithstanding this change in the law, awards granted to covered employees pursuant to written binding contracts in effect on November 2, 2017 and which qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code (as in effect prior to the enactment of the Tax Cuts and Jobs Act), are intended to continue to qualify for the performance-based compensation exemption under Section 162(m) so long as the awards are not materially modified on or after that date, thereby permitting us to claim the full federal tax deduction otherwise allowed for such compensation. Because of the technical nature of the application and interpretation of Section 162(m) and the regulations and guidance issued thereunder, there is no assurance that any compensation granted in the past that was intended to satisfy the requirements for deductibility under Section 162(m) will ultimately be deductible.

The foregoing is only a summary, based on the current Code and Treasury Regulations thereunder, of the U.S. federal income tax consequences to participants and our Company with respect to the grant and exercise of options and the grant or receipt of other awards under the Second Restated Plan. The summary does not purport to be complete, and it does not address the tax consequences of the participant’s death, any tax laws of any municipality, state or foreign country in which a participant might reside, or any other laws other than U.S. federal income tax laws.

Equity Incentive Plans

The following table sets forth the indicated information as of December 31, 2018 with respect to our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
2016 Employee Stock Purchase Plan	—	$—	125,374
Amended and Restated 2012 Stock Plan	2,343,935	$0.82	1,731,799
Amended and Restated 2000 Stock Option Plan	63,562	$5.00	—

Total	2,407,497	$0.93	1,857,173

Our equity compensation plans consist of the Benefitfocus, Inc. 2016 Employee Stock Purchase Plan, Restated Plan, and 2000 Plan, which were each approved by our stockholders. We do not have any equity compensation plans or arrangements that have not been approved by our stockholders.

PROPOSAL THREE

ADVISORY (NONBINDING) VOTE ON

NAMED EXECUTIVE OFFICER COMPENSATION

As discussed under “Compensation Discussion and Analysis” in the “Executive Compensation” section, our compensation strategy focuses on providing a total compensation package that is designed to attract and retain high-caliber executives by incentivizing them to achieve Company and individual performance goals and closely aligning these goals with stockholder interests. Our philosophy reflects our emphasis on pay for performance and on long-term value creation for our stockholders.

As required by Section 14A of the Exchange Act, which was put in place by the Dodd Frank Act, we are providing stockholders with an advisory (nonbinding) vote on the compensation of our named executive officers, as described in this Proxy Statement. This Proposal Three, known as a “Say-on-Pay” proposal, is designed to give our stockholders the opportunity to endorse or not endorse our Company’s executive compensation program through the following resolution:

“Resolved, that the stockholders approve, on an advisory (nonbinding) basis, the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal year 2018, and other related tables and disclosures)”.

When you cast your vote, we urge you to consider the description of our executive compensation program contained in the Compensation Discussion and Analysis and the accompanying tables and narrative disclosures.

Required Vote

Provided there is a quorum for the meeting, approval of the advisory (nonbinding) resolution on the compensation of our named executive officers requires the affirmative vote of a majority of the shares represented at the meeting which are entitled to vote on the proposal. Abstentions will have the same effect as a vote against this Proposal Three. Under applicable NASDAQ Stock Market listing rules, brokers are not permitted to vote shares held for a customer on “non-routine” matters without specific instructions from the customer. As such, broker non-votes will have no effect on the outcome of this Proposal Three.

Because your vote is advisory, it will not be binding upon our board of directors, overrule any decision by our board, or create or imply any additional fiduciary duties on our board or any member of our board. However, our board and our compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The board of directors unanimously recommends that stockholders vote FOR Proposal Three on our named executive officer compensation as described in this Proxy Statement.

PROPOSAL FOUR

ADVISORY (NONBINDING) VOTE ON

THE FREQUENCY OF FUTURE ADVISORY VOTES

ON NAMED EXECUTIVE OFFICER COMPENSATION

Under Section 14A of the Exchange Act and the Dodd-Frank Act, we are required to seek a nonbinding advisory stockholder vote regarding the frequency of submission to stockholders of a Say-on-Pay advisory vote such as Proposal Three. The Dodd-Frank Act specifies that at least once every six years we give our stockholders the opportunity to vote on the preferred frequency of future votes on our named executive officer compensation either annually, every two years or every three years. Although this vote is advisory and nonbinding, our board of directors will review voting results and give serious consideration to the outcome of such voting. We plan to present this proposal to our stockholders at least once every six years.

You may cast your advisory vote on whether the advisory vote on named executive officer compensation will occur every one, two or three years, or you may abstain from voting on the matter.

Our board of directors recommends that stockholders vote in favor of holding an advisory vote on named executive officer compensation every year. In making this recommendation, our board considered the relevant merits of each of the three frequency alternatives. Our board believes that holding the advisory vote every year will allow stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the Proxy Statement each year and is therefore consistent with our efforts to engage in an ongoing dialogue with stockholders on executive compensation and corporate governance matters.

Required Vote

Provided there is a quorum for the meeting, approval of the advisory (nonbinding) vote on the frequency of future stockholder votes on named executive officer compensation requires the affirmative vote of a majority of the shares represented at the meeting which are entitled to vote on the proposal. Abstentions will have the same effect as a vote against this Proposal Four. Under applicable NASDAQ Stock Market listing rules, brokers are not permitted to vote shares held for a customer on “non-routine” matters without specific instructions from the customer. As such, broker non-votes will have no effect on the outcome of this Proposal Four.

The option of one year, two years, or three years that receives the affirmative vote of a majority of the shares represented at the meeting which are entitled to vote on the proposal will be the frequency for the advisory vote on named executive officer compensation that has been selected by stockholders. Because your vote is advisory, it will not be binding upon our board of directors, overrule any decision by our board, or create or imply any additional fiduciary duties on our board or any member of our board. However, our board will take into account the outcome of the vote when making its decision regarding the frequency of future stockholder advisory votes on named executive officer compensation.

The board of directors unanimously recommends that stockholders vote FOR “one year” (as opposed to two years or three years) for Proposal Four, the frequency of future advisory votes on named executive officer compensation.

PROPOSAL FIVE

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee, pursuant to its charter, has appointed Ernst & Young LLP, or EY, as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for the year ending December 31, 2019.

While our audit committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, our audit committee and our board of directors are requesting that our stockholders ratify the appointment of EY as our independent registered public accounting firm. Our audit committee is not required to take any action as a result of the outcome of the vote on this proposal. If the appointment of EY is not ratified by a majority of the votes represented at the meeting, our audit committee will consider the appointment of other independent registered public accounting firms for subsequent fiscal years. Even if the appointment is ratified, the audit committee may change the appointment at any time if it determines that the change would be in the best interests of the Company or our stockholders.

EY has audited our financial statements annually since 2008. A representative of EY is expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and to respond to appropriate questions. EY has advised us that it does not have, and has not had, any direct or indirect financial interest in our Company or its subsidiaries that impairs its independence under SEC rules.

Required Vote

Provided there is a quorum for the meeting, ratification of the appointment of EY as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares represented at the meeting which are entitled to vote on the proposal. Abstentions will have the same effect as a vote against this Proposal Five. Since the ratification of the appointment of EY is considered a “routine” matter on which brokers may vote without specific instructions from the customer, no broker non-votes are expected in connection with this Proposal Five.

The board of directors unanimously recommends that stockholders vote FOR ratifying the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2019.

AUDIT COMMITTEE REPORT

Our audit committee has (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2018, (2) discussed with EY, our independent registered public accounting firm, the matters required to be discussed by Auditing Standards No. 1301, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), and (3) received the written disclosures and the letter from EY concerning applicable requirements of the PCAOB regarding EY’s communications with the audit committee concerning independence, and has discussed with EY its independence. Based upon these discussions and reviews, our audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is filed with the SEC.

Our audit committee is currently composed of the following three directors: Messrs. Pelzer (Chair), Napier and Swad. Mr. Dennerline served on our audit committee until Mr. Napier joined the audit committee in March 2019. Each of Messrs. Pelzer, Napier and Swad, as well as Mr. Dennerline during his service on the audit committee, are independent directors as defined in Rules 5605(a)(2) and 5605(c)(2) of the NASDAQ Stock Market listing rules and Section 10A-3 of the Exchange Act. The board of directors has determined that Mr. Pelzer is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. Our audit committee operates under a written charter adopted by the board, a copy of which is available under Overview in the Company—Investors—Corporate Governance section of our website at www.benefitfocus.com.

EY has served as our independent registered public accounting firm since 2008 and audited our consolidated financial statements for the years ended December 31, 2006 through December 31, 2018.

Summary of Fees

Our audit committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages an independent registered public accounting firm, our audit committee pre-approves the engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by our audit committee on an engagement-by-engagement basis.

The following table summarizes the aggregate fees billed for professional services rendered to us by EY in 2017 and 2018. A description of these various fees and services follows the table.

	2017	2018
Audit Fees	$1,314,096	$3,323,426
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	95,306

Audit Fees

The aggregate fees billed to us by EY in connection with the annual audit of our financial statements, for the review of our financial statements included in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K and for other services normally provided in connection with statutory and regulatory filings, were $1,314,096 and $3,323,426 for the years ended December 31, 2017 and 2018, respectively. The increase in audit fees in 2018 relates primarily to the audit of our internal controls and the adoption of new revenue and lease standards.

Audit-Related Fees

No audit-related fees were billed to us by EY for the years ended December 31, 2017 or 2018.

Tax Fees

No tax fees were billed to us by EY for the years ended December 31, 2017 or 2018.

All Other Fees

The other fees billed to us by EY were for advisory services in connection with our convertible debt offering during the year ended December 31, 2018. No other fees were billed to us by EY for the year ended December 31, 2017.

THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Francis J. Pelzer V (Chair)

Douglas A. Dennerline (member of

the audit committee until March 2019)

A. Lanham Napier

Stephen M. Swad

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 8, 2019 unless otherwise noted below for the following:

•	each person or entity known to own beneficially more than 5% of our outstanding common stock as of the date indicated in the corresponding footnote;

•	each of the named executive officers named in the Summary Compensation table;

•	each director; and

•	all current directors and executive officers as a group.

Applicable percentage ownership is based on 32,529,985 shares of our common stock outstanding as of April 8, 2019, unless otherwise noted below. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after April 8, 2019, and RSUs vesting within 60 days after April 8, 2019, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those securities, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Benefitfocus, Inc., 100 Benefitfocus Way, Charleston, South Carolina 29492.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Mason R. Holland, Jr.(1)	2,690,809	8.3%
Raymond A. August	252,639	*
Francis J. Pelzer V(2)	65,895	*
Stephen M. Swad(3)	42,729	*
James P. Restivo	38,412	*
A. Lanham Napier(4)	30,755	*
Douglas A. Dennerline(4)	18,985	*
Jonathon E. Dussault	18,209	*
Ana M. White	0	*
All current directors and executive officers as a group (9 individuals)	3,158,433	9.7%

5% or Greater Stockholders:
FMR LLC(5)	4,793,630	14.7%
BAMCO, Inc.(6)	3,885,381	11.9%
The Vanguard Group, Inc.(7)	1,930,695	5.9%
Blackrock, Inc.(8)	1,706,575	5.2%

*	Less than 1%.

(1)

Includes 2,649,099 shares held by the Holland Family Trust and five shares held by Mr. Holland as custodian for his minor son. Mr. Holland and his wife share voting and investment control over the shares held by the Holland Family Trust.

(2)	Includes 50,000 shares issuable upon the exercise of options exercisable on or before 60 days after April 8, 2019 and 5,258 shares held upon the vesting of RSUs within 60 days after April 8, 2019.

(3)	Consists of 33,340 shares held by the Stephen M. Swad Revocable Living Trust and 5,258 shares held upon the vesting of RSUs within 60 days after April 8, 2019.

(4)	Includes 5,258 shares held upon the vesting of RSUs within 60 days after April 8, 2019.

(5)

Based solely on a Schedule 13G/A filed with the SEC on February 13, 2019 by FMR LLC (“FMR”). Consists of 4,793,630 shares of common stock held by FMR and certain of FMR’s subsidiaries. FMR is a parent holding company and its subsidiaries, Fiam LLC and FMR Co., Inc. beneficially own shares of Benefitfocus. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR and

the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

(6)

Based solely on a Schedule 13G/A filed with the SEC on February 14, 2019 by BAMCO, Inc. (“BAMCO”). Consists of 3,885,381 shares of common stock held by BAMCO. Baron Capital Management, Inc. (“BCM”) and BAMCO are subsidiaries of Baron Capital Group, Inc. (“BCG”). Baron Growth Fund (“BGF”) is an advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG. The address of BAMCO, BCM, BCG, BGF and Mr. Baron is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

(7)

Based solely on a Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group, Inc. Includes 1,930,695 shares of common stock held directly by The Vanguard Group, Inc. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 44,406 shares of our Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 3,300 shares of our Company as a result of its serving as investment manager of Australian investment offerings. The address of the Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(8)

Based solely on a Schedule 13G filed with the SEC on February 8, 2019 by BlackRock, Inc. Includes 1,706,575 shares of common stock held by BlackRock, Inc. as a parent holding company. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who beneficially own more than 10% of a registered class of our common stock or other equity securities to file with the SEC certain reports of ownership and reports of changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). Based solely on a review of this information and written representations from these persons that no other reports were required, we believe that, during the prior fiscal year all of our executive officers, directors and, to our knowledge, 10% stockholders complied with the filing requirements of Section 16(a) of the Exchange Act.

EXECUTIVE COMPENSATION

The following discussion and analysis of compensation arrangements of our named executive officers for 2018 should be read together with the compensation tables and related disclosures on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we may adopt in the future might differ materially from currently planned programs summarized in this discussion.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management and, based on that review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS Stephen M. Swad, Chair Douglas A. Dennerline Francis J. Pelzer Ana M. White

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2018. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the compensation committee of our board of directors arrived at the specific compensation decisions for our named executive officers in 2018, and discusses the key factors that the compensation committee considered in determining named executive officer compensation.

“Named executive officers” is defined to include our principal executive officer, principal financial officer and our three other most highly compensated executive officers. For purposes of the disclosure in this Proxy Statement, we have only four named executive officers. Our named executive officers for 2018 were:

•	principal executive officer, Raymond A. August, who serves as our President and Chief Executive Officer (our “CEO”) and a member of the board of directors of our Company;

•	principal financial officer, Jonathon E. Dussault, who serves as our Chief Financial Officer (our “CFO”);

•	Mason R. Holland, Jr., who serves as Executive Chairman of our board; and

•	James P. Restivo, our Chief Technology Officer (our “CTO”).

Executive Summary

Who We Are

We provide a leading cloud-based benefits management platform for consumers, employers, insurance carriers, suppliers and brokers. The Benefitfocus Platform simplifies how organizations and individuals transact benefits. Our employer, carrier and supplier customers rely on our platform to manage, scale and exchange benefits data seamlessly. Our solutions drive value for all participants in our benefits ecosystem.

The Benefitfocus multi-tenant platform has a user-friendly interface designed for consumers to access all of their benefits in one place. Our comprehensive solutions support medical benefit plans and non-medical benefits, such as dental, life, disability insurance, income protection, digital health and financial wellness. As the number of employer benefits plans has increased, with each plan subject to many different business rules and requirements, demand for the Benefitfocus Platform is growing.

Brokers use our platform to manage employer portfolios. This includes delivering strategic insights that improve their employer clients’ benefit experience and demonstrating greater value through access to a larger set of relevant products for employers, which should bring higher broker commissions and profits.

Employers use our solutions to streamline benefits processes and control costs, keep up with challenging and ever-changing regulatory requirements, and offer a greater variety of benefit options to attract, retain and motivate employees. The Benefitfocus Platform enables our employer customers to simplify the management of complex benefits processes, from sales and enrollment to implementation and ongoing administration. It provides their employees with an engaging, highly intuitive and personalized user interface for selecting and managing all of their benefits via a desktop or mobile device.

Insurance carriers and suppliers use our solutions to more effectively market offerings to consumers, simplify billing and improve the enrollment process. We also provide a network of approximately 2,200 benefit provider data exchange connections, which facilitates the otherwise highly fragmented interaction among employees, employers, brokers and carriers.

Since our initial public offering, we have described our target market as comprising two separate but related market segments, the employer segment and the insurance carrier segment. Within the employer segment, we sell our technology solutions on an annually recurring or multi-year subscription basis to large employers, which we define as those with more than 1,000 employees. Similarly, in our other market segment, we sell our solutions on a subscription basis to insurance carriers, enabling us to expand our overall footprint in the benefits marketplace by aggregating many key constituents, including consumers, employers and brokers. We believe our presence in both the employer and insurance carrier segments gives us a strong position at the center of the benefits ecosystem. As of December 31, 2018, we served 1,024 large employer customers, an increase from 141 in 2010, and 57 insurance carrier customers, an increase from 29 in 2010.

In 2018, we expanded our economic model to include a transaction-oriented, marketplace solution, known as BenefitsPlace, that aligns employers, brokers, carriers and suppliers around the needs of consumers on our platform from our employer, carrier and broker connections. In this model, our BenefitsPlace partners sell their voluntary benefit offerings through a holistic, multidimensional marketplace. This marketplace is designed to increase the economic value of the consumer lives on our platform by aligning platform products to consumer needs. In exchange for Benefitfocus delivering consumer access, data-driven analysis and operational efficiencies, BenefitsPlace partners pay us a percentage of the transaction value that is transacted on our platform. BenefitsPlace carrier agreements have terms of two to four years and are typically cancellable upon breach of contract or insolvency. BenefitsPlace supplier contracts have terms of one year or less and are generally cancellable upon breach of contract, failure to cure, bankruptcy and termination for convenience.

Our hybrid software-as-a-service, or SaaS, and repeatable transaction-based model provides us significant visibility into our future operating results, which enhances our ability to manage our business.

2018 Business Results

The year ended December 31, 2018 was successful for us, reflecting both improved execution and progress as we continued to grow our Company. In 2018, our adjusted EBITDA exceeded our guidance and our non-GAAP net loss and net loss per share was at the top end of our guidance range. Furthermore, we achieved several significant financial results, including:

•	total revenue of $258.7 million, an increase of 9% compared to the full year 2017;

•	software services revenue of $202.3 million, an increase of 9% compared to the full year 2017;

•	professional services revenue of $56.4 million, an increase of 9% compared to the full year 2017;

•	employer revenue of $169.8 million, an increase of 11% compared to the full year 2017;

•	insurance carrier revenue of $88.9 million, an increase of 7% compared to the full year 2017;

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GAAP net loss of ($52.6) million, compared to ($50.3) million in 2017. GAAP net loss per share was ($1.66), based on 31.8 million basic and diluted weighted average common shares outstanding, compared to ($1.62) in 2017, based on 31.1 million basic and diluted weighted average common shares outstanding;

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non-GAAP net loss of ($18.3) million, compared to ($32.8) in 2017. Non-GAAP net loss per share was ($0.57), based on 31.8 million basic and diluted weighted average common shares outstanding, compared to ($1.06) in 2017, based on 31.1 million basic and diluted weighted average common shares outstanding; and

•	adjusted EBITDA of $10.3 million, compared to ($5.0) million in 2017.

A reconciliation of the GAAP and non-GAAP information referenced above, including an explanation of how we calculate the non-GAAP measures, is set forth in Annex B to this Proxy Statement.

Executive Compensation Results

Based on our overall operating environment and financial results, the compensation committee took the following key actions with respect to the compensation of our named executive officers for 2018:

Compensation Arrangement with Mr. August

In connection with Raymond A. August’s appointment as our President and CEO effective January 1, 2018, we entered into an amendment to his existing employment agreement on November 20, 2017 (the “Amended Employment Agreement”). The Amended Employment Agreement was negotiated on our behalf by Mr. Holland, with input from the compensation committee of our board of directors, Compensia, and our primary outside counsel, Wyrick Robbins Yates & Ponton LLP. In establishing Mr. August’s compensation arrangements, we took into consideration the requisite experience and skills that a qualified candidate would need to manage a growing business in a dynamic and continually changing environment and the competitive market for similar positions at other comparable companies based on a review of compensation survey data, balancing both competitive and internal equity considerations. For a summary of the material terms and conditions of the Amended Employment Agreement and subsequent amendment to the Amended Employment Agreement, see “Employment Agreements” below.

Base Salaries

Approved annual base salaries for our named executive officers in amounts ranging from $310,266 to $500,000.

Management Incentive Bonus Payments

Approved performance-based management incentive bonus payments of 98.3% of their target annual incentive bonus opportunities for each our named executive officers, including a management incentive bonus payment for Mr. August in the amount of $491,500, which was paid entirely in shares of our common stock.

Long-Term Incentive Compensation

Granted long-term incentive compensation opportunities in the form of PRSUs that may be settled for shares of our common stock and time-based RSUs that may be settled for shares of our common stock to our named executive officers (other than Mr. August), in amounts ranging from approximately $384,343 to approximately $802,101 at target (under FASB ASC Topic 718), as well as a PRSU award and a time-based RSU award for Mr. August with an aggregate value of approximately $3,097,029 at target (under FASB ASC Topic 718). Such bonus payments were made under our performance-based Management Incentive Bonus Program.

Pay-for-Performance

We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and motivate and reward individual initiative and effort, a substantial portion of our executive officers’ target annual total direct compensation opportunity is both performance-based and “at-risk”.

We emphasize performance-based compensation that appropriately rewards our named executive officers through two separate compensation elements:

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First, we provide the opportunity to participate in our Management Incentive Bonus Program which provides for payments in both cash and equity if they produce short-term financial, operational, and strategic results that meet or exceed the objectives set forth in our annual operating plan.

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Second, we grant PRSUs, which comprise at least two-thirds of each named executive officer’s long-term incentive compensation arrangement, with the shares of our common stock subject to such awards to be earned over a one-year performance period based on our actual results as measured against a pre-established target level for annual recurring revenue (“ARR”) bookings growth for such period, and the earned shares, if any, vesting over a subsequent multi-year period. ARR is an indicator of long-term enterprise value creation from revenue that continues for multiple years.

These variable pay elements ensure that a substantial portion of our named executive officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.

We believe that this pay mix provides balanced incentives for our named executive officers to drive financial performance and long-term growth. To ensure that we remain faithful to our compensation philosophy, the compensation committee regularly evaluates the relationship between the reported values of the equity awards granted to our named executive officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and our total stockholder return over this period.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee regularly evaluates our executive compensation program to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

What We Do

•	Maintain an Independent Compensation Committee. The compensation committee consists solely of independent directors who establish our compensation policies and practices.

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Retain an Independent Compensation Advisor. The compensation committee engaged its own compensation consultant in 2018 to provide information, analysis, and other advice on executive compensation independent of management. This consultant performed no other consulting or other services for us in 2018.

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Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

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Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our named executive officers’ compensation is “at risk” based on corporate performance, as well as equity-based, to help align the interests of our named executive officers and stockholders.

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Use a Pay-for-Performance Philosophy. The majority of our named executive officers’ compensation is directly linked to corporate performance. We also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each named executive officer’s target total direct compensation dependent upon our stock price performance.

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“Double-Trigger” Change-in-Control Arrangements. All of our executive officers’ post-employment compensation arrangements in the event of a change in control of the Company are “double-trigger” arrangements that require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid. All such payments and benefits are also subject to the execution and delivery of an effective release of claims in favor of the Company.

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Stock Ownership Policy. We maintain a stock ownership policy for our CEO, CFO, and other executive officers who are subject to Section 16 of Exchange Act and the non-employee members of our board of directors.

What We Do Not Do

•	No Guaranteed Bonuses. We do not provide guaranteed bonuses to our named executive officers.

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No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our named executive officers other than the plans and arrangements that are available to all employees. Our named executive officers are eligible to participate in our Section 401(k) retirement savings plan on the same basis as our other employees.

•	No Tax Payments on Perquisites. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits.

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No Excise Tax Payments on Future Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.

•	No Special Welfare or Health Benefits. We do not provide our named executive officers with any welfare or health benefit programs, other than participation in our broad-based employee programs.

•	No Stock Option Re-pricing. We do not permit options to purchase shares of our common stock to be re-priced to a lower exercise price without the approval of our stockholders.

Stockholder Advisory Votes on Named Executive Officer Compensation

At our Annual Meeting of Stockholders to which this Proxy Statement relates, we will be conducting the following stockholder advisory votes:

•	an advisory (nonbinding vote) on the compensation of our named executive officers, or our Say-on-Pay vote; and

•	an advisory (nonbinding vote) on the frequency of future stockholder advisory votes on named executive officer compensation.

See Proposals Three and Four, respectively, in this Proxy Statement.

We value the opinions of our stockholders. Our board of directors and the compensation committee will consider the outcome of the Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

Executive Compensation Philosophy and Objectives

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	provide market competitive compensation and benefit levels that will attract, retain, motivate, and reward a highly-talented team of executives within the context of responsible cost management;

•	establish a direct link between our financial, operational, and strategic objectives and results, as well as our values, and the compensation of our executives;

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align the interests and objectives of our executives with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance;

•	target performance metrics and milestones at the top quartile of the competitive market to help drive the creation of stockholder value; and

•	offer total compensation opportunities to our executives that are competitive and fair.

Program Design

We structure the annual compensation of our named executive officers using three principal elements: base salary, annual incentive bonus opportunities, and long-term incentive compensation opportunities in the form of equity awards. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above.

The key component of our executive compensation program has been long-term incentive compensation in the form of equity awards for shares of our common stock. We believe that these awards offer our named executive officers a valuable long-term incentive that aligns their interests with the long-term interests of our stockholders.

We also offer cash compensation in the form of base salaries that we believe, overall, are competitive within the market range for companies of similar size, stage of development, and growth potential. In addition, in designing annual incentive bonus opportunities, the compensation committee focuses on the achievement of the financial and strategic objectives that will further our longer-term growth goals in making its determinations.

The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our named executive officers and stockholders and to link pay with performance. We evaluate performance over short-term (annual) and periods based on our financial and operational performance, including results for certain key performance measures.

We have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Compensation-Setting Process

Role of Compensation Committee

The compensation committee discharges the responsibilities of our board of directors relating to the compensation of our executive officers, key employees, and the non-employee members of our board of directors. The compensation committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable our executive officers. In addition, the compensation committee makes all final decisions regarding the compensation of our CEO and other executive officers.

In carrying out its responsibilities, the compensation committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our executive officers when making decisions with respect to their compensation.

The compensation committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available in the Company—Investors—Corporate Governance section of our website at www.benefitfocus.com.

The compensation committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.

Setting Target Total Direct Compensation

The compensation committee generally reviews the base salary levels, annual incentive bonus opportunities, and long-term incentive compensation opportunities of our named executive officers and all related performance criteria at the beginning of the fall of each year, or more frequently as warranted. Formal compensation decisions are made after the beginning of the fiscal year, with adjustments generally effective at the beginning of the year.

The compensation committee does not establish a specific target for formulating the target total direct compensation opportunities of our named executive officers. In making decisions about the compensation of our named executive officers, the compensation committee relies primarily on their general experience of its members and subjective considerations of various factors, including the following:

•	our executive compensation program objectives;

•	our performance against the financial, operational, and strategic objectives established by the compensation committee and our board of directors;

•	each individual named executive officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly-situated executives at the companies in our compensation peer group;

•	the scope of each named executive officer’s role and responsibilities compared to other similarly-situated executives at the companies in our compensation peer group;

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the prior performance of each individual named executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•	the potential of each individual named executive officer to contribute to our long-term financial, operational, and strategic objectives;

•	our CEO’s compensation relative to that of our named executive officers, and compensation parity among our named executive officers;

•	our financial performance relative to our compensation and performance peers;

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the compensation practices of our compensation peer group and the positioning of each named executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and

•	the recommendations of our CEO with respect to the compensation of our other named executive officers.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each named executive officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.

The compensation committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation determinations with respect to our named executive officers. Instead, in making its determinations, the compensation committee reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment and more broad-based compensation surveys to gain a general understanding of market compensation levels. In addition, the compensation committee does not weight the foregoing factors in any predetermined manner, nor does it apply any formulas in making its compensation determinations. The members of the compensation committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each named executive officer, and business judgment in making their determinations.

The compensation committee also considers the potential risks in our business when designing and administering our executive compensation program, and we believe our balanced approach to performance measurement and pay delivery works to avoid misaligned incentives for individuals to undertake excessive or inappropriate risk.

Role of Management

In discharging its responsibilities, the compensation committee works with members of our management, including our CEO. Our management assists the compensation committee by providing information on corporate and individual performance, competitive market data, and management’s perspective and recommendations on compensation matters.

Typically, our CEO will make recommendations to the compensation committee regarding compensation matters, including adjustments to annual cash compensation, long-term incentive compensation opportunities, and program structures, for our named executive officers, except with respect to his own compensation. As the year draws to a close, our CEO reviews the performance of our other named executive officers based on such individual’s level of success in accomplishing the business objectives established for him or her for the year and his or her overall performance during that year, and then shares these evaluations with, and makes recommendations to, the compensation committee for each element of compensation as described above. The annual business objectives for each named executive officer are developed through mutual discussion and agreement between our CEO and the named executive officers and are reviewed with our board of directors. The compensation committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our named executive officers.

Our CEO also attends meetings of our board of directors and the compensation committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.

Role of Compensation Consultant

The compensation committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the compensation committee and its chair, and serves at the discretion of the compensation committee, which reviews the engagement annually.

For the year ended December 31, 2018, the compensation committee retained Compensia to serve as its compensation advisor to advise on executive compensation matters, including competitive market pay practices for our named executive officers, and with the selection and data analysis of the compensation peer group.

During the year ended December 31, 2018, Compensia attended the meetings of the compensation committee (both with and without management present) as requested and provided the following services:

•	consulted with the compensation committee chair and other members between compensation committee meetings;

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provided competitive market data based on the compensation peer group for our executive officer positions and evaluated how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;

•	reviewed and analyzed the base salary levels, annual incentive bonus opportunities, and long-term incentive compensation opportunities of our executive officers;

•	reviewed and assessed the compensation for our CEO;

•	reviewed and analyzed the compensation proposals for other senior executive positions; and

•	supported on other ad hoc matters throughout the year.

Compensia did not provide any services to us other than the consulting services to the compensation committee. The compensation committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation matters. The compensation committee has evaluated Compensia’s engagement, and based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the NASDAQ Stock Market listing rules, and such other factors as were deemed relevant under the circumstances, has determined that its relationship with Compensia and the work of Compensia on behalf of the compensation committee did not raise any conflict of interest, and that Compensia is independent as defined in Rule 5605(a)(2) of the NASDAQ Stock Market listing rules.

Competitive Positioning

For purposes of assessing our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, geographical location, and industry sector.

The companies in the compensation peer group for 2018 were approved in September 2017 on the basis of their similarity to us in size, as determined using the following criteria:

•	revenue—approximately 0.5x to approximately 2.5x our last four fiscal quarter revenue of approximately $243 million (approximately $100 million to $600 million);

•	market capitalization—approximately 0.3x to approximately 3.0x our 30-day average market capitalization of approximately $1.1 billion (approximately $350 million to $3.3 billion);

•	industry sector—software—SaaS/Internet services and HR product focus where possible;

•	location—headquartered in the United States; and

•	revenue growth—generally greater than 20% per year.

In selecting the 2018 compensation peer group, the objective was to choose companies that resulted in us being near the median of the group in terms of both revenue and market capitalization. Our compensation peer group for 2018 was as follows:

AppFolio, Inc.	MINDBODY, Inc.
Carbonite, Inc.	New Relic, Inc.
Castlight Health, Inc.	NIC, Inc.
Cornerstone OnDemand, Inc.	Paycom Software, Inc.
Five9, Inc.	Paylocity Holding Corporation
HealthEquity, Inc.	Q2 Holdings, Inc.
HealthStream, Inc.	SPS Commerce, Inc.
HubSpot, Inc.	Workiva Inc.
Instructure, Inc.	Wageworks, Inc.
LivePerson, Inc.	Zendesk, Inc.

The compensation practices of the compensation peer group were the primary guide used by the compensation committee in 2018 to compare the competitiveness of each compensation element and overall compensation levels (base salary, target annual incentive bonus opportunities, and long-term incentive compensation).

To analyze the compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings (primarily proxy statements) of the peer group companies, as well as from the Radford Global Technology Survey database. This market data was then used as a reference point for the compensation committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.

The compensation committee reviews our compensation peer group each year (unless there have been significant changes to either our business model or market capitalization) and makes adjustments to its composition as warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Compensation Elements

In 2018, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Type of Element	Compensation Element(s)	Objective
Base Salary	Fixed	• Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance

Annual Incentive Bonuses	Variable	• Cash • PRSU awards that may be earned and settled for shares of our common stock • RSU awards that may vest and be settled for shares of our common stock	Designed to motivate our executives to achieve annual business objectives contained in our annual operating plan and provide financial incentives when we meet or exceed these annual objectives

Long-Term Incentive Compensation	Variable	• PRSU awards that may be earned and settled for shares of our common stock • RSU awards that may vest and be settled for shares of our common stock	Designed to align the interests of our executives and our stockholders by motivating them to create sustainable long-term stockholder value

Base Salary

Base salary represents the fixed portion of our named executive officers’ compensation, and is an important element of compensation intended to attract and retain highly-talented individuals. Generally, we use base salary to provide each executive officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.

Generally, we establish the initial base salaries of our named executive officers through arm’s-length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the compensation committee reviews the base salaries of our named executive officers each year as part of its annual compensation review, with input from our CEO (except with respect to his own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of the named executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.

At the end of 2017, the compensation committee reviewed the base salaries of our named executive officers, taking into consideration a competitive market analysis and the recommendations of our CEO, as well as the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation” above. Following this review, in March 2018, the compensation committee approved base salary increases for our named executive officers (other than Mr. August, whose 2018 base salary was determined when he was appointed our CEO and Mr. Dussault), effective January 2018, to bring base salaries to levels that were comparable to those of similarly-situated executives in the competitive market. Mr. Holland waived his base salary increase in 2018.

The base salaries of our named executive officers for 2018 were as follows:

Name	2017 Base Salary	2018 Base Salary	Percentage Adjustment
Raymond A. August	$499,905	$500,000	—
President, CEO and Director

Jonathon E. Dussault	$350,000	$350,000	—
CFO

Mason R. Holland, Jr.(1)	$310,266	$310,266	—
Executive Chairman of the Board

James P. Restivo	$350,000	$360,500	3.0%
CTO

(1)	Mr. Holland waived his base salary increase in 2018.

The salaries paid to our named executive officers during 2018 are set forth in the “Summary Compensation Table” below.

Annual Incentive Bonuses

We use an annual cash bonus plan to motivate the members of our management team, including our named executive officers, to achieve our key annual business objectives. In 2014, our stockholders approved the Benefitfocus, Inc. Management Incentive Bonus Program (the “Management Incentive Bonus Plan”), which is designed to provide a long-term framework for performance-based bonus plans going forward, continue to reward the members of our management team based on their responsibilities and for their contributions to the successful achievement of certain corporate goals and objectives, and to share the success and risks of our Company based upon the achievement of business goals.

For 2018, bonuses are to be earned pursuant to the Management Incentive Bonus Program (the “2018 Bonus Program”) based on our revenue, adjusted EBITDA, and net new bookings for the year as established under our 2018 annual operating plan. The 2018 Bonus Program is designed such that participants are to receive half of their target bonus payment in the form of a PRSU award and half, plus any amount earned in excess of target for overachievement, in cash. Any overachievement opportunity that is payable in cash is earned by meeting predefined metrics set forth in the 2018 Bonus Program.

Target Annual Incentive Bonus Opportunities

For purposes of the 2018 Bonus Program, bonus payments were based upon an eligible percentage of each participant’s base salary. At the end of 2017, the compensation committee reviewed the target annual incentive bonus opportunities of our named executive officers, taking into consideration the recommendations of our CEO (except with respect to his own target annual incentive bonus opportunity) as well as the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation” above. Following this review, in March 2018, the compensation committee decided to maintain the target annual incentive bonus opportunities of our named executive officers at their 2017 levels.

For 2018, the target annual incentive bonus opportunities for our named executive officers were as follows:

Name	2018 Target Annual Incentive Bonus Opportunity (as a percentage of base salary)	2018 Target Annual Incentive Bonus Opportunity (cash portion)	2018 Target Annual Incentive Bonus Opportunity (PRSU portion)
Raymond A. August	100%	$250,000	$250,000
President, CEO and Director

Jonathon E. Dussault	75%	$131,250	$131,250
CFO

Mason R. Holland, Jr.	100%	$155,132	$155,132
Executive Chairman of the Board

James P. Restivo	50%	$90,125	$90,125
CTO

Potential bonus payments for our named executive officers under the 2018 Bonus Program could range from zero to 150% of their target annual incentive bonus opportunity. Any amounts earned in excess of the target annual incentive bonus opportunity is payable in cash.

In March 2018, the compensation committee granted PRSU awards to our named executive officers for the portion of their target annual incentive bonus opportunities payable in the form of PRSUs, with the number of units subject to each award determined by dividing 50% of each named executive officer’s target annual incentive bonus opportunity by the average closing price of our common stock for the 20 trading days preceding the date of grant. Using this formula, the number of units subject to each PRSU award granted to our named executive officers was as follows:

Name	PRSU Award (#)(1)
Raymond A. August	10,021
President, CEO and Director

Jonathon E. Dussault	5,261
CFO

Mason R. Holland, Jr.	6,218
Executive Chairman of the Board

James P. Restivo	3,612
CTO

(1)	Each PRSU award represents a contingent right to receive one share of our common stock.

Corporate Performance Measures

For purposes of the 2018 Bonus Program, the compensation committee selected revenue (weighted 60%), adjusted EBITDA (weighted 20%), and net new bookings (weighted 20%) as the corporate performance measures for the year. The compensation committee selected these performance measures based on its belief that they were the best indicators of our successful execution of our annual operating plan, and our ability to continue to grow while moving towards profitability. For purposes of the 2018 Bonus Program:

•	revenue was to be calculated as reflected in our audited financial statements for 2018;

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adjusted EBITDA was to be calculated as net income (or loss) before net interest, taxes, and depreciation and amortization expense, adjusted to eliminate stock-based compensation expense, expense related to the impairment of goodwill and intangible assets, transaction and acquisition-related costs expensed and costs not core to our business; and

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net new bookings was to be calculated as the percentage growth in total gross bookings for the year ended December 31, 2018 less in-year annual recurring revenue attrition, as compared to 2017, and calculated consistently between the two years based on the Company’s bookings policy as in effect at the end of 2018.

In March 2018, the compensation committee set the target and performance payout levels for each of the corporate performance measures for purposes of the 2018 Bonus Program. For 2018, the target performance level for revenue was $255,500,000, the target performance level for adjusted EBITDA was $10,500,000, and the target performance level for net new bookings was a growth rate of 21.2%. The threshold, target, and maximum performance and the payment levels for each corporate performance measure were as follows:

Revenue (Weighted 60%)	Achievement Percentage(1)	Payout Percentage(1)
$268,275,000 (Maximum)	105%	150%
$255,500,000 (Target)	100%	100%
$242,725,000 (Threshold)	95%	50%
<$242,725,000	<95%	0%

(1)

In the event of actual performance between the threshold and target, and target and maximum, performance levels, the payout percentage was to be calculated between each designated segment on a linear basis.

Adjusted EBITDA (Weighted 20%)	Achievement Percentage(1)	Payout Percentage(1)
$15,150,000 (Maximum)	144.3%	150%
$10,500,000 (Target)	100%	100%
$5,500,000 (Threshold)	52.4%	50%
<$5,500,000	<52.4%	0%

(1)

In the event of actual performance between the threshold and target, and target and maximum, performance levels, the payout percentage was to be calculated between each designated segment on a linear basis.

Net New Bookings (Weighted 20%)	Achievement Percentage(1)	Payout Percentage(1)
33.4% (Maximum)	110%	150%
21.2% (Target)	100%	100%
9.1% (Threshold)	90%	50%
<9.1%	<90%	0%

(1)

In the event of actual performance between the threshold and target, and target and maximum, performance levels, the payout percentage was to be calculated between each designated segment on a linear basis.

Thus, the threshold performance level for each corporate performance measure was the minimum performance level that had to be achieved before our named executive officers could earn any annual bonus payment with respect to that measure. If the threshold performance level was not achieved, then no award payment would be made under the 2018 Bonus Program with respect to that measure.

2018 Annual Incentive Bonus Decisions

In March 2019, the compensation committee determined that, for 2018, our revenue was $258.7 million, our adjusted EBITDA was $10.3 million, and our net new bookings was 9.2%. From there, the compensation committee determined that we had achieved 101.3% of the target performance level for revenue, 98.5% of the target performance level for adjusted EBITDA, and 91.1% of the target performance level for net new bookings, resulting in an aggregate weighted payment percentage of 98.3%, as set forth in the following table:

Corporate Performance Measure	Percentage of Measure Achieved	Payment Percentage(1)	Plan Weight	Weighted Payment Percentage
Revenue	101.3%	112.60%	60%	67.56%
Adjusted EBITDA	98.5%	98.48%	20%	19.70%
Net Bookings	91.1%	55.26%	20%	11.06%
Total				98.32%

(1)	All overachievement was to be allocated entirely to the cash portion of the Management Incentive Bonus Plan.

Although the 2018 bonus payments for our named executive officers were originally to be made half in the form of PRSU awards and half plus overachievement in cash, in September 2018 the compensation committee determined that all payments for 2018 of the earned cash portion of the bonus would be made in the form of fully vested shares of our common stock. The number of shares of our common stock subject to the earned cash portion of the bonus payments was to be determined by dividing the amount of the cash bonus earned by the closing market price of our common stock on March 29, 2019. The awards were granted on April 1, 2019.

Based on these determinations, the compensation committee approved the following total annual incentive bonus payments for our named executive officers for 2018:

Name	Target Annual Incentive Bonus ($)	Annual Incentive Bonus Payment ($)(1)	Total Annual Incentive Bonus Payment (# of shares)(2)
Raymond A. August	$500,000	$279,376	14,734
President, CEO and Director

Jonathon E. Dussault	$262,500	$146,672	7,735
CFO

Mason R. Holland, Jr.	$310,264	$173,361	9,142
Executive Chairman of the Board

James P. Restivo	$180,250	$100,715	5,311
CTO

(1)	Includes all overachievement attributable to the revenue metric, which pursuant to the Management Incentive Bonus Plan was required to be paid entirely in cash.

(2)

Represents the number of PRSUs earned, which is capped at the target level (with any overachievement to be paid entirely in cash), plus the resulting shares attributable to the cash portion earned that was converted to restricted stock units that vested.

Other than the amounts described above, we did not pay our executive officers, including our named executive officers, any other annual bonuses or incentive amounts in 2018.

The annual incentive bonus payments made to our named executive officers for 2018 are set forth in the “Summary Compensation Table” below.

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our named executive officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted to our CEO and our other named executive officers by the compensation committee. The amount and forms of such equity awards are determined by the compensation committee after considering the factors described in “Compensation-Setting Process” above. The amounts and relative weighting of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities that the compensation committee believes are reasonable and appropriate taking into consideration the factors described in the preceding sentence.

At the end of 2017, the compensation committee determined that the equity awards to be granted to our named executive officers should be in the form of PRSU awards that may be earned and settled for shares of our common stock and time-based RSU awards that may vest and be settled for shares of our common stock. Further, the compensation committee determined that the PRSU awards should comprise 67% of each named executive officer’s equity award, while the RSU awards should comprise 33% of the award. The aggregate value and number of shares of our common stock subject to the PRSU and RSU awards granted to our named executive officers were determined by the compensation committee after considering the factors described in “Compensation-Setting Process” above.

Our CEO received the largest equity award based on his overall responsibility for our performance and success. In addition, further differentiation was made among our other named executive officers based on the compensation committee’s review of the competitive market data for their respective positions and the size of the equity awards previously granted to them.

The equity awards granted to our named executive officers in March 2018, which, in the case of the PRSU awards, represented the maximum number of units eligible to be earned based on maximum performance, were as follows:

Name	Performance-Based Restricted Stock Unit Award (maximum #)	Restricted Stock Unit Award (#)	Aggregate Grant Date Fair Value ($)
Raymond A. August	100,711	33,069	$3,435,252
President, CEO and Director

Jonathon E. Dussault	26,084	8,564	$889,725
CFO

Mason R. Holland, Jr.	12,498	4,104	$426,307
Executive Chairman of the Board

James P. Restivo	21,783	7,152	$743,018
CTO

PRSU Awards

The PRSU awards were to be earned to the extent that we achieved pre-established target levels for annual recurring revenue (“ARR”) bookings growth for the performance period beginning on January 1, 2018 and ending on December 31, 2018. ARR is an indicator of long-term enterprise value creation from revenue that continues for multiple years. Each unit granted pursuant to the awards represented a contingent right to receive one share of our common stock for each unit earned for the performance period.

For purposes of the PRSU awards, annual recurring revenue bookings growth means the percentage increase of ARR bookings for 2018 over ARR bookings for 2017. ARR bookings means the sum of (a) annual recurring revenue from the Employer Direct business, (b) annual recurring revenue from channel sales, (c) BenefitsPlace bookings including Benefitstore commissions, and (d) annual recurring revenue from the Carrier business.

The number of units (and, correspondingly, the number of shares) that could be earned under the PRSU awards was to vary from 0% to 150% of the target number of units granted, with the earned shares (if any) to vest in four equal annual installments beginning on April 1, 2019. The levels of performance required to earn the target number of units was approved by the compensation committee at the time of grant as follows:

Growth Percentage	Achievement Percentage(1)	Payout Percentage(1)
30% or more (Maximum)	150%	150%
20% (Target)	100%	100%
10% (Threshold)	50%	50%
<10%	0%	0%

(1)

In the event of actual performance between the threshold and target, and target and maximum, performance levels, the payout percentage was to be calculated between each designated segment on a linear basis.

The compensation committee viewed these performance levels as challenging, but achievable with maximum effort. In addition, the ARR bookings growth performance levels required to earn any units under the terms of the PRSU awards were established at levels that represented strong growth and improvement relative to our actual 2017 results. The decision to link these awards to our ARR bookings growth performance was aligned with our long-term strategic plan and reflected our focus on stimulating growth as a key driver of stockholder value creation. The PRSU awards also included threshold levels of performance below which no units would be earned.

In March 2019, the compensation committee evaluated our ARR bookings growth performance for 2018 and determined that, with our ARR bookings growth of 24%, we had achieved 118.6% of the target performance level for the performance period. This corresponded to a payout percentage of 118.6%. Accordingly, our named executive officers earned the PRSU awards at the following levels and in the following amounts:

Name	Annual Recurring Revenue Bookings Growth (% of target performance level)	Maximum Number of Units Granted (#)	Number of Units Earned (#)	Percentage of Maximum Number of Units Earned (%)
Raymond A. August President, CEO and Director	118.6%	100,711	79,611	118.6%

Jonathon E. Dussault CFO	118.6%	26,084	20,616	118.6%

Mason R. Holland, Jr. Executive Chairman of the Board	118.6%	12,498	9,878	118.6%

James P. Restivo CTO	118.6%	21,783	17,219	118.6%

One-quarter of the earned units vested and were settled for shares of our common stock on April 1, 2019, with the remaining earned units vesting in equal annual installments on the anniversary of such date through April 1, 2022, contingent upon each named executive officer remaining continuously employed by us through each applicable vesting date and subject to acceleration in certain circumstances.

Time-Based RSU Awards

The time-based RSU awards vest in equal annual installments over a four-year period, with the first installment vesting on April 1, 2019, contingent upon each named executive officer remaining continuously employed by us through each applicable vesting date. Upon vesting, the RSU awards may be settled by issuing that number of shares of our common stock that equal the number of units that have vested.

The equity awards granted to our named executive officers during 2018 are set forth in the “Grants of Plan-Based Awards Table” below.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites and other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our named executive officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. For a summary of perquisites received by our named executive officers that were, in the aggregate, $10,000 or more for each individual, see “Summary Compensation Table” below.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described below. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Health and Welfare Benefits

Our named executive officers are eligible to receive the following health and welfare benefits, including flexible spending accounts, medical, dental, and vision insurance, business travel insurance, an employee assistance program, accidental death and dismemberment insurance, health savings accounts, short-term and long-term disability insurance and basic life insurance. These benefits are provided to our named executive officers on the same basis as to all of our employees.

We have also established a tax-qualified Section 401(k) retirement savings plan for our named executive officers and other employees who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions of their cash compensation not to exceed the statutory income tax limitation. Currently, we match contributions made by participants in the plan as follows: $0.50 on the dollar for the first 6% of employee contributions to the plan. Employee matching contributions are subject to a five-year vesting schedule. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Other Compensation Policies

Stock Ownership Policy

We maintain a stock ownership policy for our executive officers to further align their respective interests with the interests of our stockholders, and to further promote our commitment to sound corporate governance. This policy requires our CEO to own a minimum number of shares of our common stock equal to a value of five times his annualized base salary, our President to own a minimum number of shares of our common stock equal to a value of three times his annualized base salary, our other executive officers who are subject to Section 16 of the Exchange Act to own a minimum number of shares of our common stock equal to a value of one time their annualized base salary.

The number of shares of our common stock necessary to meet the minimum ownership level may be accumulated during the first five years following the adoption of the policy in March 2017. As of December 31, 2018, all of our executive officers subject to the policy had achieved his or her required ownership level.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hedging and Pledging Transactions

Under our Insider Trading Policy, we strongly discourage our employees (including our named executive officers) and the non-employee members of our board of directors from hedging our securities, holding shares of our common stock in a margin account, or pledging shares of our common stock as collateral for a loan.

Tax and Accounting Considerations

We take the applicable tax and accounting requirements into consideration in designing and operating our executive compensation program.

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes for remuneration in excess of $1 million paid to “covered employees”. Under Section 162(m), “covered employees” are any individuals who served as the principal executive officer or principal financial officer at any time during the taxable year, each of the three other most highly-compensated executive officers whose compensation may be required to be disclosed to our stockholders under the Exchange Act in the taxable year, and each person who was a covered employee for any taxable year beginning after December 31, 2016.

Prior to the effectiveness of the Tax Cuts and Jobs Act, the limitation on deductibility pursuant to Section 162(m) did not apply to compensation that qualified under applicable regulations as “performance-based compensation”. Under the Tax Cuts and Jobs Act, the performance-based compensation exception to Section 162(m) was repealed, effective for tax years beginning on or after December 31, 2017. Accordingly, commencing with our fiscal year ending December 31, 2018, compensation to our covered employees in excess of $1 million will generally not be deductible. Remuneration in excess of $1 million will remain exempt from this deduction limit if it qualifies as “performance-based compensation” within the meaning of Section 162(m) as in effect prior to the enactment of the Tax Cuts and Jobs Act and is payable pursuant to a binding written agreement in effect on November 2, 2017 that has not been modified in any material respect on or after that date. Also, all remuneration paid to our principal financial officer pursuant to a binding written agreement in effect on November 2, 2017 that has not been modified in any material respect on or after that date is exempt from the deduction limitation of Section 162(m). Because of the technical nature of the application and interpretation of Section 162(m) and the regulations and guidance issued thereunder, there is no assurance that any compensation granted in the past that was intended to satisfy the requirements for deductibility under Section 162(m) actually was or will ultimately be deductible.

While the transition relief applicable to performance-based compensation arrangements made pursuant to written binding contracts in effect as of November 2, 2017 may help minimize the effect of the Section 162(m) deduction limit in the short-term, we expect that, going forward, some portion of our named executive officers’ compensation might not be fully deductible by us for federal income tax purposes. As final guidance and regulations relating to Section 162(m), as amended, have not been issued, no assurance can be given that any existing compensation arrangements will qualify for this transitional relief. We will continue to closely monitor developments with respect to Section 162(m).

In approving the amount and form of compensation for our named executive officers, the compensation committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). The compensation committee may, in its judgment, approve compensation for our named executive officers that is not deductible for federal income tax purposes when it believes that such compensation is in the best interests of the Company and our stockholders.

Accounting for Stock-Based Compensation

The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is FASB ASC Topic 718, the standard which governs the accounting treatment of certain stock-based compensation. Among other things, FASB ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

Summary Compensation Table

The following table sets forth summary compensation information for our named executive officers for the fiscal years ended December 31, 2018, 2017 and 2016.

Name and principal position	Year	Salary ($)(1)	Stock awards ($)(2)	Non-equity incentive plan compensation ($)(3)	All other compensation ($)		Total ($)
Raymond A. August	2018	$499,346	$3,372,807	$279,376	$21,468	(4)	$4,172,997
President, CEO and Director	2017	$499,905	$2,086,871	$72,450	$17,318	(5)	$2,676,544
	2016	$483,000	$1,244,482	$227,366	$118,888	(6)	$2,073,736

Jonathon E. Dussault(7)	2018	$350,000	$946,884	$146,672	$19,155	(8)	$1,462,711
CFO	2017	$134,615	$1,871,972	$24,991	$6,786	(9)	$2,038,364

Mason R. Holland, Jr. Executive Chairman of the Board	2018	$306,288	$555,462	$173,361	$19,158	(10)	$1,054,269

James P. Restivo	2018	$357,674	$769,256	$100,715	$20,874	(11)	$1,248,519
CTO

(1)	Reflects base salary earned during the fiscal year covered.

(2)

The reported amounts represent the aggregate grant date fair value of awards of RSUs and PRSUs computed in accordance with FASB ASC Topic 718, excluding the estimate of forfeitures. The reported amounts for PRSUs also assume target performance goals will be achieved and are consistent with the estimate of aggregate compensation cost recognized over the service period determined as of the grant date under FASB ASC Topic 718. For 2018, the grant date fair value of all PRSUs at maximum payout potential are $3,711,030, $1,034,508, $597,426 and $842,420 for Messrs. August, Dussault, Holland and Restivo, respectively.

(3)

On April 1, 2019, the cash portion of our non-equity incentive plan compensation was paid in RSUs awards that settled for 5,642, 2,962, 3,501 and 2,034 shares of our common stock to Messrs. August, Dussault, Holland and Restivo, respectively.

(4)

Includes $9,803 in medical insurance premiums, $1,032 in life insurance premiums, $749 in disability insurance premiums, $1,250 in health savings account contributions, and $8,634 in 401(k) plan matching contributions.

(5)

Includes $7,416 in medical insurance premiums, $261 in life insurance premiums, $341 in disability insurance premiums, $1,200 in health savings account contributions, and $8,100 in 401(k) plan matching contributions.

(6)

Includes $101,703 in relocation allowance, $7,044 in medical insurance premiums, $327 in life insurance premiums, $664 in disability insurance premiums, $1,200 in health savings account contributions, and $7,950 in 401(k) plan matching contributions.

(7)	Mr. Dussault joined our Company on August 14, 2017 and his annual salary in 2017 was prorated from that date.

(8)

Includes $9,803 in medical insurance premiums, $360 in life insurance premiums, $540 in disability insurance premiums, $1,250 in health savings account contributions, and $7,202 in 401(k) plan matching contributions.

(9)

Includes $2,822 in medical insurance premiums, $100 in life insurance premiums, $130 in disability insurance premiums, $369 in health savings account contributions, and $3,365 in 401(k) plan matching contributions.

(10)

Includes $9,831 in medical insurance premiums, $552 in life insurance premiums, $484 in disability insurance premiums, $1,250 in health savings account contributions, and $7,041 in 401(k) plan matching contributions.

(11)

Includes $9,803 in medical insurance premiums, $1,032 in life insurance premiums, $555 in disability insurance premiums, $1,250 in health savings account contributions, and $8,234 in 401(k) plan matching contributions.

Employment Agreements

We have entered into employment agreements with our named executive officers, Messrs. August, Dussault, Holland and Restivo. Each of these agreements was approved on our behalf by the compensation committee or our board of directors at the recommendation of the compensation committee. We believe that these arrangements were necessary to induce these individuals to forego other employment opportunities or leave their then-current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling each of our executive positions, our board of directors or the compensation committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our board and the compensation committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

The employment agreements of our named executive officers contain certain protections in the event of their termination of employment under specified circumstances, including, in the case of Messrs. Holland, August, and Dussault, following a change in control of the Company. We believe that these protections were necessary to induce these individuals to leave their former employment for the uncertainty of a demanding position and help from a retention standpoint. These arrangements provide reasonable compensation to the executive officer if he leaves our employ under certain circumstances to facilitate his transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits. We also believe that these arrangements help maintain their continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the Company.

All payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction. Additionally, we do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our named executive officers.

We believe that having in place reasonable and competitive post-employment compensation arrangements in the event of a change in control of the Company are essential to attracting and retaining highly-qualified executive officers. The compensation committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our executive officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

For an estimate of the potential payments and benefits that they would have been eligible to receive if a hypothetical change in control or other trigger event had occurred on December 31, 2018, see “Potential Payments Upon Termination or Change in Control” below.

Employment Agreement with Raymond A. August

In July 2014, we entered into an employment agreement with Raymond A. August (the “Original Agreement”). We amended the Original Agreement on November 20, 2017 in connection with Mr. August’s appointment as President and Chief Executive Officer of our Company, effective as of January 1, 2018 (the “Amended Employment Agreement”). Pursuant to the Amended Employment Agreement, in November 2017, we agreed to the following compensation arrangements with Mr. August:

•	an annual base salary of $500,000;

•

participation in our Management Incentive Bonus Plan, with a target annual incentive bonus opportunity equal to 100% of his annual base salary, and with the targets for earning an annual incentive bonus to be reviewed and approved annually by the compensation committee;

•

an RSU award valued at $1.5 million that may be settled for shares of our common stock to be approved by our board of directors, which award will vest in five equal annual installments beginning on the first anniversary of the date of grant, subject to his continued employment on each vesting date; and

•

an annual equity award to be made as part of Mr. August’s long-term incentive compensation for 2018 valued at $2 million. Half of this award will be made in the form of a time-based RSU award vesting in four equal annual installments beginning on the first anniversary of the date of grant, subject to his continued employment on each vesting date, while the other half of the award will be made in the form of a PRSU award, the maximum number of shares of our common stock which will be earned upon the achievement of annual Company performance objectives to be determined by the compensation committee, with such earned shares to vest in four equal annual installments beginning on first anniversary of the date of grant if the performance objectives are met and subject to his continued employment on each vesting date. Subsequent annual equity awards will be reviewed and approved annually by the compensation committee and designed to incentivize high levels of performance.

The compensation committee reconsidered Mr. August’s annual equity award in 2018 when it established the compensation framework for all our named executive officers for the year as described above. For a description of the equity awards granted to Mr. August and our other named executive officers in 2018 as part of their long-term incentive compensation, see “Executive Summary-Long-Term Incentive Compensation” above.

Under the Amended Employment Agreement, in the event we terminate Mr. August’s employment without cause at any time prior to a change in control, we will provide Mr. August: (i) salary continuation payments at a rate equal to his base salary then in effect for a period of 12 months following his termination date, (ii) a portion of his targeted annual bonus for the year of termination, paid at the time it would have been paid but for the termination, prorated for the portion of the year that he was employed by the Company, (iii) an insurance premium in an amount equal to that which was paid on his behalf prior to the termination of his employment paid during the same period in which he is receiving salary continuation payments, and (iv) accelerated vesting of the time-based portion of any outstanding equity awards granted pursuant to the Original Agreement that would have vested in the following 12 months.

Under the Amended Employment Agreement, in the event we or our acquirer terminates Mr. August’s employment without cause at the time of, or within 12 months following, a change in control of our Company, we or our acquirer will provide Mr. August: (i) salary continuation payments at a rate equal to his base salary then in effect for a period of 12 months following his termination date, (ii) a portion of his targeted annual bonus for the year of termination, paid at the time it would have been paid but for the termination, prorated for the portion of the year that he was employed by our Company, (iii) accelerated vesting of the time-based portion of all outstanding equity awards, and (iv) specified insurance premiums during the period he receives salary continuation payments.

In addition, whether before or after a change in control, if Mr. August resigns due to a decrease in his base salary or targeted annual bonus, a change in his position with our Company or a diminution of his duties and responsibilities, or a change in the location of his primary workplace of more than 60 miles from our Company’s headquarters as of January 1, 2018, and provided he resigns within three months of the occurrence of, and without having consented to, such event, the Amended Employment Agreement provides that Mr. August will be entitled to receive the same severance benefits he would have been eligible to receive were his employment terminated by us without cause.

If we terminate Mr. August’s employment with or without cause, after completion of any period during which his eligibility for a bonus is to be determined, but prior to the date when such bonus is to be paid, the Amended Employment Agreement provides Mr. August will be entitled to receive such bonus at the time it would have been paid but for the termination of his employment.

“Cause” is defined as any determination by the board of directors of any of the following: (i) Mr. August’s violation of any applicable material law or regulation with respect to the business of our Company, (ii) Mr. August’s commission of a felony or a crime involving moral turpitude, (iii) any act of dishonesty, fraud or misrepresentation in relation to his duties to our Company, (iv) Mr. August’s uncured failure to perform in any material respect his duties under the agreement, (v) Mr. August’s failure to attempt in good faith to implement a clear and reasonable directive from the board or to comply with any of our policies and procedures which failure is material and occurs after written notice from the board, (vi) any act of gross misconduct that is materially and demonstrably injurious to our Company, or (vii) Mr. August’s breach of his fiduciary responsibility.

During and after his employment, Mr. August is subject to a covenant related to the non-disclosure of trade secrets and confidential information. For one year following the date of termination, for any reason, Mr. August is subject to covenants related to the non-solicitation of customers, employees or consultants and a covenant not to compete with the Company within the United States.

Effective April 1, 2019, Mr. August’s employment agreement was further amended (the “Second Amended Employment Agreement”) to provide for a one-time annual equity award for 2019 of 50,000 shares of common stock (the “Retention Award”). The Retention Award vests 100% on April 1, 2023, subject to Mr. August’s continuous service to the Company through such date and accelerated vesting as described below.

The Second Amended Employment Agreement also provides that if we terminate Mr. August without cause not in connection with a change in control and Mr. August signs a release of claims against the Company, we will now provide him with his then current base salary for 18 months, one year’s bonus payment at target, 12 months of accelerated vesting on the time-based portion of all outstanding equity awards (except the Retention Award), and COBRA coverage for 18 months, provided Mr. August elects and remains eligible for such coverage. Pursuant to the Second Amended Employment Agreement, if Mr. August is terminated without cause at or within 12 months of a change in control, we will now also provide Mr. August with one and a half times his targeted annual bonus and full acceleration of the time-based portion of all outstanding equity awards, in addition to his then current base salary for 18 months and COBRA coverage for 18 months, subject to his signing a release. The other material terms of the Amended Employment Agreement and outstanding equity awards otherwise remain unchanged.

Employment Agreement with Jonathon E. Dussault

In June 2017, we entered into an employment agreement with Jonathon E. Dussault. Under the agreement, we agreed to pay Mr. Dussault a base salary of $350,000 per year. Mr. Dussault is also eligible to receive a target bonus of up to 75% of his then-current base pay, subject to adjustment, upon achievement of our Company’s annual performance targets. See “Outstanding Equity Awards as of December 31, 2018” below for a description of, among other things, equity awards granted to Mr. Dussault in 2018, all of which remained outstanding as of that year end.

In the event we terminate Mr. Dussault’s employment without cause at any time prior to a change in control, we will provide Mr. Dussault: (i) salary continuation at a rate equal to his base salary then in effect for a period of 12 months following his termination date, (ii) a portion of his targeted annual bonus for the year of termination, paid in a lump sum at the time it would have been paid but for the termination, prorated for the portion of the year that he was employed by our Company, and (iii) an insurance premium in an amount equal to that which was paid on his behalf prior to the termination of his employment paid during the same period in which he is receiving salary continuation payments. Any outstanding RSUs, PRSUs and stock rights will not be subject to accelerate vesting.

In the event we or our acquirer terminates Mr. Dussault’s employment without cause at the time of, or within 12 months following, a change in control of our Company, we or our acquirer will provide Mr. Dussault: (i) salary continuation at a rate equal to his base salary then in effect for a period of 12 months following his termination date, (ii) a portion of his targeted annual bonus for the year of termination, paid in a lump sum at the time it would have been paid but for the termination, prorated for the portion of the year that he was employed by our Company, (iii) an insurance premium in an amount equal to that which was paid on his behalf prior to the termination of his employment paid during the same period in which he is receiving salary continuation payments, and (iv) immediate acceleration of outstanding RSUs, PRSUs and stock rights granted to him.

In addition, whether before or after a change in control, if Mr. Dussault resigns due to an uncured material breach of the agreement by our Company, a change in his position such that he no longer reports to our CEO, President or COO, a diminution in his authority, duties and responsibilities to our Company, a decrease in his base salary, or a successor to our Company fails to assume the agreement, and provided he notifies our Company of such circumstances within 30 days of the event, resigns within 60 days of our Company’s failure to cure the event, and has not consented to such event, Mr. Dussault will be entitled to receive the same severance benefits he would have been eligible to receive were his employment terminated by us without cause.

“Cause” is defined as reasonable determination by the board of directors of any of the following: (i) any act of dishonesty, fraud or misrepresentation in relation to his duties to our Company, (ii) Mr. Dussault’s conviction of, or plead of nolo contendere to, a felony or a crime involving moral turpitude, (iii) Mr. Dussault’s proven gross misconduct that results in a reasonable probability of material injury (whether tangible or reputational) to our Company, (iv) Mr. Dussault’s proven unauthorized use or disclosure of any proprietary information or trade secrets of our Company or any other third party to whom he owes an obligation of nondisclosure as a result of his relationship with us, and (v) Mr. Dussault’s uncured failure to perform in any material respect his duties under the agreement.

During and after his employment, Mr. Dussault is subject to a covenant related to the non-disclosure of trade secrets and confidential information. For one year following the date of termination, for any reason, Mr. Dussault is subject to covenants related to the non-solicitation of customers, employees or consultants and a covenant not to compete with the Company within the United States.

Employment Agreement with Mason R. Holland, Jr.

In January 2007, we entered into an employment agreement with Mason Holland, our Executive Chairman, which sets forth the terms and conditions of his employment in that position. The agreement continues for terms of three years, which will be extended automatically each day, for an additional day, so that the remaining term continues to be three years in length. Either we or Mr. Holland may at any time fix the term to a finite term of three years. Under the terms of the agreement, we must pay Mr. Holland salary at a rate of not less than $200,000 per year. The board of directors will review Mr. Holland’s salary at least annually and must increase his salary by at least 5% per year. Mr. Holland waived his base salary increase in 2018. We may not decrease Mr. Holland’s base salary under these agreements.

Mr. Holland is eligible to participate in any management incentive programs we establish, and he may receive incentive compensation based upon achievement of targeted levels of performance and other criteria established by the board of directors or compensation committee. In the event we achieve the annual financial targets approved by the board, Mr. Holland will be entitled to an annual bonus in an amount at least equal to his then-current base salary.

If we terminate Mr. Holland’s employment due to his death or disability, we must pay to him, or his estate, his accrued compensation, pro-rated for the number of days he was employed in the fiscal year in which his employment was terminated, which amount we refer to as the Prorated Bonus Amount. If we terminate Mr. Holland’s employment for cause (as defined below) or he resigns for any reason other than adequate justification (as defined below), we must pay Mr. Holland all accrued compensation.

If Mr. Holland resigns for adequate justification, or if we terminate his employment without cause, including in connection with a change in control of our Company, we must pay him his accrued compensation and a pro rata share of his annual bonus, if such bonus is awarded. Additionally, we must pay Mr. Holland each month, for a period of 36 months, 1/12 of the sum of, (i) his then-current base salary, and (ii) a pro rata share of his annual bonus, if such bonus is awarded. Furthermore, we must continue providing life insurance, disability, medical, dental, and hospitalization benefits to Mr. Holland (which amount will be reduced to the extent he receives these benefits from a subsequent employer). Finally, the restrictions on any outstanding incentive awards held by Mr. Holland, including stock options, will lapse and such awards will become fully vested and immediately exercisable.

Under the agreement, adequate justification is defined as: (A) an uncured material failure of the Company to comply with the agreement; (B) any non-voluntary, Company-imposed relocation of Mr. Holland outside Charleston, South Carolina; (C) a change in control of our Company that results in a material diminution in the Mr. Holland’s responsibilities; or (D) the removal of Mr. Holland from the position of Chairman of the board of directors, except as otherwise provided in the agreement. Under the agreement, termination for cause is defined as: (i) a conviction of Mr. Holland of, or entering a plea of no contest by him with respect to, having committed a felony; (ii) abuse of controlled substances or alcohol, or acts of dishonesty or moral turpitude by Mr. Holland that are detrimental to our Company; (iii) acts or omissions by Mr. Holland that he knew, or should reasonably have known, would substantially damage the business of our Company; (iv) negligence by Mr. Holland in the performance of, or disregard by him of, his obligations under the agreement or otherwise relating to his employment, or a breach by Mr. Holland of the agreement, which negligence, disregard or breach continues uncured after receiving notice from our Company; or (v) failure by Mr. Holland to obey the reasonable and lawful orders and policies of the board that are consistent with the provisions of the agreement.

During and after his employment, Mr. Holland is subject to a covenant related to the non-disclosure of trade secrets and confidential information. For 24 months following the date of termination, for any reason, except with adequate justification, Mr. Holland is subject to covenants related to the non-solicitation of customers, employees or consultants and a covenant not to compete with the Company. In the event Mr. Holland, during the 24 months following the termination of his employment, becomes employed by a company that engages, in whole or part, in the same or substantially the same business as ours, he will forfeit any remaining severance payments.

Employment Agreement with James P. Restivo

In December 2015, we entered into an employment agreement with James P. Restivo. Under the agreement, we agreed to pay Mr. Restivo a base salary of $300,000 per year. Mr. Restivo is also eligible to receive a target bonus of up to 50% of his then-current base pay, subject to adjustment, upon achievement of our Company’s annual performance targets. Mr. Restivo is also eligible to receive an annual RSU award of up to 100% of his base salary. These RSU awards have a four-year vesting period, and will be subject to the terms of an RSU award agreement. See “Outstanding Equity Awards as of December 31, 2018” below for a description of, among other things, equity awards granted to Mr. Restivo in 2018, all of which remained outstanding as of that year end.

In the event we terminate Mr. Restivo’s employment without cause, provided Mr. Restivo executes a general release of claims, we will provide Mr. Restivo salary continuation at a rate equal to his base salary then in effect for a period of six months following his termination date. Any outstanding RSUs, PRSUs and stock rights will not be subject to accelerated vesting.

In addition, if Mr. Restivo resigns due to a material decrease in his base salary or annual bonus or due to a diminution in his authority, duties and responsibilities to our Company, and provided he resigns within three months of such event, and has not consented to such event, Mr. Restivo will be entitled to receive the same severance benefits he would have been eligible to receive were his employment terminated by us without cause.

“Cause” is defined as reasonable determination by the board of directors of any of the following: (i) Mr. Restivo’s violation of any applicable material law or regulation with respect to the business of our Company, (ii) Mr. Restivo’s commission of a felony or crime involving moral turpitude, (iii) any act of dishonesty, fraud or misrepresentation in relation to Mr. Restivo’s duties to our Company, (iv) Mr. Restivo’s failure to perform in any material respect his duties under the agreement, (v) Mr. Restivo’s failure to attempt in good faith to implement a directive from our board of directors or to comply with the Company’s policies and procedures, (vi) Mr. Restivo’s gross misconduct which is materially and demonstrably injurious to our Company, and (vii) Mr. Restivo’s breach of fiduciary responsibility.

During and after his employment, Mr. Restivo is subject to a covenant related to the non-disclosure of trade secrets and confidential information. For one year following the date of termination, for any reason, Mr. Restivo is subject to covenants related to the non-solicitation of customers, employees or consultants and a covenant not to compete with the Company within the United States.

Potential Payments on Change of Control

If the severance payments called for in our employment agreements with our named executive officers that were in effect as of December 31, 2018, as described above under “Employment Agreements”, had been triggered on December 31, 2018, we would have been obligated to make the following payments:

	Upon Termination without Cause or Resignation for Good Reason - No Change of Control				Upon Termination without Cause or Resignation for Good Reason - Change of Control
Name	Cash Severance ($)	Value of Accelerated Vesting(1) ($)	Value of Benefits ($)	Total ($)	Cash Severance ($)	Value of Accelerated Vesting(1) ($)	Value of Benefits ($)	Total ($)
Raymond A. August(2)	$779,376	$3,340,989	$9,803	$4,130,168	$779,376	$6,780,642	$9,803	$7,569,821
President, CEO and Director

Jonathon E. Dussault	$496,672	$0	$9,803	$506,475	$496,672	$3,755,669	$9,803	$4,262,144
CFO

Mason R. Holland, Jr.	$1,418,442	$1,346,500	$12,117	$2,777,059	$1,418,442	$1,346,500	$12,117	$2,777,059
Executive Chairman of the Board

James P. Restivo	$180,250	$0	$0	$180,250	$180,250	$0	$0	$180,250
CTO

(1)

The value of accelerated vesting equals $45.72, the closing sale price per share of our common stock on the NASDAQ Global Market on December 31, 2018, multiplied by the number of shares subject to accelerated vesting.

(2)

If Mr. August’s Second Amended Employment Agreement, which became effective on April 1, 2019, were in effect on December 31, 2018, upon his termination without cause or resignation for good reason, and no change of control, we would have been obligated to pay Mr. August $1,029,376 in cash, the value of accelerated vesting would have been $3,340,989, and the value of benefits would have been $14,705, for a total value of $4,385,070; and upon termination without cause or resignation for good reason, and a change of control, we would have been obligated to pay Mr. August $1,169,064 in cash, the value of accelerated vesting would have been $6,780,642, and the value of benefits would have been $14,705, for a total value of $7,964,411.

Grants of Plan-Based Awards

The following table summarizes equity awards and non-equity incentive plan awards granted to our named executive officers in 2018, as of the date of grant.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All other stock awards: Number of time-		Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)	based RSUs(2) (#)
Raymond A. August	March 29, 2018				0	10,021	(4)	10,021			$275,778
President, CEO and Director	March 29, 2018				0	67,141	(5)	100,711			$2,290,145
	March 29, 2018								33,069	(6)	$806,884
	March 29, 2018	$0	$250,000	$500,000

Jonathon E. Dussault	March 29, 2018				0	5,261	(4)	5,261			$144,783
CFO	March 29, 2018				0	17,389	(5)	26,084			$593,139
	March 29, 2018								8,564	(6)	$208,962
	March 29, 2018	$0	$131,250	$262,500

Mason R. Holland, Jr.	March 29, 2018				0	6,218	(4)	6,218			$171,119
Executive Chairman of the Board	March 29, 2018				0	8,332	(5)	12,498			$284,205
	March 29, 2018								4,104	(6)	$100,138
	March 29, 2018	$0	$155,132	$310,266

James P. Restivo	March 29, 2018				0	3,612	(4)	3,612			$99,402
CTO	March 29, 2018				0	14,522	(5)	21,783			$495,345
	March 29, 2018								7,152	(6)	$174,509
	March 29, 2018	$0	$90,125	$180,251

(1)

Represents the aggregate cash incentive components of the 2018 annual incentives payable to the named executive officer, as summarized in “Compensation Discussion and Analysis—Compensation Elements” above.

(2)

Represents the aggregate equity incentive components of the 2018 annual incentives granted in the form of PRSUs and RSUs to the named executive officer, as summarized in “Compensation Discussion and Analysis—Compensation Elements” above.

(3)

The reported amounts represent the aggregate grant date fair value of awards of PRSUs and RSUs computed in accordance with FASB ASC Topic 718, excluding the estimate of forfeitures. The reported amounts for PRSUs also assume target performance goals will be achieved and are consistent with the estimate of aggregate compensation cost recognized over the service period determined as of the grant date under FASB ASC Topic 718.

(4)

A percentage of the PRSUs were to vest upon the achievement of an annual revenue goal, an adjusted EBITDA goal, and a net new bookings goal, during the period of January 1, 2018 through December 31, 2018, as summarized in “Compensation Discussion and Analysis—Compensation Elements” above. The compensation committee of our board of directors determined that, on April 1, 2019, a total of 9,092, 4,773, 5,641, and 3,277 PRSUs vested for Messrs. August, Dussault, Holland and Restivo, respectively.

(5)

The PRSUs were to vest upon the achievement of annual recurring revenue bookings percentage growth goals during the period of January 1, 2018 through December 31, 2018, such vesting to occur in four equal annual installments beginning on April 1, 2019, if the performance metrics are met, as summarized in “Compensation Discussion and Analysis—Compensation Elements” above. The compensation committee of our board of directors determined that, on April 1, 2019, 79,611, 20,616, 9,878 and 17,219 PRSUs were earned by Messrs. August, Dussault, Holland and Restivo, respectively. Vesting will accelerate as to the next tranche of vesting units in the event of death or disability after the performance period. Vesting of the PRSUs may also accelerate in certain circumstances if there is a change in control of the Company during the performance period.

(6)	Represents time-based RSUs, which vest in four equal annual installments beginning on April 1, 2019, subject to continued employment.

Outstanding Equity Awards as of December 31, 2018

The following table lists the outstanding equity awards held by our named executive officers as of December 31, 2018:

	Stock awards
Name	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned units (#)		Equity incentive plan awards: market value of unearned units ($)(1)
Raymond A. August	35,000	(2)	$1,600,200
President, CEO and Director	6,390	(3)	$292,151
				10,021	(4)	$458,160
	15,279	(5)	$698,556
				67,141	(6)	$3,069,687
	13,635	(7)	$623,392
	44,935	(8)	$2,054,428
	33,069	(9)	$1,511,915

Jonathon E. Dussault	48,096	(10)	$2,198,949
CFO	1,891	(11)	$86,457
				5,261	(4)	$240,533
				17,389	(6)	$795,025
	944	(12)	$43,160
	8,564	(9)	$391,546

Mason R. Holland, Jr.	1,955	(3)	$89,383
Executive Chairman of the Board	4,673	(5)	$213,650
	4,171	(7)	$190,698
	4,104	(9)	$187,635
				6,218	(4)	$284,287
				8,332	(6)	$380,939

James P. Restivo	4,745	(5)	$216,941
CTO	7,500	(5)	$342,900
	4,234	(7)	$193,578
	15,949	(7)	$729,188
	7,152	(9)	$326,989
				3,612	(4)	$165,141
				14,522	(6)	$663,946

(1)	Based on $45.72 per share which was the closing price of our common stock on the NASDAQ Global Market on December 31, 2018, the last trading day of that fiscal year.

(2)	The shares subject to this grant of RSUs vest in five equal annual installments beginning on October 1, 2015, subject to continued employment.

(3)	The shares subject to this grant of RSUs vest in four equal annual installments beginning on April 1, 2016, subject to continued employment.

(4)

The amount reported represents the number of PRSUs granted to the named executive officer on March 29, 2018, as previously described, and assumes target performance goals will be achieved. The PRSUs were to vest upon the achievement of an annual revenue goal, an adjusted EBITDA goal, and a net new bookings goal, during the period of January 1, 2018 through December 31, 2018, as summarized in “Compensation Discussion and Analysis—Compensation Elements” above. The compensation committee of our board of directors determined that, on April 1, 2019, a total of 9,092, 4,773, 5,641, and 3,277 PRSUs vested for Messrs. August, Dussault, Holland and Restivo, respectively.

(5)	The shares subject to this grant of RSUs vest in four equal annual installments beginning on April 1, 2017, subject to continued employment.

(6)

The amount reported represents the number of PRSUs granted to the named executive officer on March 29, 2018 and assumes target performance will be achieved. The PRSUs were to vest upon the achievement of annual recurring revenue bookings percentage growth goals during the period of January 1, 2018 through December 31, 2018, such vesting to occur in four equal annual installments beginning on April 1, 2019, if the performance metrics are met, as summarized in “Compensation Discussion and Analysis—Compensation Elements” above. The compensation committee of our board of directors determined that, on April 1, 2019, 79,611, 20,616, 9,878, and 17,219 PRSUs were earned by Messrs. August, Dussault, Holland and Restivo, respectively.

(7)	The shares subject to this grant of RSUs vest in four equal annual installments beginning on April 1, 2018, subject to continued employment.

(8)	The shares subject to this grant of RSUs vest in five equal annual installments beginning on December 31, 2018, subject to continued employment.

(9)	The shares subject to this grant of RSUs vest in four equal annual installments beginning on April 1, 2019, subject to continued employment.

(10)	The shares subject to this grant of RSUs vest in five equal annual installments beginning on August 14, 2018, subject to continued employment.

(11)	The shares subject to this grant of RSUs vest in four equal annual installments beginning on August 14, 2018, subject to continued employment.

(12)	The shares subject to this grant of PRSUs, which performance criteria has been satisfied, vest in four equal annual installments beginning on April 1, 2018.

Stock Vested

The following table sets forth information on the aggregate number and value of all RSUs and PRSUs vested for each named executive officer in the year ended December 31, 2018.

Stock Vested during the year ended December 31, 2018

	Stock awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting(1) ($)
Raymond A. August	91,537	$2,952,512
President, CEO and Director

Jonathon E. Dussault	13,953	$497,375
CFO

Mason R. Holland, Jr.	8,818	$215,159
Executive Chairman of the Board

James P. Restivo	18,873	$460,500
CTO

(1)	The aggregate value realized equals the fair market value of the shares acquired, based on the closing sale price of our common stock on the NASDAQ Global Market on the vesting date.

DIRECTOR COMPENSATION

From June 2014 until May 2018, pursuant to a compensation program for our Company’s independent directors not serving as a designee of an investor under our Second Amended and Restated Voting Agreement, or the Voting Agreement, each such director received an annual retainer of $150,000, payable at the director’s election either 50% in cash and 50% in RSUs, or 100% in RSUs. We also paid such directors the following cash fees for each quarter they chair one of the board committees: audit, $6,250; compensation, $2,500; and any other committee, $1,875.

In September 2017, the board of directors amended the compensation program for our Company’s independent directors not serving as a designee of an investor under the Voting Agreement. Effective as of the 2018 Annual Meeting of Stockholders, each such director receives an annual retainer of $180,000, payable at the director’s election either 50% in cash and 50% in RSUs, or 100% in RSUs. We also pay such directors the following cash fees for each quarter they chair one of the board committees: audit, $6,250; compensation, $2,500; and nominating and governance committee, $1,875. Other members of the committees receive the following annual cash fees: audit, $9,000; compensation, $5,000; and nominating and governance, $3,750.

Our Company maintains stock ownership guidelines for directors. The guidelines require our Company’s non-employee directors not serving as a designee of an investor under the Voting Agreement, to own stock in our Company with a cash value of $225,000 or 3,750 shares, whichever is less. Such director need not own the requisite number of shares until he or she has completed three years of service as a director of our Company. If the ownership requirement is not met after the director has completed three years of service as a director of our Company, then all payments made to him or her by our Company will be entirely in the form of RSUs until the required ownership level is reached. For purposes of calculating the number of shares held by a director, shares that are owned directly are counted along with (a) shares over which the director has investment or voting power, and (b) shares that may be acquired pursuant to vested, in-the-money options to acquire Company stock. Shares used to achieve the minimum director ownership requirement may not be pledged, used as security, or otherwise encumbered by a director.

The following table sets forth the total compensation paid to each of our non-employee directors serving in 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Total ($)
Douglas A. Dennerline	$8,875	$178,772	(1)	$187,647
Joseph P. DiSabato(2)	-	-		-
A. Lanham Napier	$6,250	$178,772	(1)	$185,022
Francis J. Pelzer V	$27,500	$178,772	(1)(3)	$206,272
Stephen M. Swad	$16,375	$178,772	(1)	$195,147

(1)

On July 1, 2018, the board of directors approved grants of RSUs to each of Messrs. Dennerline, Napier, Pelzer, and Swad for 5,258 shares of our common stock with an aggregate grant date fair value for each director of $178,772, computed in accordance with FASB ASC Topic 718. These grants of RSUs vest on the earlier of July 1, 2019 or the 2019 Annual Meeting of Stockholders of our Company, subject to the director’s continued service on the board.

(2)	Mr. DiSabato served as a director until April 1, 2019.

(3)

Mr. Pelzer also holds an option to purchase 50,000 shares of our common stock, granted to him in 2013 for service on the board of directors. On December 31, 2018, all shares subject to this option were vested.

Messrs. Holland and August are both named executive officers, and both also serve as directors, and neither received additional compensation for service provided as a director in 2018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of each transaction or series of similar transactions since January 1, 2018 to which we were or are a party in which:

•	the amount involved exceeded or exceeds $120,000; and

•	any of our directors or executive officers, any holder of 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Landlord—Daniel Island Executive Center, LLC and DIEC II, LLC

We lease real property from Daniel Island Executive Center, LLC, or DIEC, LLC, for use as our corporate headquarters in Charleston, South Carolina under two lease agreements. Pursuant to an amendment to each lease executed on December 12, 2016, both lease agreements expire on December 31, 2031. The initial term of the leases will reset to be co-terminus with certain new leases our Company may enter into with Daniel Island Executive Center II, LLC, or DIEC II, LLC. Under the two leases, an aggregate of $80.0 million of lease payments are due over the remainder of the terms as of December 31, 2018. We made payments related to these agreements in the amount of $5.4 million for the year ended December 31, 2018.

Pursuant to a lease agreement with DIEC II, LLC and subsequent amendment executed on December 12, 2016, we have extended our campus in Charleston, South Carolina with a Customer Success Center and, at our option and under a new lease, can have a two-story welcome center built. The lease agreement for the Customer Success Center expires December 31, 2031. The initial term of the lease will reset to be co-terminus with certain new leases our Company may enter into with DIEC II, LLC. Under the lease, an aggregate of $77.0 million of lease payments are due over the remainder of the term as of December 31, 2018. We made payments related to this agreement in the amount of $5.2 million for the year ended December 31, 2018.

On December 12, 2016, our Company also executed a lease agreement with DIEC II, LLC, which requires DIEC, LLC to construct a building of approximately 145,800 square feet on Daniel Island Executive Center II for our Company to expand its campus to accommodate anticipated future growth. The target commencement date of the Lease is July 1, 2019 and the Lease would run for 15 years. Once the lease has commenced, an aggregate of $75.8 million of lease payments will be due over the course of the 15-year initial term. This lease was terminated on March 31, 2019.

DIEC, LLC and DIEC II, LLC are South Carolina limited liability companies. The Holland Family Trust, with which Mason Holland (our Executive Chairman of the board and a significant stockholder) is affiliated, owns a supermajority interest in Daniel Island Executive Center. The Shawn Arthur Jenkins Living Trust, with which Shawn Jenkins (our former CEO and a significant stockholder) is affiliated, owns the remaining minority interest in Daniel Island Executive Center. The Holland Family Trust and Shawn Arthur Jenkins Living Trust own DIEC II equally.

Indemnification Agreements

Our certificate of incorporation and our bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by law. In addition, as permitted by the laws of the State of Delaware, we have entered into indemnification agreements with each of our directors. Under the terms of our indemnification agreements, we are required to indemnify each of our directors, to the fullest extent permitted by the laws of the State of Delaware, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of our Company, and with respect to any criminal proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. We must indemnify our officers and directors against any and all (A) costs and expenses (including attorneys’ and experts’ fees, expenses and charges) actually and reasonably paid or incurred in connection with investigating, defending, being a witness in or participating in, or preparing to investigate, defend, be a witness in or participate in, and (B) judgments, fines, penalties and amounts paid in settlement in connection with, in the case of either (A) or (b), any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, by reason of the fact that (x) such person is or was a director or officer, employee, agent or fiduciary of our Company or (y) such person is or was serving at our request as a director, officer, employee or agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefits plan or other enterprise. The indemnification agreements will also require us, if so requested, to advance within 30 days of such request any and all costs and expenses that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to be indemnified for such costs and expenses. Our bylaws also require that such person return any such advance if it is ultimately determined that such person is not entitled to indemnification by us as authorized by the laws of the State of Delaware.

We are not required to provide indemnification under our indemnification agreements for certain matters, including: (1) indemnification in connection with certain proceedings or claims initiated or brought voluntarily by the indemnitee; (2) indemnification related to disgorgement of profits made from the purchase or sale of securities of our Company under Section 16(B) of the Exchange Act, or similar provisions of state statutory or common law; (3) indemnification that is finally determined, under the procedures and subject to the presumptions set forth in the indemnification agreements, to be unlawful; or (4) indemnification for liabilities for which the director has received payment under any insurance policy for such person’s benefit, our certificate of incorporation or bylaws or any other contract or otherwise, except with respect to any excess amount beyond the amount so received by such director or officer. The indemnification agreements will require us, to the extent that we maintain an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of our Company or of any other corporation, partnership, joint venture, trust, employee benefits plan or other enterprise that such person serves at the request of our Company, to cover such person by such policy or policies to the maximum extent available.

Employment Agreements

We have entered into employment agreements with certain of our executive officers that provide for salary, bonus and severance compensation. For more information regarding these employment agreements, see “Executive Compensation—Compensation Discussion and Analysis—Employment Agreements”.

Equity Issued to Executive Officers and Directors

We have granted RSUs and PRSUs to our executive officers and directors in 2018, as more fully described in “Executive Compensation—Compensation Discussion and Analysis—Outstanding Equity Awards as of December 31, 2018” and “Director Compensation”.

Subsidiary of The Goldman Sachs Group

Until April 4, 2019, due to the size of its voting and economic interest in our Company, we were deemed to be controlled by The Goldman Sachs Group and were therefore considered to be a non-bank “subsidiary” of The Goldman Sachs Group under the Bank Holding Company Act of 1956 (the “BHC Act”). The BHC Act imposes regulations and requirements on The Goldman Sachs Group and on any company that is deemed to be controlled by The Goldman Sachs Group under the BHC Act and the regulations of the Board of Governors of the Federal Reserve System, or the Federal Reserve. As of April 4, 2019, we were no longer subject to this regulatory regime because The Goldman Sachs Group was no longer deemed to control us for purposes of the BHC Act.

As a controlled non-bank subsidiary of The Goldman Sachs Group, we were previously restricted from engaging in activities that are not permissible under the BHC Act, or the rules and regulations promulgated thereunder. Additionally, we were subject to examination by the Federal Reserve and required to provide information and reports for use by the Federal Reserve under the BHC Act. Until April 4, 2019, we were subject to certain covenants primarily for the benefit of The Goldman Sachs Group that were intended to facilitate its compliance with the BHC Act, but that could have imposed certain obligations on our Company, as further described below.

Corporate Governance

In connection with our IPO, we entered into a Second Amended and Restated Investors’ Rights Agreement (the “Investor Rights Agreement”) with the Key Holders (as defined therein). On February 24, 2015, in connection with an equity investment by Mercer LLC in our Company, as more fully described below, we amended the Investor Rights Agreement to, among other things, add Mercer as a Key Holder under the Investor Rights Agreement only. As of March 5, 2019, Mercer and The Goldman Sachs Group no longer held rights under the Investor Rights Agreement because each, together with their Affiliates, held less than 5% of the outstanding capital stock of the Company.

Pursuant to the Investor Rights Agreement, as amended, the remaining Key Holders have the right, subject to various conditions and limitations, to include their shares in registration statements relating to our securities. The holders of at least 66 2/3% of the then outstanding shares subject to these registration rights have the right to demand that we register such shares under the Securities Act of 1933, as amended, with respect to shares having an aggregate offering price of at least $5,000,000, and subject to other limitations. In addition, these holders are entitled to piggyback registration rights with respect to the registration under the Securities Act of shares of common stock. In the event that we propose to register any shares of common stock under the Securities Act either for our account or for the account of other security holders, the holders of shares having piggyback registration rights are entitled to receive notice of such registration and to include shares in any such registration, subject to limitations. Further, at any time after we become eligible to file a registration statement on Form S-3, the holders of at least 5% of the shares subject to these registration rights may require us to file registration statements under the Securities Act on Form S-3 with respect to shares of common stock having an aggregate offering price, net of selling expenses, of at least $5,000,000. To the extent that we qualify as a well-known seasoned issuer at the time a requisite number of holders demand the registration of shares subject to these registration rights, we will file an automatic shelf registration statement covering the shares for which registration is demanded if so requested by the holders of such shares. These registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of common stock held by such security holders to be included in such registration.

Additionally, until April 4, 2019, because of The Goldman Sachs Group’s status as a bank holding company under the BHC Act, we were subject to certain covenants in the Investor Rights Agreement, as amended, for the benefit of The Goldman Sachs Group (and in certain instances Mercer) that were intended to facilitate compliance with the BHC Act. These covenants addressed the right to conduct audits on, and access certain information of our Company; the right to review the policies and procedures that we implemented to comply with the laws and regulations that related to our activities; notice rights of certain events and business activities and the obligation to cooperate to mitigate potential adverse consequences resulting therefrom. These covenants remained in effect until April 4, 2019, the date that the Federal Reserve deemed us to no longer be a “subsidiary” of The Goldman Sachs Group under the BHC Act.

Mercer LLC Investment

On February 24, 2015, we entered into a Securities Purchase Agreement with Mercer, a wholly owned subsidiary of Marsh & McLennan Companies, Inc., a Delaware corporation (the “Investor”). Pursuant to the Securities Purchase Agreement, we sold and issued to the Investor 2,817,526 shares of our common stock for $26.50 per share or an aggregate of $74,664,439. At the same time, we also issued Mercer a warrant (the “Warrant”) to purchase an additional 580,813 shares of our common stock for $26.50 per share at any time during the 30-month term of the Warrant, which has since expired. The Securities Purchase Agreement terminated on April 19, 2019, and until its termination, provided as follows:

Board Observer Right. Until the earlier of (i) the expiration or termination of the Alliance Agreement (as defined below) and (ii) the first date on which the Investor and its affiliates own less than (A) 75% of the shares of our common stock acquired on February 24, 2015 or (B) 5% of our common stock outstanding, in each case in this clause (ii), for a period of at least 45 consecutive days (the “Termination Date”), the Investor was entitled to designate an observer as outlined in the Securities Purchase Agreement, to attend all meetings of the board of directors and its committees, subject to certain exceptions. The Termination Date occurred on April 19, 2019, when Investor and its affiliates owned both (A) less than 75% of the shares of our common stock acquired on February 24, 2015 and (B) less than 5% of our common stock outstanding, for a period of 45 consecutive days.

Standstill. Until the Termination Date, and subject to certain exceptions as set forth in the Securities Purchase Agreement, the Investor and its affiliates were restricted from, among other things, acquiring additional shares of our common stock such that they beneficially owned more than 17.5% of our common stock outstanding without consent of the board of directors, proposing to enter into, directly or indirectly, any merger or business combination involving our Company, taking certain actions to seek control of our management, board of directors or policies, soliciting proxies with respect to our common stock, or joining a group for the purpose of acquiring, holding, voting or disposing of our common stock. These standstill restrictions would have immediately terminated in circumstances including, but not limited to, any public third-party proposal or announcement relating to a merger or business combination with our Company or certain third parties acquiring shares representing 15% or more of our common stock outstanding.

Right of Notice. Until the Termination Date, in the event that the board of directors initiated or participated in a process with respect to a transaction that would have resulted in a sale of substantially all the assets of our Company or would have resulted in a change of control of our Company, the Investor was entitled to notice of such process and to participate in such process on terms at least as favorable as the most favorable terms offered to any third party participating therein.

In addition, for the same period, we agreed not to enter into any agreement providing for a change of control, unless we notified the Investor in writing at least five business days before taking such action, and considered in good faith any offer or proposal made by the Investor within such period.

Right of First Offer. Until the Termination Date, we granted the Investor a right of first offer with respect to certain new issuances of our equity securities, as had our majority stockholder and other large stockholders with respect to sales of their shares of our common stock pursuant to a Right of First Offer Agreement. In general, we and the applicable stockholders were required to offer the Investor the right to purchase any shares of our common stock or other equity securities of our Company that we or such stockholders proposed to issue or sell, at a price we or the stockholders, as applicable, specified, and if the Investor declined to purchase such shares or other securities at such price, we or the stockholders could have issued or sold such securities to one or more third parties at a price no less than the price offered to the Investor. These rights of first offer were subject to the limitation on acquisitions of additional shares of common stock by the Investor under the standstill restrictions described above, and were also subject to certain other exceptions, including only applying to 50% of shares or other securities proposed to be sold by any stockholder in a registered offering or certain other similar forms of sales.

In connection with the Securities Purchase Agreement, we entered into an amendment of the Mercer Exchange Software as a Service Agreement, as amended to date, (the “Alliance Agreement”), with Mercer Health & Benefits LLC, an affiliate of the Investor (“Mercer Health”). The amendment to the Alliance Agreement, among other things, expanded certain terms and conditions of the existing relationship between our Company and Mercer Health. Revenue from Mercer was approximately $34.9 million for the year ended December 31, 2018. The Alliance Agreement was further amended on January 15, 2019, which, we believe will lead to a reduction in our revenue from the relationship, but will ultimately provide long-term opportunities for us to sell more broadly across the broker channel.

Procedures for Approval of Related Party Transactions

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving or ratifying any related party transaction reaching a certain threshold of significance. In the course of its review and approval or ratification of a related party transaction, the committee, among other things, considers, consistent with Item 404 of Regulation S-K, the following:

•	the nature and amount of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction; and

•	any other matters our audit committee deems appropriate.

Any member of our audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote regarding approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee consists of Messrs. Swad (Chair), Dennerline and Pelzer and Ms. White. A. Lanham Napier served on our compensation committee until he stepped down from the committee on January 15, 2019 when Ms. White joined. None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of another entity that has one or more executive officers serving on our board of directors or compensation committee. No interlocking relationship exists between any member of our board of directors or any member of the compensation committee (or other committee performing equivalent functions) of any other company.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws. We have not received any stockholder proposals for consideration at our Annual Meeting of Stockholders to be held May 31, 2019.

Under SEC Rule 14a-8, in order for a stockholder proposal to be included in our proxy solicitation materials for the 2020 Annual Meeting of Stockholders, it must be delivered to our principal executive offices located at 100 Benefitfocus Way, Charleston, South Carolina 29492 by December 21, 2019; provided, however, that if the date of the 2020 Annual Meeting of Stockholders is more than 30 days before or 60 days after May 31, 2020, notice by the stockholder must be delivered not later than the close of business no earlier than the 120th day prior to the 2020 Annual Meeting of Stockholders or the later of (1) the 90th day prior to the 2020 Annual Meeting of Stockholders or (2) the 10th day following the first public announcement of the date of the 2020 Annual Meeting of Stockholders.

Our bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination either by personal delivery or by U.S. certified mail, postage prepaid, to the Corporate Secretary (i) with respect to an election to be held at an annual meeting of stockholders, not more than 90 and not less than 60 days before the meeting at which directors are to be elected, and (ii) with respect to an election to be held at a special meeting of stockholders called for the purpose of the election of directors, not later than the close of business on the 10th business day following the date on which notice of such meeting is first given to stockholders. Stockholder notices must set forth the specific information as more fully described in our bylaws and in “Corporate Governance—Selection of Nominees for the board of directors”.

Management’s proxy holders for the 2020 Annual Meeting of Stockholders will have discretion to vote proxies given to them on any stockholder proposal of which our Company does not have notice prior to March 5, 2020.

HOUSEHOLDING MATTERS

The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability of Proxy Materials or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the Notice of Internet Availability may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Notice of Internet Availability and/or the proxy materials either now or in the future, please contact our Corporate Secretary either by calling 1-843-849-7476 or by mailing a request to Attn: Corporate Secretary, 100 Benefitfocus Way, Charleston, South Carolina 29492. Upon written or oral request to the Corporate Secretary, our Company will provide a separate copy of the Annual Report and this Proxy Statement and Notice. In addition, stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy statements may request to receive a single Notice of Internet Availability or a single copy of proxy statements in the future in the same manner as described above.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 as filed with the SEC is accessible free of charge on our website at www.benefitfocus.com under Company—Investors—Finances—Annual Meeting Materials. The Annual Report on Form 10-K contains audited consolidated balance sheets of our Company as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2018. You can request a copy of our Annual Report on Form 10-K free of charge by calling 1-843-849-7476 or sending an e-mail to ir@benefitfocus.com. Please include your contact information with the request.

OTHER MATTERS

Other than those matters set forth in this Proxy Statement, we do not know of any additional matters to be submitted at the meeting. If any other matters properly come before the Annual Meeting of Stockholders, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors recommends.

THE BOARD OF DIRECTORS

Dated: April 19, 2019

DIRECTIONS TO THE ANNUAL MEETING

Benefitfocus, Inc.

100 Benefitfocus Way

Charleston, South Carolina 29492

From the Airport

Follow the signs out of the airport to I-526 East. Follow I-526 East to Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Take your first left onto Benefitfocus Way. Once you turn left onto Benefitfocus Way, you will pass the Benefitfocus Design & Engineering Building on your right and continue straight to reach our principal executive offices at 100 Benefitfocus Way.

From Downtown Charleston

Go north on Meeting Street toward I-26. Follow the road under the overpass and bear left onto I-26 West. Take I-26 West to I-526 East. Continue on I-526 East and take Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Take your first left onto Benefitfocus Way. Once you turn left onto Benefitfocus Way, you will pass the Benefitfocus Design & Engineering Building on your right and continue straight to reach our principal executive offices at 100 Benefitfocus Way.

From South of Charleston

Take Highway 17 North to Charleston. When entering Charleston city limits, watch for sign: North Charleston 526E Right Lane. Stay in the right lane and continue on I-526 East. Follow I-526 East and take Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Take your first left onto Benefitfocus Way. Once you turn left onto Benefitfocus Way, you will pass the Benefitfocus Design & Engineering Building on your right and continue straight to reach our principal executive offices at 100 Benefitfocus Way.

From North of Charleston

Take Highway 17 South to Charleston. Turn right onto I-526 West. Take Exit 24 (Daniel Island). Turn right onto Island Park Drive. Turn Right onto River Landing Drive. Take your first left onto Fairchild Street. Take your first left onto Benefitfocus Way. Once you turn left onto Benefitfocus Way, you will pass the Benefitfocus Design & Engineering Building on your right and continue straight to reach our principal executive offices at 100 Benefitfocus Way.

From West of Charleston

Take I-26 East to Charleston. Exit onto I-526 East. Continue on I-526 East to Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Take your first left onto Benefitfocus Way. Once you turn left onto Benefitfocus Way, you will pass the Benefitfocus Design & Engineering Building on your right and continue straight to reach our principal executive offices at 100 Benefitfocus Way.

Annex A

BENEFITFOCUS, INC.

SECOND AMENDED AND RESTATED 2012 STOCK PLAN

Approved by the Board: April 15, 2019

Approved by the Stockholders: ●, 2019

1. Purpose. This Second Amended and Restated 2012 Stock Plan (the “Plan”) is intended to provide incentives:

(a) to employees of Benefitfocus, Inc., a Delaware corporation (the “Company”), or its parent (if any) or any of its present or future subsidiaries (collectively, “Related Corporations”), by providing them with opportunities to purchase Common Stock (as defined below) of the Company pursuant to options granted hereunder that qualify as “incentive stock options” (“ISOs”) under Section 422 of the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”);

(b) to directors, employees and consultants of the Company and Related Corporations by providing them with opportunities to purchase Common Stock of the Company pursuant to options granted hereunder that do not qualify as ISOs (Nonstatutory Stock Options, or “NSOs”);

(c) to employees and consultants of the Company and Related Corporations by providing them with bonus awards of Common Stock of the Company (“Stock Bonuses”); and

(d) to employees and consultants of the Company and Related Corporations by providing them with opportunities to make direct purchases of Common Stock of the Company (“Purchase Rights”); and

(e) to employees and consultants of the Company and Related Corporations by providing them with the right to receive, without payment to the Company, a number of shares of Common Stock, cash, or any combination thereof determined pursuant to a formula specified herein (“SARs”).

Both ISOs and NSOs are referred to hereafter individually as “Options,” and Options, Stock Bonuses, Purchase Rights and SARs are referred to hereafter collectively as “Stock Rights.” As used herein, the terms “parent” and “subsidiary” mean “parent corporation” and “subsidiary corporation,” respectively, as those terms are defined in Section 424 of the Code.

2. Administration of the Plan.

(a) The Plan shall be administered by (i) the Board of Directors of the Company (the “Board”) or (ii) a committee consisting of directors or other persons appointed by the Board (the “Committee”). The appointment of the members of, and the delegation of powers to, the Committee by the Board shall be consistent with applicable laws and regulations (including, without limitation, the Code, Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule thereto (“Rule 16b-3”), and any applicable state law (collectively, the “Applicable Laws”). Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws.

(b) Subject to ratification of the grant or authorization of each Stock Right by the Board (if so required by an Applicable Law), and subject to the terms of the Plan, the Committee, if so appointed, shall have the authority, in its discretion, to:

(i) determine the employees of the Company and Related Corporations (from among the class of employees eligible under Section 3 to receive ISOs) to whom ISOs may be granted, and to determine

(from among the classes of individuals and entities eligible under Section 3 to receive NSOs, Stock Bonuses, Purchase Rights and SARs) to whom NSOs, Stock Bonuses, Purchase Rights and SARs may be granted;

(ii) determine the time or times at which Options, Stock Bonuses, Purchase Rights or SARs may be granted (which may be based on performance criteria);

(iii) determine the number of shares of Common Stock subject to any Stock Right granted by the Committee;

(iv) determine the option price of shares subject to each Option, which price shall not be less than the minimum price specified in Section 6 hereof, as appropriate, the purchase price of shares subject to each Purchase Right and the exercise price of each SAR, and to determine the form of consideration to be paid to the Company for exercise of such Option or purchase of shares with respect to a Purchase Right;

(v) determine whether each Option granted shall be an ISO or NSO;

(vi) determine (subject to Sections 7 and 8 below) the time or times when each Option shall become exercisable, the duration of the Option exercise period, and the vesting schedule of Stock Rights other than Options, provided, however, that in any event the minimum vesting period for all Stock Rights granted under the Plan after the Effective Date will be at least twelve (12) months from the applicable date of grant such that no portion of any such Stock Right will vest or become exercisable prior to the first anniversary of the date of grant of such Stock Right;

(vii) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options, Stock Bonuses and Purchase Rights and the nature of such restrictions, if any;

(viii) approve forms of agreement for use under the Plan;

(ix) determine the Fair Market Value (as defined in Section 6(d) below) of a Stock Right or the Common Stock underlying a Stock Right;

(x) accelerate vesting on any Stock Right or to waive any forfeiture restrictions applicable thereto (notwithstanding the minimum vesting requirement set forth in Section 2(b)(vi) above), or to waive any other limitation or restriction with respect to a Stock Right;

(xi) modify or amend each Stock Right (subject to Section 8(d) of the Plan) including the discretionary authority to extend the post-termination exercisability period of Stock Rights longer than is otherwise provided for by terms of the Plan or the Stock Right;

(xii) construe and interpret the Plan and Stock Rights granted hereunder and prescribe and rescind rules and regulations relating to the Plan; and

(xiii) make all other determinations necessary or advisable for the administration of the Plan.

If the Committee determines to issue a NSO, it shall take whatever actions it deems necessary, under Section 422 of the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an ISO. The interpretation and construction by the Committee of any provisions of the Plan or of any Stock Right granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Right granted under it.

(c) The Committee may select one of its members as its chairman, and shall hold meetings at such times and places as it may determine. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it may deem necessary. The Committee shall have the power to act by written consent in lieu of a meeting and to meet telephonically. Acts by a majority of the Committee, approved in person at a meeting or in writing, shall be the valid acts of the Committee. All references in this Plan to the Committee shall mean the Board if no Committee has been appointed.

(d) Those provisions of the Plan that make express reference to Rule 16b-3 shall apply to the Company only at such time as the Company’s Common Stock is registered under the Exchange Act, and then only to such persons as are required to file reports under Section 16(a) of the Exchange Act (a “Reporting Person”).

(e) With respect to Stock Rights granted pursuant to written binding contracts in effect on November 2, 2017 and intended to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code (as in effect prior to the enactment of the Tax Cuts and Jobs Act), the Plan shall be administered by a committee consisting of two or more “outside directors” as determined under Section 162(m) of the Code (as in effect prior to the enactment of the Tax Cuts and Jobs Act).

3. Eligible Employees and Others.

(a) Eligibility. ISOs may be granted to any employee of the Company or any Related Corporation. Those officers of the Company who are not employees may not be granted ISOs under the Plan. NSOs, Stock Bonuses, Purchase Rights and SARs may be granted to any director, employee or consultant of the Company or any Related Corporation. Granting of any Stock Right to any individual or entity shall neither entitle that individual or entity to, nor disqualify him or her from, participation in any other grant of Stock Rights.

(b) Special Rule for Grant of Stock Rights to Reporting Persons. The selection of a director or an officer who is a Reporting Person (as the terms “director” and “officer” are defined for purposes of Rule 16b-3) as a recipient of a Stock Right, the timing of the Stock Right grant, the exercise price, if any, of the Stock Right and the number of shares subject to the Stock Right shall be determined either (i) by the Board or (ii) by a committee of the Board that is composed solely of two or more Non-Employee Directors having full authority to act in the matter. For the purposes of the Plan, a director shall be deemed to be a “Non-Employee Director” only if such person is defined as such under Rule 16b-3(b)(3), as interpreted from time to time.

(c) Annual Limitation for Employees. To the extent the Company is subject to Section 162(m) of the Code, no employee shall be eligible to be granted Stock Rights covering more than 1,000,000 shares of Common Stock during any calendar year. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 13 below.

4. Stock. The stock subject to Stock Rights shall be authorized but unissued shares of Common Stock of the Company, no par value per share, or such shares of the Company’s capital stock into which such class of shares may be converted pursuant to any reorganization, recapitalization, merger, consolidation or the like (the “Common Stock”), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares that may be issued pursuant to the Plan is 11,229,525 shares of Common Stock, less any shares issued or subject to outstanding Options under the Company’s Amended and Restated 2000 Stock Option Plan (the “2000 Plan”), subject to adjustment as provided herein. Any such shares may be issued as ISOs, NSOs or Stock Bonuses, or to persons or entities making purchases pursuant to Purchase Rights or exercises pursuant to SARs, so long as the number of shares so issued does not exceed such aggregate number, as adjusted. For avoidance of doubt, the maximum aggregate number of shares that may be issued pursuant to ISOs under the Plan is 11,229,525 shares of Common Stock, less any shares issued or subject to outstanding Options under the 2000 Plan, subject to adjustment as provided herein. To the extent that cash in lieu of shares of Common Stock is delivered upon the exercise of an SAR pursuant to Section 15, the Company shall be deemed, for purposes of applying the limitation on the number of shares, to have issued the greater of the number of shares of Common Stock which it was entitled to issue upon such exercise or on the exercise of any related Option. If any Option or SAR granted under the Plan or under the 2000 Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, or if the Company shall reacquire any shares issued pursuant to Stock Rights, the unpurchased shares subject to such Options and SARs and any shares so reacquired by the Company shall again be available for grants of Stock Rights under the Plan. Shares of Common Stock which are withheld to pay the exercise price of an Option and/or any related withholding obligations shall not be available for issuance under the Plan.

5. Granting of Stock Rights. Stock Rights may be granted under the Plan at any time after the Effective Date, as set forth in Section 16, and prior to 10 years thereafter. The date of grant of a Stock Right under the Plan will be the date specified by the Board or Committee at the time it grants the Stock Right; provided, however, that such date shall not be prior to the date on which the Board or Committee acts. The Board or Committee shall have the right, with the consent of the optionee, to convert an ISO granted under the Plan to an NSO pursuant to Section 17.

6. Minimum Price; ISO Limitations.

(a) The price per share specified in the agreement relating to each NSO, Stock Bonus, Purchase Right or SAR granted under the Plan shall be established by the Board or Committee, taking into account any noncash consideration to be received by the Company from the recipient of Stock Rights, provided, however, that with respect to NSOs and SARs, the exercise price per share specified in the agreement relating to each NSO and SAR granted under the Plan shall not be less than the Fair Market Value per share of the Common Stock on the date of such grant.

(b) The price per share specified in the agreement relating to each ISO granted under the Plan shall not be less than the Fair Market Value per share of the Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than 110% of the Fair Market Value per share of such Common Stock on the date of the grant.

(c) To the extent that the aggregate Fair Market Value (determined at the time an ISO is granted) of Common Stock for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any Related Corporation) exceeds $100,000; or such higher value as permitted under Code Section 422 at the time of determination, such Options will be treated as NSOs, provided that this Section shall have no force or effect to the extent that its inclusion in the Plan is not necessary for Options issued as ISOs to qualify as ISOs pursuant to Section 422 of the Code. The rule of this Section 6(c) shall be applied by taking Options in the order in which they were granted.

(d) “Fair Market Value” on any date means (i) if the Common Stock is readily tradable on an established securities market (as defined in Section 1.897-1(m) of the final regulations issued by the United States Department of the Treasury pursuant to the Code (the “Treasury Regulations”), the closing sales price of the Common Stock on the trading day immediately preceding such date on the securities exchange having the greatest volume of trading in the Common Stock during the thirty-day period preceding the day the value is to be determined or, if such exchange was not open for trading on such date, the next preceding date on which it was open; (ii) if the Common Stock is not traded on an established securities market (as defined in Section 1.897-1(m) of the Treasury Regulations), the fair market value as determined in good faith by the Board of the Committee by application of a reasonable valuation method consistently applied and taking into consideration all available information material to the value of the company; factors to be considered may include, as applicable, the value of tangible and intangible assets of the Company, the present value of future cash-flows of the Company, the market value of stock or equity interests in similar corporations which can be readily determined through objective means (such as through trading prices on an established securities market or an amount paid in an arm’s length private transaction), and other relevant factors such as control premiums or discounts for lack of marketability. This paragraph is intended to comply with the definition of “fair market value” contained in Section 1.409A-1(b)(5)(iv) of the Treasury Regulations, and will be interpreted consistently therewith.

7. Option Duration. Subject to earlier termination as provided in Sections 9 and 10, each Option shall expire on the date specified by the Board or Committee, but not more than:

(a) 10 years from the date of grant in the case of NSOs;

(b) 10 years from the date of grant in the case of ISOs generally; and

(c) five years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Related Corporation.

Subject to earlier termination as provided in Sections 9 and 10, the term of each ISO shall be the term set forth in the original instrument granting such ISO, except with respect to any part of such ISO that is converted into an NSO pursuant to Section 17.

8. Exercise of Options. Subject to the provisions of Section 9 through Section 12 of the Plan, each Option granted under the Plan shall be exercisable as follows:

(a) Options shall become exercisable in such installments as the Board or Committee may specify, subject to the limitations set forth in Section 2(b)(vi) above;

(b) once an installment becomes exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Board or Committee;

(c) each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable; and

(d) the Board or Committee shall have the right to accelerate the date of exercise of any installment of any Option, provided that the Board or Committee shall not accelerate the exercise date of any installment of any ISO granted to any employee (and not previously converted into an NSO pursuant to Section 17) without the prior consent of such employee if such acceleration would violate the annual vesting limitation contained in Section 422 of the Code, as described in Section 6(c).

9. Effect of Termination of Continuous Service. If a grantee’s Continuous Service (as defined below) to the Company and all Related Corporations ends for any reason other than by reason of death or disability as defined in Section 10, then unless otherwise specified in the instrument granting such Stock Right, the grantee shall have the continued right to exercise any Stock Right held by him or her, to the extent of the number of shares with respect to which he or she could have exercised it on the date of termination until the Stock Right’s specified expiration date; provided, however, in the event the grantee exercises any ISO after the date that is three months following the date of termination of such grantee’s employment, such ISO will automatically be converted into an NSO subject to the terms of the Plan. The Committee may provide in an award agreement that a grantee’s right to exercise a Stock Right will end immediately upon the date of termination of Continuous Service if such termination is For Cause (as defined below).

(a) As used herein, the term “Continuous Service” means the provision of services to the Company or a Related Corporation in any capacity of employee, director or consultant that is not interrupted or terminated. A grantee’s Continuous Service will be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the grantee provides services ceasing to be a Related Corporation. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence (as described below), (ii) transfers among the Company, any Related Corporation, or any successor in any capacity of employee, director or consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Corporation in any capacity of employee, director or consultant (provided, however that a change in status from an employee to consultant may cause an ISO to become an NSO under the Code). ISOs granted under the Plan shall not be affected by any change of employment within or among the Company and Related Corporations, so long as the optionee continues to be an employee of the Company or any Related Corporation.

(b) Continuous Service shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or other authorized personal leave) where there is a reasonable expectation that the grantee will return to provide services for the Company or a Related Corporation, and provided that the period of such leave does not exceed 90 days or, if longer, any period during which such grantee’s right to reemployment with the Company is guaranteed by statute or by contract.

NOTHING IN THE PLAN SHALL BE DEEMED TO GIVE ANY GRANTEE OF ANY STOCK RIGHT THE RIGHT TO BE RETAINED IN EMPLOYMENT OR OTHER SERVICE BY THE COMPANY OR ANY RELATED CORPORATION FOR ANY PERIOD OF TIME OR TO AFFECT THE AT-WILL NATURE OF ANY EMPLOYEE’S EMPLOYMENT.

10. Death; Disability.

(a) If a grantee’s Continuous Service ends by reason of death, or if a grantee dies within three months of the date his or her Continuous Service ends, any Stock Right held by him or her may be exercised to the extent of the number of shares with respect to which he or she could have exercised said Stock Right on the date of death, by his or her estate, personal representative or beneficiary who has acquired the Stock Right by will or by the laws of descent and distribution (the “Successor Grantee”), unless otherwise specified in the instrument granting such Stock Right, prior to the earlier of (i) one year after the date of termination or (ii) the Stock Right’s specified expiration date; provided, however, that a Successor Grantee shall be entitled to ISO treatment under Section 421 of the Code only if the deceased optionee would have been entitled to like treatment had he or she exercised such Option on the date of his or her death; and provided further in the event the Successor Grantee exercises an ISO after the date that is one year following the date of termination by reason of death, such ISO will automatically be converted into a NSO subject to the terms of the Plan.

(b) If a grantee ceases to be employed by the Company and all Related Corporations by reason of disability, he or she shall continue to have the right to exercise any Stock Right held by him or her on the date of termination until, unless otherwise specified in the instrument granting such Stock Right, the earlier of (i) one year after the date of termination or (ii) the Stock Right’s specified expiration date; provided, however, in the event the grantee exercises an ISO after the date that is one year following the date of termination by reason of disability, such ISO will automatically be converted into a NSO subject to the terms of the Plan. For the purposes of the Plan, the term “disability” shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code.

(c) The provisions of subsections (a) and (b) of this Section 10 regarding the exercise period of a Stock Right may be waived, extended or further limited, in the discretion of the Board or Committee, in an instrument granting a Stock Right that is not an ISO.

11. Transferability and Assignability of Stock Rights.

(a) Unless approved by the Committee, no ISO granted under this Plan shall be assignable or otherwise transferable by the optionee except by will or by the laws of descent and distribution. An ISO may be exercised during the lifetime of the optionee only by the optionee.

(b) Unless approved by the Committee, no NSO, Purchase Right or SAR may be transferable by the grantee except (i) to the grantee’s family members or (ii) by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. For purposes of the Plan, a grantee’s “family members” shall be deemed to consist of his or her spouse, parents, children, grandparents, grandchildren and any trusts created for the benefit of such individuals. A family member to whom any such Stock Right has been transferred pursuant to this Section 11(b) shall be hereinafter referred to as a “Permitted Transferee”. A Stock Right shall be transferred to a Permitted Transferee in accordance with the foregoing provisions, and subject to all the provisions of the Stock Right Agreement and this Plan, by the execution by the grantee and the transferee of an assignment in writing in such form approved by the Board or the Committee. The Company shall not be required to recognize the rights of a Permitted Transferee until such time as it receives a copy of the assignment from the grantee.

12. Terms and Conditions of Stock Rights. Stock Rights shall be evidenced by instruments (which need not be identical) in such forms as the Board or Committee may from time to time approve. Such instruments shall conform to the terms and conditions set forth in Sections 6 through 11 and Section 15 hereof and may contain such other provisions as the Board or Committee deems advisable that are not inconsistent with the Plan, including restrictions (or other conditions deemed by the Board or Committee to be in the best interests of the Company) applicable to the exercise of Options or to shares of Common Stock issuable upon exercise of Options. In granting any NSO, the Board or Committee may specify that such NSO shall be subject to the restrictions set forth herein with respect to ISOs, or to such other termination and cancellation provisions as the Board or Committee may determine. The Board or Committee may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

13. Adjustments. Upon the occurrence of any of the following events, the rights of a recipient of a Stock Right granted hereunder shall be adjusted as hereinafter provided, unless otherwise provided in the written agreement between the recipient and the Company relating to such Stock Right.

(a) If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue shares of Common Stock as a stock dividend on its outstanding Common Stock, then: (i) the number of shares of Common Stock available for issuance under Section 4 of this Plan will be appropriately adjusted, (ii) the number of shares of Common Stock deliverable upon the exercise of outstanding Stock Rights shall be appropriately increased or decreased proportionately, and (iii) appropriate adjustments shall be made in the purchase price (if any) per share to reflect such subdivision, combination or stock dividend.

(b) If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company’s assets or otherwise (an “Acquisition”), unless otherwise provided by the Board or Committee, in its sole discretion, the Board or Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”) shall, as to outstanding Stock Rights, make appropriate provision for the continuation of such Stock Rights by either assumption of such Stock Rights or by substitution of such Stock Rights with an equivalent award. For Stock Rights that are so assumed or substituted, in the event of a termination of grantee’s Continuous Service by the Company or its successor other than For Cause (as defined below) or by grantee for Good Reason (as defined below) within 60 days prior to and 180 days after an Acquisition, all Stock Rights held by such grantee shall become vested and immediately and fully exercisable and all forfeiture restrictions shall be waived. If the Board, the Committee, or the Successor Board does not make appropriate provisions for the continuation of such Stock Rights by either assumption or substitution, unless otherwise provided by the Board or Committee in its sole discretion, Stock Rights shall become vested and fully and immediately exercisable and all forfeiture restrictions shall be waived and all Stock Rights not exercised at the time of the closing of such Acquisition shall terminate notwithstanding anything to the contrary in Section 9 hereof.

For purposes of this Plan, “For Cause” shall mean the termination of a grantee’s status as an employee, a director or consultant (as applicable) for any of the following reasons, as determined by the Committee in its sole discretion; provided, that, with respect to an employee that is party to an agreement with the Company where a termination for cause is defined in such agreement, the definition in such agreement shall govern the determination under this Section 13: (i) a grantee who is a consultant and who commits a material breach of any consulting, noncompetition, confidentiality or similar agreement with the Company or a subsidiary, as determined under such agreement; (ii) a grantee who is an employee or a consultant and who is convicted (including a trial, plea of guilty or plea of nolo contendere) for committing an act of fraud, embezzlement, theft, or other act constituting a felony; (iii) a grantee who is an employee or a consultant and who willfully engages in gross misconduct or willfully violates a Company or a subsidiary policy in any material respect; (iv) a grantee who is an employee and who fails to follow the reasonable instructions of the Board or such grantee’s direct supervisor, which failure, if curable, is not cured within ten (10) days after notice to such grantee or, if cured, recurs within one hundred eighty (180) days; or (v) a grantee who is an employee and who commits a material breach of any noncompetition, confidentiality or similar agreement with the Company or a subsidiary, as determined under such agreement.

For purposes of this Plan, a termination for “Good Reason” shall mean the resignation of an employee within 30 days after the following actions: (i) without the express written consent of employee, the Company assigns duties which are materially inconsistent with employee’s position, duties and status; (ii) any action by the Company which results in a material diminution in the position, duties or status of employee or any transfer or proposed transfer of employee for any extended period to a location more than 35 miles away from such employees’ principal place of employment, except for a transfer or proposed transfer for strategic reallocations of the personnel reporting to employee; or (iii) the Company reduces the base annual salary of employee, as the same may hereafter be increased from time to time.

(c) In the event of a transaction, including without limitation, a recapitalization or reorganization of the Company (other than a transaction described in subsection (b) above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, an optionee or grantee upon exercising an a Stock Right shall be entitled to receive for the purchase price paid upon such exercise the securities he or she would have received if he or she had exercised the Stock Right immediately prior to such recapitalization or reorganization.

(d) In the event of the proposed dissolution or liquidation of the Company, each Stock Right will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Board or Committee.

(e) Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Right. No adjustments shall be made for dividends paid in cash or in property other than Common Stock of the Company.

(f) No fractional shares shall be issued under the Plan and any optionee who would otherwise be entitled to receive a fraction of a share upon exercise of a Stock Right shall receive from the Company cash in lieu of such fractional shares in an amount equal to the Fair Market Value of such fractional shares, as determined in the sole discretion of the Board or Committee.

(g) Upon the happening of any of the foregoing events described in subsections (a), (b) or (c) above, the class and aggregate number of shares set forth in Section 4 hereof that are subject to Stock Rights that previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described. The Board or Committee or the Successor Board shall determine the specific adjustments to be made under this Section 13 and, subject to Section 2, its determination shall be conclusive.

14. Means of Exercising Stock Rights; Settlement of Stock Rights in Shares of Company Stock.

(a) Except as otherwise provided in this Plan or the instrument evidencing the Stock Right, a Stock Right (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address to the attention of its President. Such notice shall identify the Stock Right being exercised and specify the number of shares as to which such Stock Right is being exercised, accompanied by full payment of the exercise price therefor, if any, payable as follows (a) in United States dollars in cash or by check, (b) at the discretion of the Board or Committee, by delivery of the grantee’s personal recourse note bearing interest payable not less than annually at a market rate that is no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code, (c) at the discretion of the Board or Committee, through the surrender of shares of Common Stock then issuable upon exercise of the Stock Right having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the Stock Right and/or any related withholding tax obligations, (d) at the discretion of the Board or the Committee, through the delivery of already-owned shares of Common Stock having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the Stock Right and/or any related withholding tax obligations, (e) at the discretion of the Board or Committee, delivery of a notice that the grantee has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Stock Right and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Stock Right exercise price, provided that payment of such proceeds is then made to the Company upon settlement of the sale, or (f) at the discretion of the Board or Committee, by any combination of (a), (b), (c), (d) or (e), or such other consideration and method of payment for the issuance of shares to the extent permitted by applicable law or the Plan. If the Board or Committee exercises its discretion to permit payment of the exercise price of an ISO by means of the methods set forth in clauses (b), (c), (d), (e) or (f) of the preceding sentence, the term of exercise shall be evidenced by the terms set forth in the written agreement evidencing the grant of the Stock Right. The shares of Common Stock delivered by a grantee pursuant to clause (d) above must have been held by grantee for a period of not less than one year prior to the exercise of the Stock Right, unless otherwise determined by the Board or the Committee.

(b) The holder of a Stock Right shall not have the rights of a stockholder with respect to the shares covered by the Stock Right until the Stock Right is exercised or settled (as applicable) and the shares with respect to such Stock Right are delivered (as evidenced by the issuance of a stock certificate for such shares, or in the Company’s sole discretion, in lieu of the issuance of a certificate, the making of appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No dividend or dividend equivalent will be paid on any unvested Stock Right, but the Board or Committee may provide in the instrument granting a Stock Right that dividends with respect to unvested portions of Stock Rights may be accrued and paid to the grantee if and when the shares with respect to such Stock Right are delivered. Except as permitted in the preceding sentence and as expressly provided above in Section 13 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date the shares with respect to such Stock Right are delivered.

(c) The Company shall not be required to issue or deliver any certificate for shares of Common Stock issued upon the exercise of any Stock Right granted hereunder or any portion thereof, prior to fulfillment of all of the following conditions:

(i) the admission of such shares to listing on all stock exchanges on which the Common Stock is listed, if any;

(ii) the completion of any registration or other qualification of such shares which the Board or Committee shall deem necessary or advisable under any federal or state law or under the rulings or regulations of the United States Securities and Exchange Commission (the “SEC”) or any other governmental regulatory body, or the determination by the Company, with the advice of legal counsel, that exemptions are available from such registration and qualification;

(iii) the obtaining of any approval or other clearance from any federal or state governmental agency or body which the Board or Committee shall determine to be necessary or advisable; and

(iv) the lapse of such reasonable period of time following the exercise of the Option as the Board or Committee from time to time may establish for reasons of administrative convenience.

(d) Stock certificates issued and delivered to grantees shall bear such restrictive legends as the Company shall deem necessary or advisable pursuant to applicable federal and state securities laws. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Common Stock pursuant to Stock Rights shall relieve the Company of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Company shall, however, use its commercially reasonable efforts to obtain all such approvals.

15. Stock Appreciation Rights. An SAR may be granted (a) with respect to any Option granted under this Plan, either concurrently with the grant of such Option or at such later time as determined by the Committee (as to all or any portion of the shares of Common Stock subject to the Option), or (b) alone, without reference to any related Option. Each SAR granted by the Committee under this Plan shall be subject to the following terms and conditions. Each SAR granted to any participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 13. In the case of an SAR granted with respect to an Option, the number of shares of Common Stock to which the SAR pertains shall be reduced in the same proportion that the holder of the Option exercises the related Option. The exercise price of an SAR will be determined by the Committee, in its discretion, at the date of grant but may not be less than 100% of the Fair Market Value of the shares of Common Stock subject thereto on the date of grant. Subject to the right of the Committee to deliver cash in lieu of shares of Common Stock (which, as it pertains to officers and directors of the Company, shall comply with all requirements of the Exchange Act), the number of shares of Common Stock which shall be issuable upon the exercise of an SAR shall be determined by dividing:

(a) the number of shares of Common Stock as to which the SAR is exercised multiplied by the amount of the appreciation in such shares (for this purpose, the “appreciation” shall be the amount by which the Fair Market Value of the shares of Common Stock subject to the SAR on the exercise date exceeds (1) in the case of an SAR related to an Option, the exercise price of the shares of Common Stock under the Option or (2) in the case of an SAR granted alone, without reference to a related Option, an amount which shall be determined by the Committee at the time of grant, subject to adjustment under Section 13); by

(b) the Fair Market Value of a share of Common Stock on the exercise date.

In lieu of issuing shares of Common Stock upon the exercise of a SAR, the Committee may elect to pay the holder of the SAR cash equal to the Fair Market Value on the exercise date of any or all of the shares which would otherwise be issuable. No fractional shares of Common Stock shall be issued upon the exercise of an SAR; instead, the holder of the SAR shall be entitled to receive a cash adjustment equal to the same fraction of the Fair Market Value of a share of Common Stock on the exercise date or to purchase the portion necessary to make a whole share at its Fair Market Value on the date of exercise. The exercise of an SAR related to an Option shall be permitted only to the extent that the Option is exercisable under Section 8 on the date of surrender. Any ISO surrendered pursuant to the provisions of this Section 15 shall be deemed to have been converted into a NSO immediately prior to such surrender.

16. Term and Amendment of Plan. This Plan was initially adopted by the Board on January 31, 2012 and was approved by the stockholders of the Company on November 8, 2012. The Board adopted an amendment to the Plan on August 26, 2013, which amendment was approved by the stockholders of the Company on September 13, 2013. The Board adopted Appendix A to this Plan on April 7, 2014, which Appendix A was approved by the stockholders of the Company on June 7, 2014. The Board adopted an amendment and restatement of the Plan on March 23, 2017, which amendment and restatement was approved by the stockholders of the Company on June 2, 2017. The Board approved the Second Amended and Restated Plan on April 15, 2019 (the “Effective Date”). The Plan shall continue in effect for a term of ten (10) years from the Effective Date unless sooner terminated, subject to the approval of the Second Amended and Restated Plan by the stockholders of the Company within twelve (12) months before or after the Effective Date. The expiration of the Plan will not have the effect of terminating any Stock Rights outstanding on such date, except as otherwise provided in the instrument granting such Stock Right. The Board may at any time amend, suspend or terminate the Plan in any respect at any time, subject to any approvals required under the Applicable Laws or any applicable securities exchange listing requirements, except that it may not, without the approval of the stockholders obtained within twelve (12) months before or after the Board adopts a resolution authorizing any of the following actions, do any of the following:

(a) increase the total number of shares that may be issued under the Plan (except by adjustment pursuant to Section 13);

(b) modify the provisions of Section 3 regarding eligibility for grants of ISOs;

(c) modify the provisions of Section 6(b) regarding the exercise price at which shares may be offered pursuant to ISOs (except by adjustment pursuant to Section 13);

(d) extend the expiration date of the Plan; or

(e) except as provided in Section 13 (including, without limitation, by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, or exchange of shares), amend a Stock Right granted under the Plan to reduce its exercise price per share, cancel and regrant a Stock Right with a lower exercise price per share than the original price per share of the cancelled Stock Right, or cancel any Stock Right in exchange for cash or the grant of replacement Stock Right with an exercise price that is less than the exercise price of the original Stock Right, essentially having the effect of a repricing.

Except as provided in Section 13(b) and this Section 16, in no event may action of the Board or stockholders adversely alter or impair the rights of a grantee, without his or her consent, under any Stock Right previously granted.

17. Conversion of ISOs into NSOs; Termination of ISOs. The Board or Committee, with the consent of any optionee, may in its discretion take such actions as may be necessary to convert an optionee’s ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into NSOs at any time prior to the expiration of such ISOs. These actions may include, but not be limited to, accelerating the exercisability, extending the exercise period or reducing the exercise price of the appropriate installments of optionee’s Options. At the time of such conversion, the Board or Committee (with the consent of the optionee) may impose these conditions on the exercise of the resulting NSOs as the Board or Committee in its discretion may determine, provided that the conditions shall not be inconsistent with the Plan. Nothing in the Plan shall be deemed to give any optionee the right to have such optionee’s ISOs converted into NSOs, and no conversion shall occur until and unless the Board or Committee takes appropriate action. The Board or Committee, with the consent of the optionee, may also terminate any portion of any ISO that has not been exercised at the time of termination.

18. Governmental Regulation. The Company’s obligation to sell and deliver shares of the Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

19. Withholding of Income Taxes.

(a) Upon the exercise of an NSO or SAR, the grant of a Stock Bonus or Purchase Right for less than the Fair Market Value of the Common Stock, the making of a Disqualifying Disposition (as defined in Section 20), or the vesting of restricted Common Stock acquired on the exercise of a Stock Right hereunder, the Company, in accordance with Section 3402(a) of the Code and any applicable state statute or regulation, may require the optionee, Stock Bonus or SAR recipient or purchaser to pay to the Company additional withholding taxes in respect of the amount that is considered compensation includable in such person’s gross income. With respect to (a) the exercise of an Option, (b) the grant of a Stock Bonus, (c) the grant of a Purchase Right of Common Stock for less than its Fair Market Value, (d) the vesting of restricted Common Stock acquired by exercising a Stock Right, or (e) the exercise of an SAR, the Committee in its discretion may condition such event on the payment by the optionee, Stock Bonus recipient or purchaser of any such additional withholding taxes.

(b) At the sole and absolute discretion of the Committee, the holder of Stock Rights may pay all or any part of the total estimated federal and state income tax liability arising out of the exercise or receipt of such Stock Rights, the making of a Disqualifying Disposition, or the vesting of restricted Common Stock acquired on the exercise of a Stock Right hereunder (each of the foregoing, a “Tax Event”) by tendering already-owned shares of Common Stock or (except in the case of a Disqualifying Disposition) by directing the Company to withhold shares of Common Stock otherwise to be transferred to the holder of such Stock Rights as a result of the exercise or receipt thereof in an amount equal to the estimated federal, state, and local income and payroll tax liability arising out of such event, provided that no more shares may be withheld than are necessary to satisfy the maximum federal, state, and local income and payroll tax withholding obligation with respect to the exercise of Stock Rights (or such lesser amount as may be necessary to avoid classification of the Stock Right as a liability for financial accounting purposes). In such event, the holder of Stock Rights must, however, notify the Committee of his or her desire to pay all or any part of the total estimated federal, state, and local income and payroll tax liability arising out of a Tax Event by tendering already-owned shares of Common Stock or having shares of Common Stock withheld prior to the date that the amount of federal, state, and local income and payroll tax to be withheld is to be determined. For purposes of this Section 19(b), shares of Common Stock shall be valued at their Fair Market Value on the date that the amount of the tax withholdings is to be determined.

20. Notice to Company of Disqualifying Disposition. Each employee who receives an ISO must agree to notify the Company in writing immediately after the employee makes a Disqualifying Disposition (as defined below) of any Common Stock acquired pursuant to the exercise of an ISO. A “Disqualifying Disposition” is any disposition (including any sale) of such Common Stock before either (a) two years after the date the employee was granted the ISO, or (b) one year after the date the employee acquired Common Stock by exercising the ISO. If the employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

21. Electronic Delivery. The Board may, in its sole discretion, decide to deliver any documents related to any Stock Rights granted under the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company or to request a recipient’s consent to participate in the Plan by electronic means. Each recipient of securities hereunder consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout such recipient’s Continuous Service with the Company and thereafter until withdrawn in writing by the recipient.

22. Data Privacy. The Board may, in its sole discretion, decide to collect, use and transfer, in electronic or other form, personal data as described in this Plan or any Stock Right for the exclusive purpose of implementing, administering and managing participation in the Plan. Each recipient of securities hereunder acknowledges that the Company holds certain personal information about the recipient, including, but not limited to, name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, details of all Stock Rights awarded, cancelled, exercised, vested or unvested, for the purpose of implementing, administering and managing the Plan (the “Data”). Each recipient of securities hereunder further acknowledges that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan and that these third parties may be located in jurisdictions that may have different data privacy laws and protections, and recipient authorizes such third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the recipient or the Company may elect to deposit any shares of Common Stock acquired upon any Stock Right.

23. Governing Law; Construction. The validity and construction of the Plan and the instruments evidencing Stock Rights shall be governed by the laws of the State of South Carolina. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.

24. Lock-up Agreement. Each recipient of securities hereunder agrees, in connection with the first registration with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, of the public sale of the Company’s Common Stock, not to sell, make any short sale of, loan, grant any option for the purchase of or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as the Company or the underwriters, as the case may be, shall specify. Each such recipient agrees that the Company may instruct its transfer agent to place stop-transfer notations in its records to enforce this Section 22. Each such recipient agrees to execute a form of agreement reflecting the foregoing restrictions as requested by the underwriters managing such offering.

25. Application of Code Section 409A. To the maximum extent possible, it is intended that the Plan and all awards made hereunder are, and shall be, exempt from or comply with the requirements of Section 409A of the Code, the Treasury Regulations and other guidance issued thereunder by the United States Department of the Treasury (whether issued before or after the Effective Date), and all state laws of similar effect (collectively, “Section 409A”), and that the Plan and all award agreements made hereunder shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the consequences described in Section 409A(a)(1) of the Code. In the event that any (i) provision of the Plan or an award agreement hereunder, (ii) award, payment, or transaction hereunder, or (iii) other action or arrangement contemplated by the provisions of the Plan is determined by the Committee to not be exempt from or comply with the applicable requirements of Section 409A, the Committee shall have the authority to take such actions and to make such changes to the Plan or an award agreement as the Committee deems necessary to comply with such requirements and/or preserve the intended tax treatment of the benefits provided with respect to any affected award, without the consent of any grantee. No payment that constitutes deferred compensation under Section 409A that would otherwise be made under the Plan or an award agreement upon a termination of Continuous Service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a grantee by Section 409A or any damages for failing to comply with Section 409A.

Appendix A

Additional Provisions Applicable to

Restricted Stock and Restricted Stock Unit Awards

This Appendix A to the BENEFITFOCUS, INC. SECOND AMENDED AND RESTATED 2012 STOCK PLAN (the “Stock Plan”) establishes authority and procedures for granting and administering Stock Rights as defined in the Stock Plan that are Restricted Stock or Restricted Stock Units, as defined below.

1. Coordination with Stock Plan. Provisions of the Stock Plan and terms defined in the Stock Plan (without regard to this Appendix) shall be applicable in this Appendix, except to the extent that this Appendix specifically provides otherwise.

2. Effective Date. This Appendix A was initially adopted by the Board on April 7, 2014 and by the stockholders of the Company on June 7, 2014. The Board approved the Second Amended and Restated Stock Plan, including Appendix A, on April 15, 2019 (the “Effective Date”) and it shall continue in effect for a term of ten (10) years from the Effective Date, subject to the approval of the stockholders of the Corporation.

3. Definitions. “Restricted Stock” is a type of Stock Bonus consisting of Common Stock that may be subject to vesting based on Continuous Service or the achievement of performance goals. A “Restricted Stock Unit” or “RSU” is a type of Stock Bonus that is a unit that is converted into one share of Common Stock of the Company at the time of payment and may be subject to vesting based on Continuous Service or the achievement of performance goals. Restricted Stock and RSUs are referred to collectively herein as “Restricted Stock Interests”. “Restricted Stock Interest Target” means the maximum number of Restricted Stock Interests that may be earned by an individual under an award. “Restricted Stock Interests Committee” shall initially be the Compensation Committee of the Company’s Board of Directors, which Compensation Committee currently consists entirely of outside directors within the meaning of Section 162(m) of the Code (as in effect prior to the enactment of the Tax Cuts and Jobs Act). In any event, the Restricted Stock Interests Committee shall consist of at least two outside directors of the Company who are also members of the Compensation Committee.

4. Administration of the Restricted Stock Interests. Awards of Restricted Stock Interests for individuals shall be granted and administered by the Committee; except that awards granted pursuant to written binding contracts in effect on November 2, 2017 and intended to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code (as in effect prior to the enactment of the Tax Cuts and Jobs Act) shall be granted and administered by the Restricted Stock Interests Committee. The Restricted Stock Interests Committee shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan and shall have authority and discretion to determine the terms and conditions of the awards granted to eligible employees (each a “Participant”).

5. Terms of Awards. No later than 90 days after the commencement of the applicable Performance Period, the Restricted Stock Interests Committee shall establish for each Participant to whom an award of Restricted Stock Interests is granted (i) Performance Goals (“Performance Goals”) for such fiscal year or such fiscal year and subsequent years (each, as set by the Restricted Stock Interests Committee, a “Performance Period”) and (ii) the Restricted Stock Interest Target that corresponds to the Performance Goals.

The Performance Goals upon which the payment or vesting of an award for a Participant may be based shall be limited to the following business measures, which may be applied with respect to the Company, any business unit, or, if applicable, any Participant, and which may be measured on an absolute or relative to a peer-group or other market measure basis:

•	corporate operating profit;

•	business unit operating profit;

•	revenue;

•	net revenue;

•	new business authorizations;

•	backlog;

•	customer cancellation rate;

•	total shareholder return;

•	stock price increase;

•	return on equity;

•	return on capital;

•	earnings per share;

•	gross profit;

•	adjusted gross profit (profit before depreciation and amortization expense, as well as stock-based compensation expense);

•	EBIT (earnings before interest and taxes);

•	EBITDA (earnings before interest, taxes, depreciation and amortization);

•

adjusted EBITDA (earnings before net interest and other expense, taxes, and depreciation and amortization expense, adjusted to eliminate stock-based compensation expense and expense related to the impairment of goodwill);

•	ongoing earnings;

•	cash flow (including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of costs of capital);

•	EVA (economic value added);

•	economic profit (net operating profit after tax, less a cost of capital charge);

•	SVA (shareholder value added);

•	net income (minimum);

•	net loss (maximum);

•	operating income;

•	pre-tax profit margin;

•	performance against business plan;

•	customer service;

•	corporate governance quotient or rating;

•	market share;

•	employee satisfaction;

•	safety;

•	employee engagement;

•	supplier diversity;

•	workforce diversity;

•	operating margins;

•	credit rating;

•	dividend payments;

•	expenses;

•	retained earnings;

•	completion of acquisitions, divestitures and corporate restructurings;

•	construction projects;

•	new technology, service or product development;

•	environmental efforts; and

•

individual goals based on objective business criteria underlying the goals listed above and which pertain to individual effort as to achievement of those goals or to one or more business criteria in the areas of litigation, human resources, information services, production, support services, facility development, government relations, market share or management.

Alternatively, the Restricted Stock Interests Committee may grant Restricted Stock Interests that are not conditioned upon the performance of a Performance Goal to Participants.

6. Limitation on Awards. The aggregate number of Restricted Stock Interests granted in awards to any Participant for any Performance Period shall not exceed 1,000,000. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 13 of the Plan.

7. Determination of Award. The Restricted Stock Interests Committee shall, promptly after the date on which the necessary financial or other information for a particular Performance Period becomes available, certify in writing whether any Performance Goal for a Participant has been achieved, and, if so, the highest Performance Goal that has been achieved, all in the manner required by Section 162(m) of the Code (to the extent applicable). If any Performance Goal has been achieved, the awards, determined for each Participant with reference to the Restricted Stock Interest Target that corresponds to the highest Performance Goal achieved, for such Performance Period shall have been earned except that the Restricted Stock Interests Committee may, in its sole discretion, reduce the amount of any award to reflect the Restricted Stock Interests Committee’s assessment of the Participant’s individual performance, or for any other reason. Such awards of RSUs shall be payable with shares of Common Stock of the Company by March 15 of the calendar year following the calendar year in which the Performance Period ends. Such awards of Restricted Stock shall become vested as of the end of the Performance Period. In the event a Participant terminates Continuous Service with the Company for any reason, including without limitation death or disability, prior to the payment of an RSU award or the vesting of Restricted Stock, the Participant shall not be entitled to payment or vesting of the award, unless otherwise determined by the Restricted Stock Interests Committee in its sole discretion.

8. Additional Terms with Respect to Restricted Stock Interests. For the avoidance of doubt, the minimum vesting period for any award of Restricted Stock Interests granted under the Plan after the Effective Date will be at least twelve (12) months from the applicable date of grant such that no portion of any such award of Restricted Stock Interests will vest prior to the first anniversary of the date of grant of such award. In addition, the recipient of an award of Restricted Stock Interests under this Appendix shall not have the rights of a stockholder with respect to the shares covered by such award until the award vests and is settled and the shares with respect to such award are delivered (as evidenced by the issuance of a stock certificate for such shares, or in the Company’s sole discretion, in lieu of the issuance of a certificate, the making of appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No dividend or dividend equivalent will be paid on any unvested award of Restricted Stock Interests, but the Board or Committee may provide in the instrument granting an award of Restricted Stock Interests that dividends with respect to unvested portions of the award may be accrued and paid to the grantee if and when the shares with respect to such award are delivered. Except as permitted in the preceding sentence and as expressly provided in Section 13 of the Plan with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date the shares with respect to such award are delivered.

9. Termination and Amendment. This Appendix shall continue in effect until terminated by the Board or the Restricted Stock Interests Committee. The Restricted Stock Interests Committee may at any time amend or otherwise modify the Appendix in such respects as it deems advisable; provided, however, that as to awards granted pursuant to written binding contracts in effect on November 2, 2017 and intended to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code (as in effect prior to the enactment of the Tax Cuts and Jobs Act) no such amendment or modification may be effective without Board approval or Company stockholder approval if such approval is necessary to comply with the requirements for qualified performance-based compensation under Section 162(m) of the Code (as in effect prior to the enactment of the Tax Cuts and Jobs Act).

Annex B

Reconciliation of GAAP and Non-GAAP Measures

The Company refers to certain non-GAAP financial measures in this Proxy Statement, including non-GAAP net loss, net loss per common share, and adjusted EBITDA. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Non-GAAP net loss and net loss per share exclude stock-based compensation expenses, amortization of acquisition-related intangible assets, transaction and acquisition-related costs expensed, if any, and costs not core to our business, if any. We define adjusted EBITDA as net income (or loss) before net interest, taxes, and depreciation and amortization expense, adjusted to eliminate stock-based compensation expense, expense related to the impairment of goodwill and intangible assets, transaction and acquisition-related costs expensed and costs not core to our business. Beginning in the fourth quarter of 2018, we revised our definition of adjusted EBITDA to also exclude acquisition-related costs expensed. The revision to the definition of adjusted EBITDA had no material impact on our reported adjusted EBITDA for the three months and year ended December 31, 2018 or prior periods. Please note that other companies might define their non-GAAP financial measures differently than we do.

The Company presents these non-GAAP financial measures in this Proxy Statement because it considers them to be important supplemental measures of performance. Management uses these non-GAAP financial measures for planning purposes, including analysis of the Company’s performance against prior periods, the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management believes that these non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance.

Non-GAAP financial measures have limitations as an analytical tool. Investors are encouraged to review the reconciliation of the non-GAAP measures to their most directly comparable GAAP measures provided in this Proxy Statement, including where applicable in the accompanying tables.

B-1

Benefitfocus, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(unaudited, dollars in thousands except share and per share data)

	Year Ended December 31,
	2018	2017
Reconciliation from Gross Profit to Non-GAAP Gross Profit:
Gross profit	$129,444	$109,460
Amortization of acquired intangible assets	81	141
Stock-based compensation expense	5,164	2,508

Total net adjustments	5,245	2,649

Non-GAAP gross profit	$134,689	$112,109

Reconciliation from Operating Loss to Non-GAAP Operating Income (Loss):
Operating loss	$(39,699)	$(37,940)
Amortization of acquired intangible assets	150	258
Stock-based compensation expense	28,868	16,137
Transaction costs expensed	507	—
Costs not core to our business	4,843	1,058

Total net adjustments	34,368	17,453

Non-GAAP operating income (loss)	$(5,331)	$(20,487)

Reconciliation from Net Loss to Adjusted EBITDA:
Net loss	$(52,627)	$(50,294)
Depreciation	11,721	12,391
Amortization of software development costs	3,944	3,257
Amortization of acquired intangible assets	150	258
Interest income	(250)	(182)
Interest expense on building lease financing obligations	7,471	7,450
Interest expense on other borrowings	5,685	4,931
Income tax expense	28	15
Stock-based compensation expense	28,868	16,137
Transaction costs expensed	507	—
Costs not core to our business	4,843	1,058

Total net adjustments	62,967	45,315

Adjusted EBITDA	$10,340	$(4,979)

Reconciliation from Net Loss to Non-GAAP Net Income (Loss):
Net loss	$(52,627)	$(50,294)
Amortization of acquired intangible assets	150	258
Stock-based compensation expense	28,868	16,137
Transaction costs expensed	507	—
Costs not core to our business	4,843	1,058

Total net adjustments	34,368	17,453

Non-GAAP net income (loss)	$(18,259)	$(32,841)

Calculation of Non-GAAP Earnings Per Share:
Non-GAAP net income (loss)	$(18,259)	$(32,841)
Weighted average shares outstanding—basic and diluted	31,756,415	31,052,378

Shares used in computing non-GAAP net income (loss) per share—basic	31,756,415	31,052,378
Shares used in computing non-GAAP net income (loss) per share—diluted	31,756,415	31,052,378

Non-GAAP net income (loss) per common share—basic	$(0.57)	$(1.06)

Non-GAAP net income (loss) per common share—diluted	$(0.57)	$(1.06)

B-2

BENEFITFOCUS, INC.

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.

P.O. BOX 1342

BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 30, 2019, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 30, 2019, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E73310-P24182                                 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BENEFITFOCUS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors

Nominees:
	01) Douglas A. Dennerline 02) Francis J. Pelzer V 03) Ana M. White						For	Against	Abstain

The Board of Directors recommends you vote FOR proposals 2, 3 and 5 and 1 YEAR for proposal 4:		For	Against	Abstain	5. Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of Benefitfocus, Inc. for the year ending December 31, 2019.		☐	☐	☐
2.	Approval of the Benefitfocus, Inc. Second Amended and Restated 2012 Stock Plan.	☐	☐	☐

NOTE: In his discretion, the proxy is authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy, when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposal 1, FOR proposal 2, FOR proposal 3, 1 YEAR for proposal 4 and FOR proposal 5.

3.	Approval, on an advisory basis, of Benefitfocus, Inc.’s 2018 named executive officer compensation.	☐	☐	☐
	1 Year	2 Years	3 Years	Abstain

4.	Approval, on an advisory basis, of the frequency of future stockholder advisory votes on named executive officer compensation. ☐	☐	☐	☐

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting of Stockholders and Proxy Statement, 2018 Annual Report and Annual Report on Form 10-K are available at www.proxyvote.com.

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E73311-P24182

BENEFITFOCUS, INC.

Annual Meeting of Stockholders

May 31, 2019 9:00 AM EDT

This proxy is solicited by the Board of Directors

The undersigned stockholder of Benefitfocus, Inc. acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 19, 2019. The undersigned stockholder also appoints Mason R. Holland, Jr., with full power of substitution and power to act alone, as proxy to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Benefitfocus, Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on May 31, 2019, at the Benefitfocus, Inc. principal executive offices located at 100 Benefitfocus Way, Charleston, South Carolina 29492, and any adjournment or postponement thereof.

Continued and to be signed on reverse side